     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 1997



                                                      REGISTRATION NO. 333-32371

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                STAFFMARK, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                7363                              71-0788538
 (State or other jurisdiction          (Primary Standard Industrial               (I.R.S. employer
      of incorporation or               Classification Code Number)              identification no.)
          organization)

                             302 EAST MILLSAP ROAD
                          FAYETTEVILLE, ARKANSAS 72703
                                 (501) 973-6000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                            GORDON Y. ALLISON, ESQ.
                  EXECUTIVE VICE PRESIDENT -- GENERAL COUNSEL
                                STAFFMARK, INC.
                             302 EAST MILLSAP ROAD
                          FAYETTEVILLE, ARKANSAS 72703
                                 (501) 973-6000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                        Copies of all correspondence to:

          C. DOUGLAS BUFORD, JR., ESQ.                               GLENN W. STURM, ESQ.
           FRED M. PERKINS III, ESQ.                                 JON H. KLAPPER, ESQ.
           WRIGHT, LINDSEY & JENNINGS                     NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.
          200 WEST CAPITOL, SUITE 2200                      999 PEACHTREE STREET, N.E., SUITE 1400
          LITTLE ROCK, ARKANSAS 72201                               ATLANTA, GEORGIA 30309
                 (501) 371-0808                                         (404) 817-6000
              (501) 376-9442 (FAX)                                   (404) 817-6050 (FAX)

                             ---------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE OR JURISDICTION.


                  SUBJECT TO COMPLETION, DATED AUGUST 6, 1997


PROSPECTUS

                                3,500,000 SHARES
                             [STAFFMARK, INC. LOGO]

                                  COMMON STOCK

     Of the 3,500,000 shares of common stock, par value $0.01 per share (the "Common Stock") offered hereby (the "Offering"), 3,215,000 shares are being sold by StaffMark, Inc. (the "Company") and 285,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.


     The Common Stock is traded on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "STAF." On August 5, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $26.88 per share. See "Price Range of Common Stock and Dividend Policy."


     SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

====================================================================================================================
                                                                                                   PROCEEDS TO
                                PRICE TO             UNDERWRITING           PROCEEDS TO              SELLING
                                 PUBLIC              DISCOUNT(1)             COMPANY(2)            STOCKHOLDERS
--------------------------------------------------------------------------------------------------------------------
Per Share...............           $                      $                      $                      $
------------------------------------------------------------------------------------------------------------------
Total(3)................           $                      $                      $                      $
==================================================================================================================

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated offering expenses of $2,000,000 payable by the Company.

(3) The Company has granted the Underwriters a 30-day over-allotment option to purchase up to 525,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such shares are purchased by the
    Underwriters, the total Price to Public will be $          , the total
    Underwriting Discount will be $          , the total Proceeds to Company
    will be $          , and the total Proceeds to Selling Stockholders will be
    $          . See "Principal and Selling Stockholders" and "Underwriting."
                             ---------------------

     The shares of Common Stock are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject orders in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that certificates for the shares of Common Stock will be
available for delivery on or about                , 1997.
                             ---------------------

                                     LOGOS
                                            , 1997

                       [INSIDE FRONT PAGE OF PROSPECTUS]


The Inside Front Cover Page of the Prospectus contains a map of the Company's operating regions, including states in which the Company operates and a chart showing growth in the number of branch offices from 1993 to June 30, 1997.


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the pro forma and historical financial statements and the related notes thereto appearing elsewhere in this Prospectus. Prospective investors should carefully consider the matters set forth under "Risk Factors" herein. All references to the "Company" or "StaffMark" refer to StaffMark, Inc. and where appropriate, its subsidiaries and their respective operations and include the Company's predecessors. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriter's over-allotment option or options granted or reserved under the Company's 1996 Stock Option Plan. Industry information used in this Prospectus was obtained from industry publications that the Company believes to be reliable, but such information has not been independently verified.


                                  THE COMPANY


     StaffMark is a leading provider of diversified staffing, professional and consulting services to businesses, professional and service organizations, medical niches and governmental agencies. The Company offers these services through over 160 branches located in 21 states, Canada and the United Kingdom. Since the Company's initial public offering in October 1996 (the "Initial Public Offering"), the Company has grown both internally and through the acquisition of 15 additional staffing and professional service companies with 68 branches and 1996 revenues of approximately $168.4 million. The Company believes that this balance of internal growth and selective acquisitions will best allow the Company to capitalize on its growth opportunities. For the year ended December 31, 1996 and the six months ended June 30, 1997, the Company's combined revenues and operating income were $198.4 million and $11.2 million, and $160.0 million and $9.7 million, respectively.



     The Company's services are provided through three divisions: Commercial, Professional and Information Technology ("Professional/IT") and Specialty Medical. The Commercial division provides clerical and light industrial staffing services and generated approximately 88.1% and 76.4% of the Company's combined revenues for the year ended December 31, 1996 and for the six months ended June 30, 1997, respectively. The Professional/IT division provides information technology staffing, consulting and support services, as well as professional and technical services and generated 4.5% and 16.8% of the Company's combined revenues for the year ended December 31, 1996 and for the six months ended June 30, 1997, respectively. The Specialty Medical division provides clinical trial support services, medical office staffing, physical and occupational therapists and speech pathologists and generated 7.4% and 6.8% of the Company's combined revenues for the year ended December 31, 1996 and for the six months ended June 30, 1997, respectively.


     The Company's operating strategy is to continue to: (i) develop long-term relationships with its customers as a primary provider of quality, customized and diversified staffing and professional services; (ii) adopt on a Company-wide basis the best practices, policies and procedures of existing StaffMark operations and newly acquired companies; (iii) increase operating efficiencies and provide a strong level of corporate support by combining a number of general and administrative functions at the corporate level and by reducing or eliminating redundant functions; and (iv) maintain a decentralized entrepreneurial environment that rewards performance and attracts and retains self-motivated, achievement-oriented individuals.


     The Company's internal growth strategy consists of the following key components: (i) focusing on further penetration in existing geographic markets by continuing to provide high-quality services, by enhancing and expanding new services and by spinning off new branch offices; (ii) expanding and cross-developing the Professional/IT and Specialty Medical services offered by the Company and increasing the percentage of revenues and gross profits derived from these divisions; and (iii) increasing Vendor-on-Premises ("VOP") relationships which the Company believes provide a more stable source of revenues and attractive operating profits. The Company believes that it is successfully implementing its internal growth strategy as each of its three operating divisions achieved growth rates in excess of 20% for the six months ended June 30, 1997 as compared to the same period in 1996.


     The Company's acquisition strategy is to acquire and integrate independent staffing and professional service companies with strong management, profitable operating results and recognized local and regional presence. The Company pursues acquisitions that expand the geographic scope of its operations, increase its penetration of existing markets, offer complementary services and expand the percentage of revenues generated by the Professional/IT and Specialty Medical divisions.



     Since the Initial Public Offering in October 1996, the Company has implemented this strategy and completed 15 acquisitions (the "Post-IPO Acquisitions"). Certain information related to such acquisitions is summarized in the following table:



                                         1996
                        DATE OF        REVENUES         BRANCHES
ACQUIRED COMPANY(1)   ACQUISITION  (IN MILLIONS)(2)     ACQUIRED        HEADQUARTERS           SERVICES PROVIDED
-------------------   -----------  -----------------   ----------   --------------------  ---------------------------
Technology Source..   Nov. 1996         $  6.8              1       St. Louis, MO         Professional/IT
Advantage........     Dec. 1996            3.6              2       Spartanburg, SC       Commercial
Tom Bain.........     Dec. 1996            3.6              1       Brentwood, TN         Commercial, Professional/IT
Advance..........     Feb. 1997            6.3              1       Memphis, TN           Commercial
MRIC.............     Feb. 1997            2.5              2       Vancouver, BC         Specialty Medical
Flexible.........     Mar. 1997           49.3             40       Fort Wayne, IN        Commercial, Professional/IT
Global...........     Apr. 1997           17.2              1       Walnut Creek, CA      Professional/IT
Lindenberg.......     Apr. 1997           18.0              4       St. Louis, MO         Professional/IT
TPS/Furr.........     May 1997             4.5              1       Monroe, NC            Commercial
HR Alternatives...    Jun. 1997            8.4              8       Kingsport, TN         Commercial
Kleven...........     Jun. 1997            5.0              1       Lexington, MA         Professional/IT, Commercial
Sterling.........     Jun. 1997           19.0              2       Phoenix, AZ           Commercial, Professional/IT
Baker Street.....     Jul. 1997           11.0              1       Houston, TX           Professional/IT, Commercial
Temp Technology..     Jul. 1997            7.5              2       Portland, OR          Commercial
EBS..............     Aug. 1997            5.7              1       Dallas/Ft. Worth, TX  Professional/IT
                                       -------             --
  Total..........                       $168.4             68
                                       =======             ==


---------------


(1) See "Business -- Post-IPO Acquisitions" for the full legal name of the acquired companies.



(2) The revenue amounts presented in the table are for the fiscal year ended December 31, 1996 for all of the referenced entities, other than with respect to Baker Street which is for the 12 months ended May 31, 1997 and EBS which is for the 12 months ended June 30, 1997. The acquisition of Baker Street will be accounted for as a pooling-of-interests, while all other acquisitions have been accounted for as purchases. The revenues for 1996 were not audited except for Flexible, Global and Lindenberg. Substantially all of the 1996 revenues represent a period of time when the companies were operating independently from the Company and, thus, are not included in the Company's 1996 revenues. See "Business -- Post-IPO Acquisitions."


     The staffing industry has grown rapidly in recent years as companies have utilized supplemental employees to control personnel costs and to meet specialized or fluctuating personnel needs. According to the National Association of Temporary and Staffing Services, the U.S. market for staffing services grew at a compound annual growth rate of approximately 18% from $20.4 billion in revenues in 1991 to $47.1 billion in 1996. Furthermore, according to Staffing Industry Report, revenues from the domestic information technology sector in 1996 are estimated to have been $12.0 billion, and grew at a compound annual rate of approximately 20% over the past five years. The Company believes the staffing industry is highly fragmented with over 6,000 staffing companies and 2,500 Professional/IT companies. Although the industry is experiencing increasing consolidation, largely in response to opportunities to provide comprehensive supplemental staffing solutions to regional and national accounts, the Company believes that there are numerous attractive acquisition targets available.

     The Company maintains its principal executive offices at 302 East Millsap Road, Fayetteville, Arkansas 72703. Its telephone number is (501) 973-6000. The Company maintains various sites on the Internet's world wide web. Information contained in the Company's world wide web sites shall not be deemed to be part of this Prospectus.

                              RECENT DEVELOPMENTS



     The Company acquired Temp Technology, Inc. ("Temp Technology") on July 31, 1997. Through two offices located in the Portland, Oregon area, Temp Technology provides electronics assembly, light industrial, office/clerical, and information technology staffing services. Temp Technology had 1996 revenues of approximately $7.5 million and operates in the Commercial division.



     The Company acquired Expert Business Systems, Incorporated ("EBS") on August 4, 1997. EBS, located in the Dallas/Fort Worth metropolitan area provides information technology services, specializing in help desk support, distributed services and application developments. EBS has developed a model for providing information technology outsourcing services to a variety of businesses. EBS, which had revenues for the 12 months ended June 30, 1997 of approximately $5.7 million, operates in the Professional/IT division.


                                  THE OFFERING


Common Stock offered by the Company.................  3,215,000 shares
Common Stock offered by the Selling Stockholders....  285,000 shares
Common Stock to be outstanding after the              18,134,296 shares
  offering(1).......................................
Use of proceeds by the Company......................  To repay certain debt and for working capital and general corporate purposes
                                                      including future acquisitions. See "Use
                                                      of Proceeds."
Nasdaq National Market symbol.......................  STAF


---------------

(1) Excludes approximately 1,265,000 shares of Common Stock reserved for issuance upon exercise of outstanding options and 435,000 shares reserved for future option grants under the Company's stock option plan and 300,000 shares reserved for issuance under the Company's Employee Stock Purchase Plan. See "Management -- 1996 Stock Option Plan" and "-- Employee Stock Purchase Plan."

                             SUMMARY FINANCIAL DATA


     StaffMark acquired in separate transactions (the "Mergers"), simultaneously with the closing of the Initial Public Offering, the Founding Companies (defined below). Pursuant to the requirements of the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 97, which was issued and became effective July 31, 1996, Brewer Personnel Services, Inc. ("Brewer") was designated, for financial reporting purposes, as the acquirer of Prostaff Personnel, Inc. and its related entities ("Prostaff"), Maxwell Staffing, Inc. and its related entities ("Maxwell"), HRA, Inc. ("HRA"); First Choice Staffing, Inc. ("First Choice"); and Blethen Temporaries, Inc. and its related entities ("Blethen") (collectively, the "Other Founding Companies" and together with Brewer, the "Founding Companies"). Accordingly, the primary financial information presented below relates to Brewer through the date of the Initial Public Offering and to StaffMark on a consolidated basis for all periods subsequent to the Initial Public Offering. The Summary Financial Data should be read in conjunction with the Company's consolidated financial statements and the related notes thereto appearing elsewhere in this Prospectus as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" which includes a presentation and discussion of the results of operations on a combined basis for the three years ended December 31, 1996 and for the six months ended June 30, 1997. For a discussion of pro forma operating results, see the StaffMark, Inc. Unaudited Pro Forma Financial Statements and the related notes thereto appearing elsewhere in this Prospectus.


                                                                                                      SIX MONTHS
                                                                YEARS ENDED DECEMBER 31,            ENDED JUNE 30,
                                                              ----------------------------        -------------------
                                                               1994      1995       1996            1996       1997
                                                              -------   -------   --------        --------   --------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Revenues..................................................  $27,894   $43,874   $104,476        $ 30,556   $159,987
  Cost of services..........................................   22,906    35,115     81,607          24,028    124,515
                                                              -------   -------   --------        --------   --------
  Gross profit..............................................    4,988     8,759     22,869           6,528     35,472
  Operating expenses:
    Selling, general and administrative.....................    3,483     5,804     14,623           4,445     24,006
    Depreciation and amortization...........................      256       591      1,374             566      1,749
                                                              -------   -------   --------        --------   --------
  Operating income..........................................    1,249     2,364      6,872           1,517      9,717
  Interest expense..........................................       92       801      1,376             880        507
  Net income................................................    1,177     1,587      4,023             634      5,583
PRO FORMA:(1)
  Revenues(2)...............................................                      $266,074        $123,432   $173,298
  Operating income(3).......................................                        13,887           5,049     10,210
  Net income(3)(4)..........................................                         6,664           2,067      5,668
  Primary net income per share..............................                      $   0.64        $   0.23   $   0.39
  Fully diluted net income per share........................                      $   0.64        $   0.23   $   0.38
  Primary weighted average shares outstanding...............                        10,444           9,174     14,562
  Fully diluted weighted average shares outstanding.........                        10,444           9,174     14,816


                                                                                                AS OF JUNE 30, 1997
                                                                                               ----------------------
                                                                                                              AS
                                                                                                ACTUAL    ADJUSTED(5)
                                                                                               --------   -----------
BALANCE SHEET DATA:
  Working capital......................................................................        $ 24,088    $ 60,833
  Total assets.........................................................................         141,908     178,653
  Long-term debt.......................................................................          43,430          --
  Stockholders' equity.................................................................          75,475     155,650


---------------

(1) See the StaffMark, Inc. Unaudited Pro Forma Financial Statements and the related notes thereto appearing elsewhere in this Prospectus for information relating to the pro forma results of operations for the year ended December 31, 1996 and the six months ended June 30, 1997 and 1996.

(2) Adjusted to reflect: (i) Brewer's October 1996 acquisition of the Other Founding Companies; (ii) Brewer's February 1996 acquisition of On Call Employment Services, Inc. ("On Call"); (iii) StaffMark's March 1997 acquisition of Flexible Personnel, Inc., Great Lakes Search Associates, Inc. and HR America, Inc. (collectively "Flexible"); and (iv) StaffMark's April 1997 acquisition of Global Dynamics, Inc. ("Global"), as if such acquisitions had occurred at the beginning of the periods presented.


(3) Adjusted to reflect: (i) the acquisitions discussed in Note 2 above; (ii) the adjustment to compensation expense for the difference between historical compensation paid to certain previous owners of the Founding Companies, Flexible and Global and the employment contract compensation negotiated in conjunction with the Mergers and the respective acquisitions (the "Compensation Differential"); and (iii) the amortization expense relating to the intangible assets recorded in conjunction with the acquisitions discussed in Note 2 above.


(4) Gives effect to certain tax adjustments related to the taxation of certain Founding Companies, Flexible and Global as S Corporations prior to the consummation of the acquisitions discussed in Note 2 above and the tax impact of the Compensation Differential. Pro forma income tax expense is based upon a combined effective tax rate of 39%, adjusted for the impact of nondeductible goodwill amortization.


(5) Adjusted for the sale of 3,215,000 shares of common stock of the Company offered hereby at an assumed public offering price of $26.88 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered by this Prospectus involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby.


     ABILITY TO ACHIEVE AND MANAGE GROWTH; ACQUISITION RISKS. The Company has experienced significant growth, principally through acquisitions, internal growth and opening new offices. There can be no assurance that the Company will be able to expand its market presence in its current locations or successfully enter other markets through acquisitions or the opening of new offices. The Company's ability to continue its growth and profitability will depend on a number of factors, including the availability of capital to fund acquisitions, existing and emerging competition, the ability to maintain sufficient profit margins despite pricing pressures and the strength of demand for temporary associates, consultants and professionals in the Company's markets. The Company must also manage costs in a changing regulatory environment, adapt its infrastructure and systems to accommodate growth and recruit and train additional qualified personnel. Additionally, there can be no assurance that the Company will be able to successfully identify suitable acquisition candidates (particularly Professional/IT and Specialty Medical candidates), complete acquisitions or integrate acquired businesses into its operations. Once integrated, acquisitions may not achieve acceptable levels of revenue or profitability or otherwise perform as expected. Acquisitions also involve special risks, including risks associated with unanticipated problems, liabilities and contingencies, diversion of management attention and possible adverse effects on earnings resulting from increased goodwill amortization, increased interest costs, the issuance of additional securities and difficulties related to the integration of the acquired business. The Company is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Internal Growth Strategy" and "-- Acquisition and Integration Strategy."


     EFFECT OF FLUCTUATIONS IN THE GENERAL ECONOMY. Demand for the Company's staffing services is significantly affected by the general level of economic activity and unemployment in the United States. When economic activity increases, temporary employees are often added before full-time employees are hired. However, as economic activity slows, many companies reduce their utilization of temporary employees prior to undertaking layoffs of full-time employees. In addition, the Company may experience more competitive pricing pressure during periods of economic downturn. Therefore, any economic downturn could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     FLUCTUATIONS IN OPERATING RESULTS; FLUCTUATIONS IN QUARTERLY RESULTS. The Company's operating results have fluctuated in the past and will fluctuate in the future based on many factors. These factors include, among others, changes in the regulatory environment, failure to adequately integrate acquired companies, fluctuations in the general economy, increased competition, the opening of new branch offices, changes in operating expenses, expenses related to acquisitions, and the potential adverse effect of acquisitions. Due to these and any unforeseen factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such an event, the price of the Common Stock would likely be materially adversely affected. In view of the Company's recent significant growth, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. Because the Company only derives revenue when its temporary associates, consultants and professionals are actually working, its operating results are adversely affected when client facilities close due to holidays or inclement weather. The Company generally experiences lower revenues, operating income and net income during the first and fourth quarters due to certain holidays, weather conditions and seasonal vacation patterns. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     DEPENDENCE ON AVAILABILITY OF QUALIFIED TEMPORARY PERSONNEL. The Company depends on its ability to attract, train and retain personnel who possess the skills and experience necessary to meet the staffing requirements of its clients. Competition for individuals with proven skills in certain areas, particularly in the professional/information technology and specialty medical fields, is intense. The Company competes in several markets in which unemployment is relatively low thereby increasing competition for employees. The Company must continually evaluate, train and upgrade its base of available personnel to keep pace with clients' needs. There can be no assurance that qualified personnel will continue to be available to the Company in sufficient numbers and on terms of employment acceptable to the Company. The inability to attract and retain qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Personnel -- Full Time Employees/Temporary Associates/Professionals."

     COMPETITIVE MARKET. The staffing industry is highly competitive with limited barriers to entry. The Company competes for employees and clients in national, regional and local markets with full-service and specialized temporary staffing service businesses. A significant number of competitors have greater marketing, financial and other resources and more established operations than the Company. Price competition in the staffing industry is intense, particularly for the provision of commercial personnel, and pricing pressures from competitors and customers are increasing. The Company expects that the level of competition will remain high in the future, which could limit the Company's ability to maintain or increase its market share or maintain or increase gross margins, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- The Staffing and Information Technology Services Industry" and "-- Competition."

     INCREASED EMPLOYEE COSTS. The Company is required to pay unemployment insurance premiums and workers' compensation for its temporary employees. Unemployment insurance premiums may increase as a result of, among other things, increased levels of unemployment and the lengthening periods for which unemployment benefits are available. Workers' compensation costs may increase as a result of changes in the Company's experience rating or applicable laws. Although management believes its workers' compensation coverage amounts are adequate, there can be no assurance that the Company's actual future workers' compensation claims will not exceed the coverage amounts. The Company's workers' compensation insurance premiums are subject to retroactive increases based upon audits of the Company's employee classification practices and other data provided to the insurance carrier. The Company has retained the services of an independent third-party administrator and an independent actuary to assist the Company in establishing appropriate reserves for the uninsured portion of claims (up to the deductible amount), but such reserves are only estimates of future payments relating to claims and are based upon limited prior experience. Although management believes its recorded reserve is adequate, there can be no assurance that the Company's actual future workers' compensation obligations will not exceed the amount of its workers' compensation reserve. The Company may incur costs related to workers' compensation claims at a higher rate due to such causes as higher than anticipated losses from known claims or an increase in the number and severity of new claims. See "Business -- Personnel -- Workers' Compensation Program."

     INTANGIBLE ASSETS. As of June 30, 1997, approximately $86.7 million, or 61%, of the Company's total assets were intangible assets. These intangible assets primarily represent amounts attributable to goodwill recorded in connection with the Company's acquisitions. Any impairment in the value of such assets could have a material adverse effect on the Company's financial condition and results of operations.

     RISK OF GOVERNMENT REGULATIONS AND LEGISLATIVE PROPOSALS. The Company's costs could increase if there are any material changes in government regulations. Recent federal and certain state legislative proposals have included provisions extending health insurance benefits to employees not presently receiving such benefits. Due to the wide variety of national and state proposals currently under consideration, the impact of such proposals cannot be predicted. There can be no assurance that the Company will be able to increase the fees charged to its clients in a timely manner and sufficient amount to cover increased costs related to any new benefits that may be extended to temporary employees. It is not possible to predict whether other legislation or regulations affecting the Company's operations will be proposed or enacted at the federal or state level. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Regulation."

     GOVERNMENT REGULATION OF IMMIGRATION. Certain of the Company's Specialty Medical professionals and Professional/IT consultants are foreign nationals working in the United States under H-1B permits. Accordingly, both the Company and these foreign nationals must comply with United States immigration laws. The inability of the Company to obtain H-1B permits for certain of its employees in sufficient quantities or at a sufficient rate could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, Congress and administrative agencies with jurisdiction over immigration matters have periodically expressed concerns over the levels of legal and illegal immigration into the U.S. These concerns have often resulted in proposed legislation, rules and regulations aimed at reducing the number of work permits that may be issued. Any changes in such laws making it more difficult to hire foreign nationals or limiting the ability of the Company to retain foreign employees could require the Company to incur additional unexpected labor costs and expenses. Any such restrictions or limitations on the Company's hiring practices could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Regulation."

     INDUSTRY RISKS. Providers of temporary staffing and professional services generally place their employees in the workplace of other businesses. An attendant risk of such activity includes possible claims of discrimination and harassment, employment of illegal aliens and other similar claims. Management has adopted and implemented policies and guidelines to reduce the Company's exposure to these risks. However, a failure by any Company employee to follow these policies and guidelines may result in negative publicity, injunctive relief and the assessment against the Company of damages or fines. Moreover, in certain circumstances, the Company may be held responsible for the actions at a workplace of persons not under the direct control of the Company. Temporary staffing and professional service providers are also affected by fluctuations in the business of their clients. Interruptions in the business of its clients can adversely affect the Company's business. For example, inclement weather or natural disasters, which may require clients to close or reduce their hours of operation, could adversely affect the Company's business, financial condition and results of operations.

     RISKS RELATED TO ACQUISITION FINANCING. The Company currently intends to continue to finance future acquisitions by using cash and shares of the Company's Common Stock for all or a portion of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are unwilling to accept the Company's Common Stock as part of the consideration for their businesses, the Company may be required to utilize its cash resources, if available, in order to initiate and maintain its acquisition program. If the Company does not have sufficient cash resources to pursue acquisitions, its growth could be limited unless it is able to obtain additional capital through debt or equity financing. Although the Company has established a $100 million credit facility, there can be no assurance that the Company will be able to obtain all the financing it will need in the near future on terms the Company deems acceptable. The inability to acquire such financing, if needed, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Acquisition and Integration Strategy."

     RELIANCE ON KEY PERSONNEL. The Company is highly dependent on its management. The Company believes that its success will depend to a significant extent upon the efforts and abilities of the key executives of the Company. Furthermore, the Company will likely be dependent on the senior management of companies that may be acquired in the future. If any of these individuals are unable to continue in their position with the Company, or if the Company is unable to attract and retain other skilled employees, the Company's business, financial condition and results of operation could be materially adversely affected. See "Management."


     DISCRETION OF MANAGEMENT CONCERNING USE OF PROCEEDS. The Company has allocated approximately $52.4 million of the net proceeds of this Offering for specific identified purposes, with the remainder to be used for working capital and for general corporate purposes, including possible acquisitions. Accordingly, management will have unlimited discretion in spending a large percentage of the proceeds to be received by the Company. There can be no assurance that the Company will deploy such proceeds in a manner which enhances stockholder value. See "Use of Proceeds."



     CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS. Upon completion of the Offering, the Company's executive officers and directors beneficially will own approximately 26.5% of the outstanding shares of Common Stock. These persons acting together would likely be able to elect a sufficient number of directors to control the Board of Directors of the Company and to approve or disapprove any matter submitted to a vote of stockholders. See "Principal and Selling Stockholders."

     POTENTIAL LIABILITY AND INSURANCE; LEGAL PROCEEDINGS. The provision of Professional/IT services and Specialty Medical services entails an inherent risk of professional malpractice and other similar claims. The Company maintains insurance coverage that it believes is adequate both as to risks and amounts. The Company believes that such insurance will extend to professional liability claims that may be asserted against temporary associates, consultants and professionals of the Company. In the ordinary course of its business, the Company is periodically threatened with or named as a defendant in various lawsuits, including discrimination and harassment and other similar claims, which could have a material adverse effect on the Company's business, financial condition and results of operations.


     DIVIDEND POLICY; RESTRICTIONS ON PAYMENT. The Company anticipates that for the foreseeable future its earnings will be retained for the operation and expansion of its business and that it will not pay cash dividends. In addition, the Company's credit facility limits the payment of cash dividends without the lender's consent. See "Price Range of Common Stock and Dividend Policy."

     SHARES ELIGIBLE FOR FUTURE SALE. The market price of the Common Stock could be adversely affected by the sale of substantial amounts of Common Stock in the market following the Offering. Following the expiration and/or release of various lock-up periods, restricted securities held by certain stockholders will be available for public resale in accordance with Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") or by operation of applicable registration rights agreements between the holders of such restricted securities and the Company. See "Shares Eligible for Future Sale."

     VOLATILITY OF STOCK PRICE. From time to time, there may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company or of other temporary staffing and service companies, changes in general conditions in the economy, analyst's earnings estimates, the financial markets or the staffing industry, natural disasters or other developments could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. See "-- Fluctuations in Operating Results; Fluctuations in Quarterly Results" and "Price Range of Common Stock and Dividend Policy."

     ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS. The Board of Directors of the Company is empowered to issue preferred stock in one or more series without stockholder action. The existence of this "blank-check" preferred stock provision could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors. See "Description of Capital Stock."

     FORWARD-LOOKING STATEMENTS. This Prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements made with respect to the results of operations and businesses of the Company. When used in this Prospectus, the words "may," "should," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated, projected, forecast, estimated or budgeted in such forward-looking statements include, among others, the following possibilities: (i) heightened competition, including specifically the intensification of price competition, the entry of new competitors, and new services by new and existing competitors; (ii) failure to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into the Company without substantial costs, delays or other operational or financial problems; (iii) failure to obtain new customers or retain existing customers; (iv) inability to carry out marketing and sales plans; (v) loss of key executives; (vi) general economic and business conditions which are less favorable than expected; and (vii) unanticipated changes in industry trends. Such forward-looking statements may be found in this "Risk Factors" section and under the captions "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors set forth herein and the matters set forth in this Prospectus generally.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 3,215,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $26.88 per share are estimated to be approximately $80.2 million ($93.6 million if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discount and estimated offering expenses payable by the Company.



     Since the Initial Public Offering, the Company has expended a total of approximately $69.7 million in cash related to its 15 Post-IPO Acquisitions. The Company intends to use approximately $52.4 million of the net proceeds of this Offering to repay indebtedness outstanding under its line of credit facility (the "Credit Facility") with Mercantile Bank National Association ("Mercantile") which was incurred primarily in connection with these acquisitions. The indebtedness under the Credit Facility bears interest at variable rates (averaging approximately 6.9% at June 30, 1997) and requires quarterly principal repayments beginning in January 1999 and continuing through maturity in April 2002. The remaining net proceeds from the Offering of approximately $27.8 million will be used for working capital and for general corporate purposes, including the possible acquisition of staffing and professional service companies. The Company does not have any present binding agreements or commitments in place but does intend to evaluate and continue discussions with potential strategic acquisitions.


     Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in investment grade, interest-bearing securities. The Company will not receive any proceeds from the sale of shares of Common Stock offered hereby by the Selling Stockholders. See "Principal and Selling Stockholders."

                                 CAPITALIZATION


     The following table sets forth the actual long-term debt and capitalization of the Company at June 30, 1997, and as adjusted to reflect the issuance of 3,215,000 shares of Common Stock of the Company offered hereby at an assumed offering price of $26.88 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Company's consolidated financial statements and the related notes thereto appearing elsewhere in this Prospectus.



                                                                   JUNE 30, 1997
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
Long-term debt(1)...........................................  $ 43,430     $     --
                                                              --------     --------
Stockholders' equity:
  Preferred Stock, $.01 par value, 1,000,000 shares
     authorized; none issued or outstanding.................        --           --
  Common Stock, $.01 par value, 26,000,000 shares
     authorized; 14,509,634 shares issued and outstanding,
     actual; and 17,724,634 shares issued and outstanding,
     as adjusted(2).........................................       145          177
  Additional paid-in capital................................    67,150      147,293
  Retained earnings.........................................     8,180        8,180
                                                              --------     --------
          Total stockholders' equity........................    75,475      155,650
                                                              --------     --------
               Total capitalization.........................  $118,905     $155,650
                                                              ========     ========


------------------


(1) For a description of the Company's long-term debt, see Note 7 of Notes to the Company's consolidated financial statements.


(2) Excludes approximately 1,265,000 shares of Common Stock reserved for issuance upon exercise of outstanding options and 435,000 shares reserved for future option grants under the Company's stock option plan and 300,000 shares reserved for issuance under the Company's Employee Stock Purchase Plan. See "Management -- 1996 Stock Option Plan" and "-- Employee Stock Purchase Plan."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Since its Initial Public Offering (at $12.00 per share), the Company's Common Stock has traded on the Nasdaq National Market under the symbol "STAF." The following table sets forth the range of high and low closing prices for the Common Stock as reported on the Nasdaq National Market for the periods indicated.


                                                               HIGH       LOW
                                                              -------    ------
1996
Third Quarter (from September 27, 1996).....................  $14.13     $14.00
Fourth Quarter..............................................   16.00      11.25
1997
First Quarter...............................................  $15.00     $12.25
Second Quarter..............................................   22.38      12.00
Third Quarter (through August 5, 1997)......................   27.50      21.88



     On August 5, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $26.88 per share. As of August 4, 1997, there were 197 stockholders of record of the Company's Common Stock.


     The Company has not paid dividends in the past and intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. In addition, the Credit Facility includes, and any additional lines of credit established in the future may include, restrictions on the ability of the Company to pay dividends without the consent of the lender.

                            SELECTED FINANCIAL DATA

     StaffMark acquired, simultaneously with the closing of the Initial Public Offering, the Founding Companies. Pursuant to the requirements of SAB No. 97, Brewer was designated, for financial reporting purposes, as the acquirer of the Other Founding Companies. Accordingly, the primary financial information presented below relates to Brewer through the date of the Initial Public Offering and to StaffMark on a consolidated basis for all periods subsequent to the Initial Public Offering. The Selected Financial Data should be read in conjunction with the Company's consolidated financial statements and the related notes thereto appearing elsewhere in this Prospectus as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" which also includes a presentation and discussion of the results of operations on a combined basis for the three years ended December 31, 1996 and for the six months ended June 30, 1997. For a discussion of pro forma operating results, see the StaffMark, Inc. Unaudited Pro Forma Financial Statements and the related notes thereto appearing elsewhere in this Prospectus.

                                                                                                         SIX MONTHS
                                                        YEARS ENDED DECEMBER 31,                       ENDED JUNE 30,
                                            ------------------------------------------------      -------------------------
                                             1992      1993      1994      1995       1996          1996          1997
                                            -------   -------   -------   -------   --------      --------   --------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
  Revenues................................  $11,159   $12,313   $27,894   $43,874   $104,476      $ 30,556      $159,987
  Cost of services........................    9,609    10,063    22,906    35,115     81,607        24,028       124,515
                                            -------   -------   -------   -------   --------      --------      --------
  Gross profit............................    1,550     2,250     4,988     8,759     22,869         6,528        35,472
  Operating expenses:
    Selling, general and administrative...    1,043     1,623     3,483     5,804     14,623         4,445        24,006
    Depreciation and amortization.........      113       121       256       591      1,374           566         1,749
                                            -------   -------   -------   -------   --------      --------      --------
  Operating income........................      394       506     1,249     2,364      6,872         1,517         9,717
  Interest expense........................       26        54        92       801      1,376           880           507
  Net income..............................      381       478     1,177     1,587      4,023           634         5,583
PRO FORMA(1):
  Revenues(2).............................                                          $266,074      $123,432      $173,298
  Operating income(3).....................                                            13,887         5,049        10,210
  Net income(3)(4)........................                                             6,664         2,067         5,668
  Primary net income per share............                                          $   0.64      $   0.23      $   0.39
  Fully diluted net income per share......                                          $   0.64      $   0.23      $   0.38
  Primary weighted average shares
    outstanding...........................                                            10,444         9,174        14,562
  Fully diluted weighted average shares
    outstanding...........................                                            10,444         9,174        14,816


                                                           AS OF DECEMBER 31,                        AS OF JUNE 30, 1997
                                            ------------------------------------------------      -------------------------
                                             1992      1993      1994      1995       1996         ACTUAL    AS ADJUSTED(5)
                                            -------   -------   -------   -------   --------      --------   --------------
BALANCE SHEET DATA:
  Working capital.........................  $  (324)  $   366   $ 1,157   $ 1,508   $ 24,050      $ 24,088      $ 60,833
  Total assets............................    2,321     2,917     4,054    21,752     71,498       141,908       178,653
  Long-term debt..........................       --     1,232       224    15,986         --        43,430            --
  Stockholders' equity....................      846     1,110     2,110     2,786     58,110        75,475       155,650


---------------

(1) See the StaffMark, Inc. Unaudited Pro Forma Financial Statements and the related notes thereto appearing elsewhere in this Prospectus for information relating to the pro forma results of operations for the year ended December 31, 1996 and the six months ended June 30, 1997 and 1996.

(2) Adjusted to reflect: (i) Brewer's October 1996 acquisition of the Other Founding Companies; (ii) Brewer's February 1996 acquisition of On Call (iii) StaffMark's March 1997 acquisition of Flexible and (iv) StaffMark's April 1997 acquisition of Global, as if such acquisitions had occurred at the beginning of the periods presented.


(3) Adjusted to reflect: (i) the acquisitions discussed in Note 2 above; (ii) the Compensation Differential; and (iii) the amortization expense relating to the intangible assets recorded in conjunction with the acquisitions discussed in Note 2 above.


(4) Gives effect to certain tax adjustments related to the taxation of certain Founding Companies, Flexible and Global as S Corporations prior to the consummation of the acquisitions discussed in Note 2 above and the tax impact of the Compensation Differential. Pro forma income tax expense is based upon a combined effective tax rate of 39%, adjusted for the impact of nondeductible goodwill amortization.


(5) Adjusted for the sale of 3,215,000 shares of common stock of the Company offered hereby at an assumed public offering price of $26.88 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion should be read in conjunction with the "Selected Financial Data" and the related notes thereto, and StaffMark's audited financial statements and the related notes thereto appearing elsewhere in this Prospectus.


OVERVIEW


     StaffMark, Inc., a Delaware corporation, was formed in March 1996 to create a leading provider of diversified staffing, professional and consulting services. On October 2, 1996, StaffMark acquired, simultaneously with the closing of its Initial Public Offering, the following established staffing businesses and their affiliates: Brewer, Prostaff, Maxwell, HRA, First Choice and Blethen. At the time of the Initial Public Offering, the Founding Companies had on average operated for over 13 years in eight states through over 90 branch offices. Since the Initial Public Offering, the Company has grown through substantial internal growth and the acquisition of 15 other staffing and professional service companies with 68 branches.



     The Company's services are provided through three divisions: Commercial, Professional/IT and Specialty Medical. The Commercial division provides clerical and light industrial staffing services. The Professional/IT division provides information technology staffing, consulting and support services, as well as professional and technical services. The Specialty Medical division provides clinical trial support services, medical office staffing, physical and occupational therapists and speech pathologists. The Company provides these services through its network of over 160 branch offices located in 21 states, Canada and the United Kingdom.


     The Company recognizes revenues upon performance of services. The Company generally compensates its temporary associates and consultants only for hours actually worked and, therefore, wages of the temporary associates and consultants are a variable cost that increase or decrease as revenues increase or decrease. However, certain of the Company's information technology consultants and professionals are full time, salaried employees. Cost of services primarily consists of wages paid to temporary associates and consultants, payroll taxes, workers' compensation and other related employee benefits. Selling, general and administrative expenses are comprised primarily of administrative salaries, benefits, marketing, rent and recruitment expenses.

     The financial information provided below has been rounded in order to simplify its presentation. However, the percentages provided below are calculated using the detailed financial information contained in the financial statements, the notes thereto and the other financial data included elsewhere in this Prospectus.

RESULTS OF OPERATIONS -- SAB NO. 97


     On October 2, 1996, StaffMark acquired, simultaneously with the closing of the Initial Public Offering, the Founding Companies. Based on the provisions of SAB No. 97, Brewer was designated as the acquirer of the Other Founding Companies for financial reporting purposes. Therefore, the financial information presented below reflects the results of its operations for the years ended December 31, 1994 and 1995. The Company's results of operations for 1996 represent a combination of Brewer's results for the nine months ended September 30, 1996 and the Company's consolidated results of operations for the three months ended December 31, 1996. Because the Mergers and the Initial Public Offering were accounted for based on the provisions of SAB No. 97, the acquisition of assets and assumption of liabilities of the Founding Companies are reflected at their historical cost. Throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations, references to "the Company" relate to Brewer for the periods prior to the acquisition of the Other Founding Companies, which occurred on October 2, 1996 and relate to StaffMark and its consolidated subsidiaries subsequent to that date.

RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1996

     Revenues. Revenues increased $129.4 million, or 423.6%, to $160.0 million for the six months ended June 30, 1997 compared to $30.6 million for the six months ended June 30, 1996. This increase was attributable to the fourth quarter 1996 acquisitions of the Other Founding Companies, Technology Source, Advantage and Tom Bain as well as the 1997 acquisitions of Advance, MRIC, Flexible, Global, Lindenberg, TPS/Furr, HR Alternatives and Kleven. These acquisitions accounted for approximately $120.1 million of the increase for the six months ended June 30, 1997 and internal growth accounted for $9.3 million of the increase, or a 30.4% increase over the 1996 period.


     Gross Profit. Gross profit increased $28.9 million, or 443.3%, to $35.5 million for the six months ended June 30, 1997 compared to $6.5 million for the six months ended June 30, 1996. This increase was primarily attributable to the acquisitions and internal growth discussed above. Gross margin increased to 22.2% for the six months ended June 30, 1997 compared to 21.4% for the six months ended June 30, 1996. The increase in gross margin is primarily attributable to the Company's focus on increasing revenues from the Professional/IT division which generally provides higher profit margins than the Commercial division due to the specialized expertise of the consultants and professionals. Control of variable costs, such as workers' compensation expenses, also contributed to an increase in gross margin.



     Operating Expenses. Selling, general and administrative expenses ("SG&A") increased $19.6 million, or 440.0%, to $24.0 million for the six months ended June 30, 1997 compared to $4.4 million for the six months ended June 30, 1996. This increase was primarily attributable to the acquisitions discussed above, which accounted for approximately $16.6 million of the increase for the six months ended June 30, 1997. SG&A as a percentage of revenues increased to 15.0% for the six months ended June 30, 1997 compared to 14.5% for the six months ended June 30, 1996. This increase results primarily from higher SG&A associated with the Mergers, costs associated with being a public company and the costs associated with the acquisitions discussed above. Depreciation and amortization expense increased $1.2 million, or 209.1%, to $1.7 million for the six months ended June 30, 1997 compared to $566,000 for the six months ended June 30, 1996. This increase is primarily attributable to amortization of the goodwill associated with the acquisitions discussed above.


     Operating Income. Operating income increased $8.2 million, or 540.5%, to $9.7 million for the six months ended June 30, 1997 compared to $1.5 million for the six months ended June 30, 1996. The Company's operating margin increased to 6.1% for the six months ended June 30, 1997 compared to 5.0% for the six months ended June 30, 1996.


     Interest Expense. Interest expense was $507,000 for the six months ended June 30, 1997 as compared to $880,000 for the six months ended June 30, 1996. Interest expense for the six months ended June 30, 1997 is primarily related to borrowings made to fund the cash portion of several of the Company's acquisitions discussed above.


     Net Income. Net income increased $4.9 million, or 780.7%, to $5.6 million for the six months ended June 30, 1997 compared to $634,000 for the six months ended June 30, 1996. Net income as a percentage of revenues increased to 3.5% for the six months ended June 30, 1997 compared to 2.1% for the six months ended June 30, 1996.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 1996 COMPARED TO RESULTS FOR THE YEAR ENDED DECEMBER 31, 1995

     Revenues. Revenues increased $60.6 million, or 138.1%, to $104.5 million for 1996 compared to $43.9 million for 1995. This increase was largely attributable to the fourth quarter 1996 acquisitions of the Other Founding Companies, Technology Source, Advantage and Tom Bain, which accounted for $37.3 million of the increase. The acquisition of On Call in February 1996 and the acquisition of Caldwell in July 1995 accounted for $13.0 million and $11.7 million, respectively, of the increase in revenues, which was partially offset by a decrease in Brewer's revenues, exclusive of acquisitions, of approximately $1.3 million.

     Gross Profit. Gross profit increased $14.1 million, or 161.1%, to $22.9 million for 1996 as compared to $8.8 million for 1995. Gross margin increased to 21.9% for 1996 compared to 20.0% for 1995. These increases are primarily attributable to the acquisitions of the Other Founding Companies, Technology Source, Advantage, Tom Bain, On Call and Caldwell, as well as a reduction in workers' compensation expense.


     Operating Expenses. SG&A increased $8.8 million, or 152.0%, to $14.6 million for 1996 compared to $5.8 million for 1995. This increase was primarily attributable to the acquisitions of the Other Founding Companies, Technology Source, Advantage and Tom Bain, which accounted for $5.5 million of the increase. Also contributing to the increase were the acquisitions of On Call and Caldwell, which accounted for $1.6 million and $1.4 million of the increase, respectively. SG&A as a percentage of revenues increased to 14.0% for 1996 compared to 13.2% for 1995. Depreciation and amortization expense increased $784,000, or 132.9%, to $1.4 million for 1996 compared to $590,000 for 1995.
This increase was primarily attributable to increased amortization of intangibles resulting from the February 1996 acquisition of On Call. Also, 1996 included a full year of amortization of intangibles relating to the July 1995 acquisition of Caldwell. Both of these acquisitions were accounted for using the purchase method of accounting.


     Operating Income. Operating income increased $4.5 million, or 190.1%, to $6.9 million for 1996 as compared to $2.4 million for 1995. Operating margin increased to 6.6% for 1996 as compared to 5.4% for 1995.

     Interest Expense. Interest expense increased $575,000 to $1.4 million for 1996 compared to $801,000 for 1995. This increase was primarily attributable to higher interest costs on debt incurred to finance the acquisitions of Caldwell and On Call.

     Net Income. Net income increased $2.4 million, or 153.6%, to $4.0 million for 1996 compared to $1.6 million for 1995. Net income as a percentage of revenues increased to 3.9% for 1996 compared to 3.6% for 1995.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 1995 COMPARED TO RESULTS FOR THE YEAR ENDED DECEMBER 31, 1994

     Revenues. Revenues increased $16.0 million, or 57.3%, to $43.9 million for 1995 compared to $27.9 million for 1994. This increase was primarily attributable to the acquisition of Caldwell in July 1995, which accounted for $11.7 million of the increase in revenues.

     Gross Profit. Gross profit increased $3.8 million, or 75.6%, to $8.8 million for 1995 compared to $5.0 million for 1994. Gross margin increased to 20.0% for 1995 compared to 17.9% for 1994. These increases were primarily attributable to the impact of the acquisition of Caldwell and the improvement in gross margins for the branches acquired from Aaron Temporary Services, Inc. in November 1993.

     Operating Expenses. SG&A increased $2.3 million, or 66.6%, to $5.8 million for 1995 compared to $3.5 million for 1994. This increase was primarily attributable to the acquisition of Caldwell. SG&A as a percentage of revenues increased to 13.2% for 1995 compared to 12.5% for 1994. Depreciation and amortization expense increased $334,000, or 130.5%, to $590,000 for 1995 compared to $256,000 for 1994. This increase was primarily attributable to increased amortization of intangibles resulting from the acquisition of Caldwell.

     Operating Income. Operating income increased $1.1 million, or 89.3%, to $2.4 million for 1995 compared to $1.2 million for 1994. Operating margin increased to 5.4% for 1995 compared to 4.5% for 1994.

     Interest Expense. Interest expense increased $709,000 to $801,000 for 1995 compared to $92,000 for 1994. This increase was primarily attributable to higher interest costs on debt incurred to finance the acquisition of Caldwell.

     Net Income. Net income increased $410,000, or 34.8%, to $1.6 million for 1995 compared to $1.2 million for 1994. Net income as a percentage of revenues decreased to 3.6% for 1995 compared to 4.2% for 1994.

RESULTS OF OPERATIONS -- COMBINED

     Presented below are the combined results of operations for the periods presented which reflect the results of operations as if the acquisitions of the Founding Companies had occurred as of the beginning of the periods presented. The combined results from January 1, 1994 through the Initial Public Offering date of October 2, 1996 discussed below occurred when the Founding Companies were not under common control or management and may not be comparable to, or indicative of, future performance. The following table sets forth the combined results of operations for fiscal years 1994, 1995 and 1996 and for the six months ended June 30, 1996 and 1997.

                                                                                                          SIX MONTHS
                                                 YEARS ENDED DECEMBER 31,                               ENDED JUNE 30,
                                  ------------------------------------------------------      -----------------------------------
                                        1994               1995               1996                  1996               1997
                                  ----------------   ----------------   ----------------      ----------------   ----------------
                                                                      (DOLLARS IN THOUSANDS)
Revenues........................  $121,156   100.0%  $146,687   100.0%  $198,444   100.0%     $ 89,854   100.0%  $159,987   100.0%
Cost of Services................    97,112    80.2    117,103    79.8    155,472    78.3        70,807    78.8    124,515    77.8
                                  --------   -----   --------   -----   --------   -----      --------   -----   --------   -----
  Gross profit..................    24,044    19.8     29,584    20.2     42,972    21.7        19,047    21.2     35,472    22.2
Operating Expenses:
  Selling, general and
    administrative..............    19,067    15.7     24,069    16.4     29,840    15.0        14,197    15.8     24,006    15.0
  Depreciation and
    amortization................       742     0.6      1,157     0.8      1,911     1.0           919     1.0      1,749     1.1
                                  --------   -----   --------   -----   --------   -----      --------   -----   --------   -----
  Operating income..............  $  4,235     3.5%  $  4,358     3.0%  $ 11,221     5.7%     $  3,931     4.4%  $  9,717     6.1%
                                  ========   =====   ========   =====   ========   =====      ========   =====   ========   =====

COMBINED RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO THE COMBINED RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1996


     Combined Revenues. Combined revenues increased $70.1 million, or 78.1%, to $160.0 million for the six months ended June 30, 1997 compared to combined revenues of $89.9 million for the six months ended June 30, 1996. The acquisitions of Technology Source, Advantage, Tom Bain, Advance, MRIC, Flexible, Global, Lindenberg, TPS/Furr, HR Alternatives and Kleven accounted for $42.5 million of the increase, while the Company's internal growth accounted for $27.6 million of the increase. The internal growth increase resulted primarily from the Company's emphasis on customer development and the increased demand from existing customers.



     Combined Gross Profit. Combined gross profit increased $16.4 million, or 86.2%, to $35.5 million for the six months ended June 30, 1997 as compared to combined gross profit of $19.0 million for the six months ended June 30, 1996. This increase is attributable to higher revenues due to internal growth and the acquisitions discussed above. Combined gross margin increased to 22.2% for the six months ended June 30, 1997 as compared to combined gross margin of 21.2% for the six months ended June 30, 1996. The increase in combined gross margin is primarily attributable to the Company's focus on increasing the revenues from the Professional/IT division, which generally provides higher profit margins than the Commercial division due to the specialized expertise of the consultants. Emphasis on controlling variable costs, such as workers' compensation expenses, also contributed to the increase in gross margin.



     Combined Operating Expenses. Combined SG&A increased $9.8 million, or 69.1%, to $24.0 million for the six months ended June 30, 1997 compared to combined SG&A of $14.2 million for the six months ended June 30, 1996. The increase was primarily attributable to costs related to the additional revenues from internal and acquisition growth, as well as costs associated with being a public company and maintaining the Company's acquisition program. Combined SG&A as a percentage of revenues decreased to 15.0% for the six months ended June 30, 1997 compared to combined SG&A as a percentage of revenues of 15.8% for the six months ended June 30, 1996. The decrease is the result of the Company beginning to realize efficiencies from the Mergers and subsequent acquisitions somewhat offset by the higher SG&A associated with being a public company and maintaining the Company's acquisition program. Combined depreciation and amortization expense increased $830,000, or 90.3%, to $1.7 million for the six months ended June 30, 1997 compared to combined depreciation and amortization of $919,000 for the six months ended June 30, 1996. This increase is primarily related to the amortization of goodwill resulting from the Company's acquisitions.

     Combined Operating Income. Combined operating income increased $5.8 million, or 147.2%, to $9.7 million for the six months ended June 30, 1997 as compared to combined operating income of $3.9 million for the six months ended June 30, 1996. Combined operating margin increased to 6.1% for the six months ended June 30, 1997 as compared to combined operating margin of 4.4% for the six months ended June 30, 1996.


COMBINED RESULTS FOR THE YEAR ENDED DECEMBER 31, 1996 COMPARED TO COMBINED RESULTS FOR THE YEAR ENDED DECEMBER 31, 1995

     Combined Revenues. Combined revenues increased $51.8 million, or 35.3%, to $198.4 million for 1996 compared to $146.7 million for 1995. This increase was largely attributable to Brewer's increase in revenue of $23.3 million primarily resulting from the acquisitions of On Call in February 1996 and Caldwell in July 1995. Also contributing to the increase in combined revenues was an increase in Prostaff's, Maxwell's, HRA's, First Choice's and Blethen's revenues of $4.6 million, $5.4 million, $9.0 million, $3.9 million and $3.4 million, respectively, and the acquisitions of Technology Source, Advantage and Tom Bain during the fourth quarter of 1996.


     Combined Gross Profit. Combined gross profit increased $13.4 million, or 45.3%, to $43.0 million for 1996 as compared to $29.6 million for 1995. Combined gross margin increased to 21.7% at December 31, 1996 from 20.2% at December 31, 1995. These increases are primarily attributable to increased revenues and an expansion of the Professional/IT and Specialty Medical divisions, which generally provide higher gross margins, as well as a reduction in workers' compensation expense.



     Combined Operating Expenses. Combined SG&A increased $5.8 million, or 24.0%, to $29.8 million for 1996 compared to $24.1 million for 1995. This increase was primarily attributable to an increase in Brewer's SG&A of $3.3 million resulting from their acquisitions of On Call and Caldwell. Also contributing to the increase in combined SG&A was an increase in Maxwell's, HRA's, and First Choice's SG&A of $750,000, $895,000 and $216,000, respectively. Combined SG&A as a percentage of revenues decreased to 15.0% for 1996 compared to 16.4% for 1995 as a result of spreading fixed costs over increased revenues and gaining operating efficiencies as the result of the Mergers. Combined depreciation and amortization expense increased $800,000, or 65.2%, to $1.9 million for 1996 compared to $1.2 million for 1995. This increase was primarily attributable to increased amortization of intangibles resulting from the acquisition of On Call in February 1996. Also, 1996 included a full year of amortization of intangibles relating to the acquisition of Caldwell in July 1995.


     Combined Operating Income. Combined operating profit increased $6.9 million, or 157.5%, to $11.2 million for 1996 as compared to $4.4 million for 1995. Combined operating margin increased to 5.7% for 1996 as compared to 3.0% for 1995.

COMBINED RESULTS FOR THE YEAR ENDED DECEMBER 31, 1995 COMPARED TO COMBINED RESULTS FOR THE YEAR ENDED DECEMBER 31, 1994

     Combined Revenues. Combined revenues increased $25.5 million, or 21.1%, to $146.7 million for 1995 compared to $121.2 million for 1994. This increase was largely due to: (i) an increase in Brewer's revenues of $16.0 million, primarily attributable to the acquisition of Caldwell in July 1995; (ii) an increase in Prostaff's revenues of $3.7 million, primarily due to the addition of new significant clients and the opening of several new branches; and (iii) an increase in Maxwell's revenues of $1.9 million, primarily attributable to a significant client contract. Also contributing to the increase in combined revenues was an increase in HRA's, Blethen's and First Choice's revenues of $1.8 million, $1.4 million and $696,000, respectively.

     Combined Gross Profit. Combined gross profit increased $5.5 million, or 23.0%, to $29.6 million for 1995 as compared to $24.0 million for 1994. Combined gross margin increased to 20.2% for 1995 compared to 19.8% for 1994. The increase in combined gross margin was primarily the result of the acquisition of Caldwell by Brewer.

     Combined Operating Expenses. Combined SG&A increased $5.0 million, or 26.2%, to $24.1 million for 1995 compared to $19.0 million for 1994. This increase was primarily attributable to: (i) an increase in Brewer's SG&A of $2.3 million, largely related to the acquisition of Caldwell; (ii) an increase in Prostaff's SG&A of $1.2 million, primarily due to increased compensation associated with the opening of several new branches; and (iii) an increase in HRA's SG&A of $1.0 million, primarily attributable to costs associated with the opening of several new branches. Combined SG&A as a percentage of combined revenues increased to 16.4% for 1995 compared to 15.7% for 1994. Combined depreciation and amortization expense increased $415,000, or 56.0%, to $1.2 million for 1995 compared to $742,000 for 1994. This increase was primarily attributable to increased amortization of intangibles by Brewer, resulting from the acquisition of Caldwell in 1995.


     Combined Operating Income. Combined operating profit increased $123,000, or 2.9%, to $4.4 million for 1995 as compared to $4.2 million for 1994. Combined operating margin decreased to 3.0% for 1995 as compared to 3.5% for 1994.

LIQUIDITY AND CAPITAL RESOURCES


     On October 2, 1996, the Company completed the Initial Public Offering which involved the public sale of 6,325,000 shares of Common Stock (including the underwriters' over-allotment) at a price of $12.00 per share. The proceeds from the transaction, net of the underwriting discount and after deducting expenses were approximately $66.6 million. Of this amount, $15.9 million was used to pay the cash portion of the purchase price for the Founding Companies. The remaining net proceeds were used primarily to fund the cash portion of the Company's acquisitions.



     In October 1996, the Company also established a $50.0 million Credit Facility with Mercantile to be used for working capital and other general corporate purposes, including acquisitions. In May 1997, the Company expanded the Credit Facility from $50.0 million to $100.0 million, which includes a $30.0 million revolving line of credit and a $70.0 million acquisition facility. The Credit Facility matures on April 1, 2002 and interest on any borrowings is computed at the Company's option at either LIBOR or Mercantile's prime rate and incrementally adjusted based on the Company's operating leverage ratios. For the period ended March 31, 1997, the Company paid a quarterly commitment fee equal to 0.25% of the total Credit Facility ($50.0 million at that time). Subsequent to March 31, 1997, the quarterly commitment fee is determined by multiplying the unused portion of the Credit Facility by a percentage which varies from 0.25% to 0.375% based on the Company's operating leverage ratio. The Credit Facility is secured by all of the assets of the Company and a pledge of 100% of the stock of all of the Company's subsidiaries. During the six months ended June 30, 1997, the Company borrowed approximately $42.6 million on the acquisition facility which was used to pay the cash consideration for several acquisitions during the period. The Company's net borrowing on the revolving credit facility totaled $800,000 during the six months ended June 30, 1997. These funds were used for general corporate purposes. The Company intends to use a substantial portion of the net proceeds of this Offering to pay off all amounts due under the Credit Facility. See "Use of Proceeds."



     The Company is obligated under various acquisition agreements to pay additional consideration, which will be paid in a combination of cash and Common Stock, to certain former stockholders of acquired companies. See Note 16 of Notes to the Company's consolidated financial statements. The total amount of these contingent payments are not currently determinable; however, the Company believes that the Credit Facility, its cash flows from operations, the proceeds of the Offering and its ability to issue additional shares of Common Stock will provide sufficient liquidity and capital resources to satisfy these obligations.


     Net cash provided by (used in) operating activities was $894,000, $1.6 million, $1.9 million, ($110,000) and $143,000 in 1994, 1995, 1996 and the six
months ended June 30, 1996 and 1997, respectively. The net cash provided by and used in operating activities for the periods presented was primarily attributable to net income adjusted for non-cash expenses such as depreciation and amortization and changes in operating assets and liabilities.

     Net cash used in investing activities was $345,000, $12.0 million, $28.0 million, $3.2 million and $52.9 million in 1994, 1995, 1996 and the six months ended June 30, 1996 and 1997, respectively. Cash used in investing activities in 1995 was primarily related to the acquisition of Caldwell for approximately $11.5 million. Cash used in investing activities in 1996 was primarily related to the acquisitions of the Other Founding Companies, On Call, Technology, Advantage and Tom Bain. Cash used in investing activities in the first half of 1997 was primarily related to the acquisition of Advance, MRIC, Flexible, Global, Lindenberg, TPS/Furr, HR Alternatives, Kleven and Sterling for cash totaling $50.9 million.

     Net cash provided by (used in) financing activities was $(512,000), $10.6 million, $39.7 million, $3.8 million and $41.5 million in 1994, 1995, 1996 and the six months ended June 30, 1996 and 1997, respectively. Cash provided by financing activities in 1996 was primarily attributable to the issuance of Common Stock in conjunction with the Initial Public Offering and proceeds from debt issued in conjunction with the acquisition of On Call partially offset by the repayment of all Founding Company debt obligations with proceeds from the Initial Public Offering and dividends to stockholders. Cash provided by financing activities in 1995 was primarily attributable to the proceeds from debt issued in conjunction with the acquisition of Caldwell partially offset by debt payments and dividends paid to stockholders. Cash provided by financing activities in the first half of 1997 was primarily attributable to the proceeds from debt issued in conjunction with the acquisitions of Global, Lindenberg, TPS/Furr, HR Alternatives, Kleven and Sterling.

     As a result of the foregoing, combined cash and cash equivalents increased $37,000, $211,000, $13.5 million and $459,000 in 1994, 1995, 1996 and the six months ended June 30, 1996. Cash decreased $11.2 million for the six months ended June 30, 1997.


     Management believes that the Credit Facility, its cash flows from operations, the proceeds of the Offering and the use of Common Stock as partial consideration for acquisitions will provide sufficient liquidity or acquisition currency to execute the Company's acquisition and internal growth plans through the expiration of the Credit Facility. Should the Company accelerate its acquisition program, the Company may need to seek additional financing through the public or private sale of equity or debt securities. There can be no assurance that the Company could secure such financing if and when it is needed or on terms the Company deems acceptable. Management plans to periodically reassess the adequacy of the Company's liquidity position, taking into consideration current and anticipated operating cash flow, anticipated capital expenditures, and acquisition plans, in order to ensure the Company's negotiated credit facilities are adequate to meet the Company's needs on a short-term and long-term basis.


SEASONALITY

     The timing of certain holidays, weather conditions and seasonal vacation patterns may cause the Company's results of operations to fluctuate slightly. The Company generally expects to realize higher revenues, operating income and net income during the second and third quarters and relatively lower revenues, operating income and net income during the first and fourth quarters.

INFLATION

     The effects of inflation on the Company's operation were not significant during the periods presented in the financial statements.

IMPACT OF NEW ACCOUNTING STANDARDS

     In February 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), which will change the current method of computing earnings per share. SFAS 128 requires the dual presentation of "basic earnings per share" and "diluted earnings per share" amounts, as defined. SFAS 128 will be effective for the Company's quarter and year ending December 31, 1997, and all prior-period earnings per share data presented will be restated to conform with the provisions of the new pronouncement. Application earlier than the Company's quarter ending December 31, 1997 is not permitted. Basic and diluted earnings per share as computed under SFAS 128 were $0.40 for the six months ended June 30, 1997.

                                    BUSINESS

GENERAL


     StaffMark is a leading provider of diversified staffing, professional and consulting services to businesses, professional and service organizations, medical niches and governmental agencies. The Company offers these services through over 160 branches located in 21 states, Canada and the United Kingdom. Since the Initial Public Offering, the Company has grown both internally and through the acquisition of 15 additional staffing and professional service companies with 68 branches and 1996 revenues of approximately $168.4 million. The Company believes that this balance of internal growth and selective acquisitions will best allow the Company to capitalize on its growth opportunities. For the year ended December 31, 1996 and the six months ended June 30, 1997, the Company's combined revenues and operating income were $198.4 million and $11.2 million and $160.0 million and $9.7 million, respectively.



     The Company's services are provided through three divisions: Commercial, Professional/IT and Specialty Medical. The Commercial division generated approximately 88.1% and 76.4% of the Company's combined revenues for the year ended December 31, 1996 and for the six months ended June 30, 1997, respectively. The Professional/IT division generated 4.5% and 16.8% of the Company's combined revenues for the year ended December 31, 1996 and for the six months ended June 30, 1997, respectively. The Specialty Medical division generated 7.4% and 6.8% of the Company's combined revenues for the year ended December 31, 1996 and for the six months ended June 30, 1997, respectively.


OPERATING STRATEGY

     The Company's operating strategy is to continue to:

     Develop Long-Term Relationships with Customers. The Company seeks to satisfy the needs of its clients by providing customized services such as on-site management, direct placement services and recruiting specialists. The flexibility of the Company's decentralized organization allows it to tailor its operations to meet local client requirements. For example, clients may be provided with customized billings, utilization reports, and safety awareness and training programs. The Company believes that the quality of its services has enabled it to establish and maintain long-term relationships with clients by understanding the clients' needs, responding promptly to clients' requests, proactively assessing clients' staffing needs, and continually monitoring job performance and client satisfaction.

     Adopt Best Practices, Policies and Procedures. Management of the Company has evaluated the operating policies and procedures of each of the existing and newly acquired StaffMark companies and is implementing Company-wide the various practices that management believes best serve the needs of the Company. These best practices have included the development of an information tracking system for clients, human resources policies, bonus plans, time and attendance systems, and recruiting and training programs. Management believes the examination and adoption of best practices will continue with future acquisitions.

     Increase Operating Efficiencies and Provide Strong Corporate Support. The Company is achieving economies of scale by combining a number of general and administrative functions at the corporate level and by reducing or eliminating redundant functions and facilities of existing branches and newly acquired companies. This centralization allows the Company to provide a strong level of corporate support allowing the branches to focus on marketing and selling the Company's services. The Company is also benefiting from further economies of scale through common regional management and the allocation of recruiting, training, advertising, administrative and branch office costs over a larger number of temporary associates, consultants, professionals and clients.

     Maintain Decentralized, Entrepreneurial Environment. The Company believes an entrepreneurial business environment that rewards performance tends to attract and retain self-motivated, achievement-oriented individuals. Each of the Company's branches operates as a separate profit center with local management having primary profit and loss responsibility. Each branch office has been given latitude in many fundamental operational functions, including hiring, pricing, training, sales and marketing. This permits each branch manager to be flexible and responsive to the specific needs of local clientele. The Company has also established a profit-based compensation plan at the branch level and utilizes various performance-based bonuses at the regional level and, on a Company-wide basis, an employee stock purchase plan to further motivate management and employees.

INTERNAL GROWTH STRATEGY

     The Company's internal growth strategy is to continue to:

     Focus on Further Penetration in Existing Geographic Markets. The Company currently provides diversified staffing, professional and consulting services to businesses, professional and service organizations, medical niches and governmental agencies. The Company plans to continue to provide high-quality services to its existing customers, to strengthen its customer relationships and to establish additional customer relationships in existing geographic markets. The Company believes there are substantial growth opportunities through the introduction of its broad range of existing services to its strong client base throughout its network of branch offices. To further penetrate existing geographic markets, the Company spins-off new branch offices from existing branches, which provide the Company greater coverage in its geographic markets at low marginal cost. These office clusters provide economies of scale by spreading common costs such as recruiting, advertising and management over a larger revenue base as well as providing better service to clients and opportunities to temporary associates in these markets.

     Expand and Cross-Develop the Professional/IT and Specialty Medical Services. The Professional/IT and Specialty Medical divisions generally enjoy higher profit margins than the Commercial division due to the specialized expertise of the professionals and consultants in those divisions. The Company's strategy is to continue to increase the percentage of its revenue and gross profits from the Professional/IT and Specialty Medical divisions by emphasizing the expansion of information technology, by cross-developing into new and existing geographic markets and by adding new professional lines of business, leveraging wherever possible on existing customer relationships.


     Increase Vendor-On-Premise Relationships. As of June 30, 1997, the Company had 37 VOP partnering relationships, as compared to 27 at December 31, 1996. VOP relationships represented $37.0 million and $27.1 million of the Company's combined revenues for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. Under these programs, the Company can assume administrative responsibility for coordinating all staffing and/or professional services throughout a client's location or organization, including skills testing and training. The VOP relationships provide clients with dedicated on-site account management which can more effectively meet the client's changing staffing needs with high quality and consistent service. While these partnering relationships tend to have lower gross margins than traditional temporary staffing services, the higher volumes, comparatively lower operating expenses and relatively long-term contracts associated with these relationships result in attractive operating profits for the Company and a more stable source of revenue. The Company seeks to expand its VOP program into comprehensive outsourcing arrangements in which the Company staffs and manages an entire department or function on a turnkey basis at a higher gross margin than traditional VOP arrangements.


ACQUISITION AND INTEGRATION STRATEGY


     Since the Initial Public Offering, StaffMark has acquired 15 staffing and professional service companies. The Company's acquisition strategy is to acquire and integrate independent staffing and professional service companies with strong management, profitable operating results and recognized local and regional presence. The Company pursues acquisitions that expand the geographic scope of its operations, increase its penetration of existing markets, offer complementary services and expand the percentage of revenues generated by the Professional/IT and Specialty Medical divisions. StaffMark has established a team of corporate officers responsible for identifying prospective acquisitions, performing due diligence, negotiating contracts and subsequently integrating the acquired companies. Each potential acquisition is rated to ensure that it will be a good fit with the StaffMark team, philosophies, culture and goals. It is generally the Company's policy to include some amount of Common Stock as part of the consideration so that the stockholder/managers of the acquired company and StaffMark will have common motivation and goals.

     As soon as practicable after an acquisition is completed, management begins integrating newly acquired companies. This process involves standardizing each acquired company's accounting and financial procedures with those of the Company. Acquired companies are brought under the Company's uniform risk management program, and key personnel of acquired companies often become a part of management of the Company. Marketing, sales, field operations and personnel programs are reviewed and, where appropriate, conformed to the best practices of StaffMark's existing operations. In addition, StaffMark seeks to identify and integrate the best practices from each acquired company on a Company-wide basis. These best practices have included the development of an information tracking system for clients, human resources policies, bonus plans, time and attendance systems, and recruiting and training programs.


POST-IPO ACQUISITIONS



     Since the Initial Public Offering, the Company has acquired and is in the process of integrating 15 staffing and professional service companies with 68 branches and 1996 revenues of approximately $168.4 million. The acquired Companies are described briefly below:


     The Technology Source, L.L.C. ("Technology Source") was acquired in November 1996. Technology Source, located in St. Louis, Missouri, provides information technology services to several Fortune 100 companies in the St. Louis and Chicago area. Technology Source had 1996 revenues of approximately $6.8 million and operates as part of the Professional/IT division.

     Chandler Enterprises, Inc. d.b.a. Advantage Staffing ("Advantage") was acquired in December 1996. Advantage, headquartered in Spartanburg, South Carolina, provides clerical and light industrial services. Advantage had 1996 revenues of approximately $3.6 million and operates as part of the Commercial division.

     Tom Bain Personnel, Inc. ("Tom Bain") was acquired in December 1996. Tom Bain, located in Brentwood, Tennessee, provides primarily clerical and information technology services. Tom Bain had 1996 revenues of approximately $3.6 million and operates in the Commercial and Professional/IT divisions.

     Advance Personnel Service, Inc. ("Advance") was acquired in February 1997. Advance, located in Memphis, Tennessee, provides clerical, light industrial, assembly and packing services for several Fortune 500 companies. Advance had 1996 revenues of approximately $6.3 million and operates in the Commercial division.

     MRIC Medical Recruiters International LTD ("MRIC") was acquired in February 1997. MRIC, located in Vancouver, British Columbia, provides physical therapists on a direct placement and locum basis in Canada and the United States. MRIC had 1996 revenues of approximately $2.5 million and operates in the Specialty Medical division.

     Flexible Personnel, Inc., H.R. America, Inc. and Great Lakes Search Associates, Inc. (collectively "Flexible") was acquired in March 1997. Flexible, headquartered in Fort Wayne, Indiana, operates a total of 40 offices in Indiana, Michigan and Ohio, providing clerical, light industrial, professional/information technology, accounting and staff leasing services. Flexible had 1996 revenues of approximately $49.3 million and operates in the Commercial and Professional/IT divisions.

     Global Dynamics, Inc. ("Global") was acquired in April 1997. Located in Walnut Creek, California, Global provides information technology staffing services to several Fortune 500 companies. Global had 1996 revenues of approximately $17.2 million and operates in the Professional/IT division.

     Lindenberg & Associates, Inc. ("Lindenberg") was acquired in April 1997. Lindenberg, located in St. Louis, Missouri, provides information technology staffing services through offices in St. Louis, Missouri; Kansas City, Kansas; Omaha, Nebraska and Minneapolis/St. Paul, Minnesota. Lindenberg had 1996 revenues of approximately $18.0 million and operates in the Professional/IT division.

     TPS/Furr & Associates, Inc. ("TPS/Furr") was acquired in May 1997. TPS/Furr, located in Monroe, North Carolina, provides clerical and light industrial services in the Charlotte, North Carolina area. TPS/Furr had 1996 revenues of approximately $4.5 million and operates in the Commercial division.

     HR Alternatives, Inc. ("HR Alternatives") was acquired in June 1997. Located in Kingsport, Tennessee, HR Alternatives provides clerical and light industrial services through eight offices in the areas of Eastern Tennessee, Western Carolina and Southwestern Virginia. HR Alternatives had 1996 revenues of approximately $8.4 million and operates in the Commercial division.

     The Kleven Group and Affiliates, Inc. ("Kleven") was acquired in June 1997. Located in Lexington, Massachusetts, Kleven provides professional and information technology services and executive retained searches, as well as clerical services, in the New England area. Kleven had 1996 revenues of approximately $5.0 million and operates in the Professional/IT and Commercial divisions.

     Sterling Human Resources, Inc. ("Sterling") was acquired in June 1997. Located in Phoenix, Arizona and Boca Raton, Florida, Sterling provides, clerical, light industrial, technical and information technology, services and had 1996 revenues of approximately $19.0 million. Sterling operates in the Commercial and Professional/IT divisions.

     Baker Street Group, Inc. ("Baker Street") was acquired in July 1997. Located in Houston, Texas, Baker Street provides professional, information technology and clerical staffing services and staffing in niche areas such as mortgage banking and title searches. Baker Street had revenues of approximately $11.0 million for the 12 months ended May 31, 1997 and operates in the Professional/IT and Commercial divisions.


     Temp Technology, Inc. ("Temp Technology") was acquired on July 31, 1997. Located in Portland, Oregon, Temp Technology provides electronics assembly, light industrial, office/clerical, and information technology staffing services. Temp Technology had 1996 revenues of approximately $7.5 million and operates in the Commercial division.



     Expert Business Systems, Incorporated ("EBS") was acquired on August 4, 1997. Located in the Dallas/ Fort Worth metropolitan area, EBS provides information technology services, specializing in help desk support, distributed services and application developments. EBS had revenues of approximately $5.7 million for the 12 months ended June 30, 1997 and operates in the Professional/IT division.


THE STAFFING AND INFORMATION TECHNOLOGY SERVICES INDUSTRY

     The staffing industry has grown rapidly in recent years as companies have utilized supplemental employees to control personnel costs and to meet specialized or fluctuating personnel needs. According to the National Association of Temporary and Staffing Services, the U.S. market for staffing services grew at a compound annual growth rate of approximately 18% from $20.4 billion in revenues in 1991 to $47.1 billion in 1996. Furthermore, according to Staffing Industry Report, revenues from the domestic information technology sector in 1996 are estimated to have been $12.0 billion, and grew at a compound annual rate of approximately 20% over the past five years. The Company believes the staffing industry is highly fragmented with over 6,000 staffing companies and 2,500 Professional/IT companies. Although the industry is experiencing increasing consolidation, largely in response to opportunities to provide comprehensive supplemental staffing solutions to regional and national accounts, the Company believes that there are numerous attractive acquisition targets.

THE COMPANY'S STAFFING SERVICES

     The Company's staffing services are provided through three divisions:

     Commercial Division. The Commercial division provides clerical and light industrial staffing services, and generated approximately 88.1% and 76.4% of the Company's combined revenues for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. The Company's Commercial services personnel include secretarial, clerical and word processing personnel, receptionist/switchboard operators, typists, data entry operators, cashiers, client service representatives, medical/legal transcriptionists, file clerks and other miscellaneous office personnel. Light industrial services personnel include warehouse workers, maintenance workers, assemblers, quality control clerks, order pullers, food service workers, production workers, shipping/receiving clerks, janitors, packagers, inventory clerks, textile manufacturers and machinists.

     Professional/IT Division. The Professional/IT division provides information technology staffing, consulting and support services and professional and technical services and generated approximately 4.5% and 16.8% of the Company's combined revenues for the year ended December 31, 1996, and the six months ended June 30, 1997, respectively. Information technology services include systems planning and design, project management, software applications development, systems and network implementation, systems integration and higher-level contract programming services, facilities management, system maintenance, "help-desk" assistance and education and training. The Company provides technical services personnel such as drafters, designers and engineers in the mechanical and electrical engineering and computer science fields. The Company also provides accounting personnel, paralegals and other legal assistants, and sales, marketing and human resource professionals.

     Specialty Medical Division. The Specialty Medical division provides clinical trial support services, medical office staffing, physical and occupational therapists and speech pathologists, and generated approximately 7.4% and 6.8% of the Company's combined revenues for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. The Company's clinical consultants support the staffing demands of the pharmaceutical, biotechnology, medical device and medical and clinical research data industries. The Company recruits, both domestically and internationally, trained physical therapists, occupational therapists and speech pathologists to work in a variety of healthcare settings in more than 15 states. The Company also provides complete physical therapy management and staffing services to outpatient clinics as well as rural and suburban acute care hospitals. The Company also provides front office and clinical support for physicians, medical offices and clinics in select markets.

PERSONNEL

     Recruiting. One of the Company's most successful recruiting tools is referrals by its temporary associates and professionals. The Company finds that referrals from its existing labor force provide a higher quality and a larger number of new temporary associates and professionals. The Company employs full-time regional recruiters who regularly monitor the skills and availability of their region's temporary associates to ensure a base of qualified employees to meet client demands. These recruiters also visit schools, clubs and professional associations and present career development programs to various organizations. In addition, the Company obtains applicants through its various world wide web sites, through advertising in major newspapers, on radio, on television, in the Yellow Pages and through other print media. In the information technology area, the Company also pays its consultants a referral fee for the recruitment and retention of qualified information technology professionals. A growing international recruiting base is being developed to meet increased demands for Professional/IT and Specialty Medical services.

     Full Time Employees/Temporary Associates/Professionals. Currently, StaffMark provides over 17,800 temporary associates and professionals to more than 3,900 clients during a typical week. As of June 30, 1997, the Company employed approximately 800 internal staff. None of the Company's employees, including its temporary associates and consultants, are represented by a collective bargaining agreement. The Company believes its employee relations to be strong. Hourly wages for the Company's temporary associates and salaries for its professionals are determined according to market conditions. The Company pays mandated costs of employment, including the employer's share of social security taxes ("FICA"), federal and state unemployment taxes, unemployment compensation insurance, general payroll expenses and workers' compensation insurance. The Company also offers access to various insurance programs and other benefits, such as vacations, holidays and 401(k) programs to certain of its temporary associates and professionals.

     Assessment, Training and Quality Control. The Company uses a comprehensive system to assess, select and train its temporary associates and professionals in order to provide quality assurance for its staffing and professional service operations. Applicants are given a range of tests, applicable to the position(s) they seek. Clerical and office-support applicants receive comprehensive tests in computer skills, word processing, typing, data entry, accounting and other business applications. These sophisticated tests cover the latest software and thoroughly and objectively evaluate each individual's skills and experience. The Company feels it is imperative to customize testing and training to match the specific office environment in which the individuals will be placed. In the information technology and technical arena, specific programming tests are also given to assess the expertise of the candidate seeking placement. Such testing measures proficiency in programming languages, electromechanical skills, autocad, schematics and other technical applications. Industrial electronic assembly applicants are tested to determine basic competency, industry aptitude, hand and finger dexterity, soldering, mathematics, ability to read a blue print, ability to assemble electronic components and measurement calculations.

     Management recognizes that certain clients have specialized staffing requirements that can only be fulfilled with customized training. The Company provides training programs for specific requirements, such as electronic or mechanical assembly or the use of specialized software applications. Computerized tutorials are generally available for temporary employees and professionals seeking to upgrade their typing, data entry, office automation or word processing skills, and classes on topics such as spreadsheets, software applications and network management are conducted periodically in branch offices.

     The Company stresses specialization, training and empowerment of employees to ensure that clients receive the highest quality service for the most cost-effective price. In one of its markets, the Company currently operates a career training center where temporary employees and professionals as well as the general public can enroll in career advancement classes. This center helps to increase the number of trained and qualified applicants for placement with the Company's clients. The Company offers advanced training opportunities and reimbursement for certain educational expenses to information technology consultants as part of a comprehensive benefit package.

     Workers' Compensation Program. The Company maintains workers' compensation insurance for most claims in excess of a retention level of $250,000 per occurrence. The Company's risk management team works alongside the third party administrator and the broker in order to take a proactive approach to safety and risk control. The team works diligently to train the Company's full-time staff to better screen, test and orient the Company's temporary associates and professionals to a more safety-conscious environment. The risk management team performs periodic safety inspections of new and existing clients in order to evaluate the safety environment. The team has the authority to decline service if the work environment is perceived to be unsafe or potentially hazardous. The Company's policies prohibit staffing of high-risk activities such as working on unprotected elevated platforms or the handling of hazardous materials. The team's goal is to work alongside the client company and achieve a safe work environment through effective training and commitment to safety.

     An independent actuary provides advice on overall workers' compensation cost and periodically performs an actuarial valuation regarding the adequacy of the Company's reserve for workers' compensation claims. Newly acquired operations will be integrated into the Company's program at such time as, in management's judgment, the integration is most effective.

OPERATIONS


     Branch Offices. The Company offers its services through over 160 branch offices in Arizona, Arkansas, California, Colorado, Florida, Georgia, Indiana, Kansas, Michigan, Massachusetts, Minnesota, Missouri, Nebraska, North Carolina, Ohio, Oklahoma, Oregon, South Carolina, Tennessee, Texas, Virginia, Canada and the United Kingdom. Branch managers operate their offices with a significant degree of autonomy and accountability and receive bonuses based on the profitability and growth of the branch. The compensation system is designed to motivate the managers and staff to maximize the growth and profitability of their offices while securing long-term client relationships. Branch managers report directly to regional managers who report to either general managers, vice presidents or executive vice presidents, all of whom receive bonuses based upon the profitability of their region or branch. Operating within the guidelines set by the Company, the branch managers are responsible for pursuing new business opportunities and focusing on sales and marketing, account development and retention, and employee recruitment, development and retention.

     Sales and Marketing. StaffMark's services are marketed through its network of offices whose branch managers, supported by the Company's marketing staff, make regular personal sales visits to clients and prospective clients. The Company emphasizes long-term personal relationships with clients which are developed through regular assessment of client requirements and constant monitoring of temporary staff performance. New clients are obtained through sales calls, consultation meetings with target companies, client referrals, telemarketing and advertising in a variety of local and regional media, including television, radio, direct mail, Yellow Pages, newspapers, magazines and trade publications and through its various world wide web sites. Also, the Company's major accounts director has developed a strategy utilizing sales calls and consultation meetings with targeted companies. In addition, the Company sponsors job fairs and other community events and the Company's officers and senior management participate in national and regional trade associations, local chambers of commerce and other civic associations.

     Management Information Systems. The primary front office software utilized by the Company is the Caldwell-Spartin system which management believes is currently one of the leading application software systems in the staffing industry. Caldwell-Spartin permits access to a shared database of resumes and job orders at the branch level, allowing the branch office to fill client orders, communicate with clients regarding invoices and perform candidate screening for the most suitable job opportunity. The Company believes that the Caldwell-Spartin system can be readily expanded to meet increased demands without significant additional expenditures. Consolidation of the Company's two largest Caldwell-Spartin users, Brewer and Prostaff, was completed January 1, 1997. HRA and Blethen completed upgrades of this system in June 1997. All companies currently using Caldwell-Spartin are now operating on an identical software release.


     StaffMark has licensed its back office accounting and administrative systems from PeopleSoft, Inc. ("PeopleSoft"). The Company believes that PeopleSoft applications will provide excellent management tools, the ability to eliminate duplicate functions and provide a high degree of internal control as well as lower costs through centralization of systems, providing economy and control in such areas as accounts payable, cash control, budgeting, management reporting and human resource functions. The PeopleSoft implementation plan began in April 1997 and as of July 1, 1997, the Company began operation of the general ledger and accounts payable modules in its operations in Arkansas, Colorado, Georgia, western Tennessee and Virginia. Implementation in the Company's remaining areas of operations is scheduled to be completed by the first quarter of 1998. The Company has chosen Digital as the hardware provider for the database server for PeopleSoft. Digital currently supplies the hardware supporting the Caldwell-Spartin application in all locations as well. The Company anticipates investing approximately $2.0 million in 1997 on the PeopleSoft and network implementations.


COMPETITION

     The staffing industry is highly competitive and fragmented, with limited barriers to entry. The Company competes with other companies in the recruitment of qualified personnel, the development of client relationships and the acquisition of other staffing and professional service companies. A large percentage of temporary staffing and consulting companies are local operators with fewer than five offices. Within local markets, these operators actively compete with the Company for business and, in most of these markets, no single company has a dominant share of the market. The Company also competes with larger, full-service and specialized competitors in national, regional and local markets. The principal national competitors include AccuStaff, Inc., Corestaff, Inc., Manpower, Inc., Kelly Services, Inc., The Olsten Corporation, Interim Services, Inc., and Norrell Corporation, all of which may have greater marketing, financial and other resources than the Company. The primary Professional/IT competitors include AccuStaff, Inc., Corestaff, Inc., Ciber, Inc., Keane, Inc. and The Registry, Inc. The Company believes that the primary competitive factors in obtaining and retaining clients are the number and location of offices, an understanding of clients' specific job requirements, the ability to provide temporary personnel in a timely manner, the monitoring of quality of job performance and the price of services. The primary competitive factors in obtaining qualified candidates for temporary employment assignments are wages, responsiveness to work schedules and number of hours of work available. Management believes that StaffMark is highly competitive in these areas. The Company believes its long-term client relationships and strong emphasis on providing service and value to its clients and temporary staffing associates and consultants are important competitive advantages.

     The Company also competes for acquisition candidates. The Company believes that further industry consolidation will continue during the next several years. However, there is likely to be significant competition which could lead to higher prices being paid for such businesses. The Company believes that it will have a competitive advantage in completing acquisitions as a result of: (i) management's personal relationships with existing staffing companies; (ii) the proven merger and acquisition experience of the Company's key executives; (iii) the successful assimilation and integration of previous acquisitions; (iv) its decentralized entrepreneurial environment; and (v) its willingness to include some amount of Common Stock as part of the consideration so that the stockholder/managers of the acquired company and StaffMark will have common motivation and goals. However, no assurance can be given that the Company's acquisition program will continue to be successful.

FACILITIES

     The Company owns no real property, but leases space for all of its branch offices. The Company believes that its facilities are adequate for its needs and does not anticipate inordinate difficulty in replacing such facilities or opening additional facilities, if needed.


     The Company's corporate headquarters is located at 302 East Millsap Road, Fayetteville, Arkansas 72703. The premises are leased from a related party for a term ending on January 1, 2001, with three options to renew for five additional years each. A number of other facilities are also leased from related parties. The Company believes that the lease terms are at least as favorable as could be obtained from any unrelated third party. While the Company believes that its corporate headquarters are currently adequate for its needs, it is in the process of considering the leasing of additional space at an adjacent property from a related party. See "Certain Transactions -- Leases of Facilities."


REGULATION

     The Company's operations are not generally subject to state or local licensing requirements or other regulations specifically governing the provision of commercial and professional staffing services. There can be no assurance, however, that states in which the Company operates or may in the future operate will not adopt such licensing or other regulations affecting the Company.

     State mandated workers' compensation and unemployment insurance premiums have increased in recent years and have directly increased the Company's cost of services. In addition, the extent and type of health insurance benefits that employers are required to provide employees have been the subject of intense scrutiny and debate in recent years at both the national and state level. Proposals have been made to mandate that employers provide health insurance benefits to staffing employees, and some states could impose sales taxes, or raise sales tax rates, on staffing services. Further increases in such premiums or rates, or the introduction of new regulatory provisions, could substantially raise the costs associated with hiring and employing staffing employees. See "Risk Factors -- Increased Employee Costs" and "-- Risk of Government Regulations and Legislative Proposals."

     The Company currently recruits information technology consultants and professionals and physical and occupational therapists internationally for domestic placement. The entry of these employees into the United States is regulated by the U.S. Department of Labor and U.S. Department of Justice -- Immigration and Naturalization Services. The regulations governing the hiring of foreign nationals are complex and change often. If either of these authorities or any other regulatory or judicial body should determine that the Company is not in compliance with the regulations, the Company could be subject to fines and/or suspension of this part of the Company's business. Further, regulations could change in a manner which would limit the Company's ability to employ foreign nationals. Any of the foregoing could have a material adverse effect on the Company's business, financial condition, and results of operation. See "Risk Factors -- Government Regulation of Immigration."

INTELLECTUAL PROPERTY

     The Company has applied for Federal Trademark registration of "StaffMark" and the associated Company logo with the U.S. Patent and Trademark office. The Company has received a Notice of Allowance and has filed Statements of Use for both marks. The Company has also applied for a service mark for "StaffView," which is software developed for client reporting of its temporary workforce. No assurance can be given that any such registrations will be granted or that if granted, such registration will be effective to prevent others from: (i) using the marks concurrently; or (ii) preventing the Company from using the service marks in certain locations. The Company owns and licenses several other state and federal trademarks used by the Founding Companies and the Post-IPO Acquisitions. The Company believes that it has all rights to trademarks and trade names necessary for the conduct of its business.

LEGAL AND ADMINISTRATIVE PROCEEDINGS

     In the ordinary course of its business, the Company is periodically threatened with or named as a defendant in various lawsuits, including discrimination and harassment and other similar claims. The Company maintains insurance in such amounts and with such coverage and deductibles as management believes are reasonable. The Company is not a party to any material legal proceedings.

                                   MANAGEMENT


     The directors and executive officers of the Company, and their ages as of July 31, 1997, are as follows:



               NAME                 AGE                             POSITION
               ----                 ---                             --------
Jerry T. Brewer(1)(3)(5)..........  56    Chairman of the Board
Clete T. Brewer(1)(5).............  32    President and Chief Executive Officer; Director
Terry C. Bellora(5)...............  51    Chief Financial Officer
Ted Feldman(5)....................  44    Chief Operating Officer
Robert H. Janes III(5)............  30    Executive Vice President -- Mergers and Acquisitions
Gordon Y. Allison.................  37    Executive Vice President -- General Counsel
W. David Bartholomew..............  40    Executive Vice President -- Southeastern Operations;
                                          Director
Donald A. Marr, Jr................  32    Executive Vice President -- Southwestern Operations
Steven E. Schulte(5)..............  34    Executive Vice President -- Administration; Director
John H. Maxwell, Jr.(2)...........  54    Executive Vice President -- Medical Services; Director
Janice Blethen....................  53    Executive Vice President -- Clinical Trials Support
                                          Services; Director
William T. Gregory................  55    Vice President and General Manager -- Carolina Region;
                                          Director
Mary Sue Maxwell(2)...............  54    Vice President and General Manager -- Oklahoma Region
William J. Lynch(3)(4)............  55    Director
R. Clayton McWhorter(4)...........  63    Director
Charles A. Sanders, M.D.(3).......  65    Director


---------------

(1) Jerry T. Brewer is the father of Clete T. Brewer.

(2) John H. Maxwell, Jr. is the husband of Mary Sue Maxwell.

(3) Member of the Audit Committee.

(4) Member of the Compensation Committee.

(5) Member of the Acquisition Committee.


     Jerry T. Brewer co-founded StaffMark in March 1996 and has served since then as its Chairman of the Board. Mr. Brewer also co-founded Brewer in July 1988, and served as its Chairman of the Board. From July 1988 to April 1994, Mr. Brewer served as President and Chief Executive Officer of Brewer.



     Clete T. Brewer co-founded StaffMark in March 1996 and has served since then as its President and Chief Executive Officer and a Director. Mr. Brewer also co-founded Brewer in July 1988, and served since April 1994, as President, Chief Executive Officer and Director of Brewer. From July 1988 to April 1994, Mr. Brewer served as Vice President and a Director of Brewer.



     Terry C. Bellora became the Chief Financial Officer of the Company in August 1996. Prior to joining StaffMark, Mr. Bellora served as Chief Financial Officer of Pace Industries, Inc. ("Pace") from 1988 to August 1996. Mr. Bellora served as a director of Pace from 1988 to 1993 and as an advisory director of Pace from 1993 to 1996. Mr. Bellora is a certified public accountant and was previously an audit partner for a regional accounting firm.


     Ted Feldman became the Chief Operating Officer of the Company upon consummation of the Initial Public Offering. Mr. Feldman founded HRA in 1991 and since its inception served as its President and Chief Executive Officer. From 1979 until 1992, Mr. Feldman served as President of Nashville Trunk & Bag Co. Mr. Feldman is also an independent trustee of CCA Prison Realty Trust, a publicly traded real estate investment trust.

     Robert H. Janes III co-founded StaffMark in March 1996 and has served since then as its Executive Vice President -- Mergers and Acquisitions. Mr. Janes served as Vice President of Finance of Brewer since April 1995. From 1988 to 1990 and 1992 to 1995, he was employed in the corporate finance department of Stephens Inc., an investment banking firm and one of the Representatives (hereinafter defined). In 1992, Mr. Janes obtained an MBA from The Wharton School.

     Gordon Y. Allison became Executive Vice President -- General Counsel of the Company in June 1997. Prior to joining the Company, Mr. Allison was the Vice President -- General Counsel of Pace since February 1995. Beginning in May 1992, Mr. Allison practiced law at the firm of Giroir & Gregory, Professional Association in Little Rock, Arkansas, and was a partner from 1994 until his employment with Pace. From 1990 to 1992, Mr. Allison was a special counsel in the Division of Corporation Finance at the Securities and Exchange Commission in Washington, D.C. and from 1988 to 1990 was a staff attorney. Mr. Allison is a certified public accountant and worked at Arthur Andersen LLP prior to attending law and graduate business school. Mr. Allison received his Masters of Laws in Securities Regulation and Taxation from Georgetown University Law School.


     W. David Bartholomew is the Executive Vice President -- Southeastern Operations and a Director of the Company. Prior to joining the Company, Mr. Bartholomew had served as Secretary/Treasurer and Principal of HRA since 1993. From 1991 through 1993, Mr. Bartholomew was President of Cobble Personnel of Nashville.



     Donald A. Marr, Jr. is the Executive Vice President -- Southwestern Operations of the Company. Prior to joining the Company, Mr. Marr had been employed by Brewer since 1990 and had served as Brewer's Vice President of Operations since October 1993.



     Steven E. Schulte is the Executive Vice President -- Administration and a Director of the Company. Prior to joining the Company, Mr. Schulte had been employed by Prostaff since August 1987 and served as President and Chief Executive Officer since June 1992.



     John H. Maxwell, Jr. is the Executive Vice President -- Medical Services and a Director of the Company. Prior to joining the Company, Mr. Maxwell had served as the Chief Executive Officer of Maxwell since 1973. He is a Certified Personnel Consultant and a Certified International Personnel Consultant.



     Janice Blethen is the Executive Vice President -- Clinical Trial Support Services and a Director of the Company. Prior to joining the Company, Ms. Blethen had served as the Chief Executive Officer of Blethen since its inception in 1975. Ms. Blethen is a Certified Personnel Consultant.



     William T. Gregory is the Vice President and General Manager -- Carolina Region of the Company. Prior to joining the Company, Mr. Gregory had served as President of First Choice since 1985. Mr. Gregory is a Certified Personnel Consultant.



     Mary Sue Maxwell is the Vice President and General Manager -- Oklahoma Region of the Company. Prior to joining the Company, Ms. Maxwell had served as President of Maxwell since 1983.


     William J. Lynch has been a Director of the Company since the consummation of the Initial Public Offering. Mr. Lynch is a Managing Director of Capstone Partners, LLC, a special situations venture capital firm. From October 1989 to March 1996, Mr. Lynch was a partner of the law firm of Morgan, Lewis & Bockius LLP. Mr. Lynch also serves as a director of Coach USA, Inc., a publicly traded motorcoach services company.


     R. Clayton McWhorter has been a Director of the Company since the consummation of the Initial Public Offering. In 1996, Mr. McWhorter founded and serves as Chairman and Chief Executive Officer of Clayton Associates, LLC and Life Trust America, LLC. Mr. McWhorter is a member of the Board of Directors of Columbia/HCA Healthcare Corporation, a public company ("Columbia/HCA"), and served as its Chairman of the Board from April 1995 to May 1996. Mr. McWhorter served as Chairman, President and Chief Executive Officer of Healthtrust, Inc. from 1987 to April 1995 and served as President and Chief Executive Officer of Hospital Corporation of America from 1985 to 1987 (both of which are now a part of Columbia/HCA). In addition, Mr. McWhorter is a director of Suntrust
Bank -- Nashville and Corrections Corporation of America, which also are publicly traded companies.


     Charles A. Sanders, M.D. has been a Director of the Company since the consummation of the Initial Public Offering. Dr. Sanders is retired from Glaxo, Inc. where he served as Chief Executive Officer from 1989 through 1994 and Chairman from 1992 through 1995. Dr. Sanders currently serves as Chairman of The Commonwealth Fund and Project HOPE and serves on the Board of Trustees of the University of North

Carolina at Chapel Hill. Dr. Sanders currently serves as a director of Magainin Pharmaceuticals, Inc. and Vertex Pharmaceuticals Incorporated and is a former director of Merrill Lynch & Co., Inc., Morton International, Inc. and Reynolds Metal Company.


     The number of directors on the Board of Directors is currently fixed at 10. Directors of the Company are elected at the annual meeting of stockholders. Officers of the Company are appointed at the first meeting of the Board of Directors after each annual meeting of stockholders. Directors and executive officers of the Company are elected to serve until they resign or are removed or are otherwise disqualified to serve, or until their successors are elected and qualified.

     The Board of Directors has established committees to perform certain of its functions, including the Audit Committee and the Compensation Committee. The Audit Committee reviews the internal controls of the Company, reviews the objectivity of its financial reporting and meets with appropriate Company financial personnel and the Company's independent certified public accountants in connection with these reviews. The Audit Committee also recommends to the Board of Directors the appointment of independent certified public accountants to serve as auditors for the following year. The Compensation Committee advises and makes recommendations to the Board of Directors with respect to salaries and bonuses to be paid to officers and other employees of the Company. The Compensation Committee also administers the Company's 1996 Stock Option Plan.

DIRECTOR COMPENSATION

     Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company receives a fee of $2,000 for attendance at each Board of Directors meeting and $500 for each committee meeting (unless held on the same day as a Board of Directors meeting). Under the Company's 1996 Stock Option Plan, each non-employee director automatically receives non-qualified options to purchase 10,000 shares of Common Stock upon such person's initial election as a director. Non-employee directors also receive annual grants of non-qualified options to purchase 2,000 shares of Common Stock at the time of each annual stockholder's meeting. See "-- 1996 Stock Option Plan." All such options are or will have an exercise price equal to the fair market value of the Common Stock on the date of grant, are or will be exercisable in equal amounts over three years except as limited by the rules and regulations of the Securities Act and the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and will expire five years from the date of grant. All directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, or for other expenses incurred in their capacity as directors.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid or accrued by the Company for services rendered to the Company's Chief Executive Officer and to the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers") during the year ended December 31, 1996.

The Company did not grant any stock appreciation rights or make any long-term incentive plan payouts during the periods shown.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                                        ------------
                                            ANNUAL COMPENSATION          SECURITIES
                                       ------------------------------    UNDERLYING     ALL OTHER
     NAME AND PRINCIPAL POSITION       YEAR   SALARY($)(1)   BONUS($)     OPTIONS      COMPENSATION
     ---------------------------       ----   ------------   --------   ------------   ------------
Clete T. Brewer, President and Chief
  Executive Officer..................  1996     $40,869         --         10,000         $2,487
Terry C. Bellora, Chief Financial
  Officer............................  1996      41,538         --        160,000          2,824
Ted Feldman, Chief Operating
  Officer............................  1996      39,769         --         10,000          1,025
W. David Bartholomew, Executive Vice
  President -- Southeastern
  Operations.........................  1996      34,615                    10,000          1,025
Steven E. Schulte, Executive Vice
  President -- Administration........  1996      31,250         --         10,000            502

---------------

(1) For the period October 2, 1996, the completion of the Initial Public Offering, through fiscal year-end.

     The following table sets forth information concerning each grant of stock options to the Named Executive Officers during the year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                            -------------------------------------------------------------
                                                PERCENTAGE
                                                 OF TOTAL
                               NUMBER OF          OPTIONS
                              SECURITIES          GRANTED       EXERCISE OR
                              UNDERLYING      TO EMPLOYEES IN    BASE PRICE    EXPIRATION       GRANT DATE
           NAME             OPTIONS GRANTED     FISCAL 1996     ($/SHARE)(1)      DATE      PRESENT VALUE($)(2)
           ----             ---------------   ---------------   ------------   ----------   -------------------
Clete T. Brewer...........       10,000             1.1%           $12.00       10/02/06        $   72,800
Terry C. Bellora..........      160,000            18.4             12.00       10/02/06         1,059,800
Ted Feldman...............       10,000             1.1             12.00       10/02/06            72,800
W. David Bartholomew......       10,000             1.1             12.00       10/02/06            72,800
Steven E. Schulte.........       10,000             1.1             12.00       10/02/06            72,800

---------------

(1) The exercise price per share for all options granted is equal to the market price of the underlying Common Stock as of the date of the Initial Public Offering.

(2) The grant date present value was based on the Black-Scholes Option Valuation Model, a widely recognized method of valuing options. The following underlying assumptions were used to derive the present value of these options: expected volatility of the Company's stock of 65.1%, based upon the actual monthly volatility in the industry for the five years prior to the grant date; a risk-free rate of return of 6.4%, based on the yield of the five year U.S. Treasury Notes as of the grant date; and exercise of the option five years after the grant date. The actual value, if any, the Named Executive Officers may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised; consequently, there is no assurance the value realized by the Named Executive Officers will be at or near the value estimated by the Black-Scholes Option Valuation Model.

     The following table sets forth information concerning the value of unexercised options as of December 31, 1996 for the Named Executive Officers. None of the Named Executive Officers exercised options during the year ended December 31, 1996.


                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUE

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED       VALUE OF THE UNEXERCISED
                                                         OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                                       FISCAL YEAR END(#)            FISCAL YEAR END(1)
                                                   ---------------------------   ---------------------------
                      NAME                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                      ----                         -----------   -------------   -----------   -------------
Clete T. Brewer..................................        --          10,000             --        $ 5,000
Terry C. Bellora.................................    25,000         135,000        $12,500         67,500
Ted Feldman......................................        --          10,000             --          5,000
W. David Bartholomew.............................        --          10,000             --          5,000
Steven E. Schulte................................        --          10,000             --          5,000

---------------

(1) Options are "in-the-money" if the closing market price of the Company's Common Stock exceeds the exercise price of the options. The value of the unexercised options represents the difference between the exercise price of such options and the closing market price of the Company's Common Stock of $12.50 on December 31, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Messrs. Lynch and McWhorter. Neither Mr. Lynch nor Mr. McWhorter has been an officer or employee of the Company at any time. In connection with the formation of StaffMark, Inc., the Company issued 136,042 shares to Capstone Partners, LLC, a Delaware Limited Liability Company, of which Mr. Lynch is a member. Of this amount, 36,607 shares were distributed to Mr. Lynch individually.

EMPLOYMENT AGREEMENTS; COVENANTS NOT TO COMPETE

     Messrs. Clete Brewer, Feldman, Bartholomew and Schulte entered into employment agreements with the Company, or a subsidiary thereof, commencing on the date of the closing of the Initial Public Offering providing for base annual compensation of $150,000, $145,000, $125,000 and $125,000, respectively.
Pursuant to such employment agreements, each such officer is eligible for additional year-end bonus compensation to be determined pursuant to an incentive bonus plan. Each employment agreement is for a term of five years, and unless terminated or not renewed by the Company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal.


     Each of the employment agreements for Messrs. Brewer, Feldman, Bartholomew and Schulte provides that, in the event of a termination of employment by the Company, except for specific instances of "cause" as defined in the employment agreement, such employee shall be entitled to receive from the Company such employee's then current salary for a period specified in the agreement. Each employment agreement contains a covenant not to compete with the Company for a period of two years immediately following the termination of his employment. Each of the other executive officers of the Company have entered into employment agreements with substantially similar terms.


     Mr. Bellora has entered into an employment agreement with the Company providing for an annual base salary of $150,000, a bonus to be determined annually pursuant to an incentive bonus plan and options to purchase 150,000 shares of Common Stock at the Initial Public Offering price, exercisable over a period of five years. Such options expire ten years after the date of grant. The employment agreement is for a term of five years. The agreement provides for the payment of two years' salary in the event of termination without cause. In the event of a change in control of the Company, he may elect to terminate his employment and receive the amount he would receive pursuant to a termination without cause. Mr. Bellora's employment agreement contains a covenant not to compete with the Company for a period equivalent to the longer of two years immediately following termination of employment or, in the case of a termination by the Company without cause in the absence of a change in control, for a period of one year following termination of employment. In the event of a change in control without 15 days notice, such non-competition provisions would not apply.

1996 STOCK OPTION PLAN

     In June 1996, the Board of Directors and the Company's stockholders approved the StaffMark 1996 Stock Option Plan (the "Plan"). The purpose of the Plan is to provide directors, officers, key employees and consultants with additional incentives by increasing their ownership interests in the Company. Directors, officers and other key employees of the Company and its subsidiaries are eligible to participate in the Plan. In addition, awards may be granted to consultants providing valuable services to the Company. Awards under the Plan are granted by the Compensation Committee of the Board of Directors and may include incentive stock options ("ISOs") and/or non-qualified stock options ("NQSOs").

     The Compensation Committee of the Board of Directors, which administers the Plan, consists of two directors who qualify as non-employee directors within the meaning of Rule 16b-3 under the Exchange Act. The Compensation Committee generally has discretion to determine the terms of an option grant, including the number of option shares, option price, term, vesting schedule, the post-termination exercise period, and whether the grant will be an ISO or NQSO. Notwithstanding this discretion: (i) the number of shares subject to options granted to any individual in any calendar year may not exceed 500,000 shares;
(ii) the option price per share of Common Stock may not be less than 100% of the fair market value of such share at the time of grant or 110% of the fair market value of such shares if the option is intended to be an ISO and is granted to a stockholder owning more than 10% of the combined voting power of all classes of the stock of the Company or of its parent or subsidiaries on the date of the grant of the option; and (iii) the term of any option may not exceed 10 years or five years if the option is intended to be an ISO and is granted to a stockholder owning more than 10% of the total combined voting power of all classes of stock of the Company on the date of the grant of the option. In addition, unless otherwise specified by the Compensation Committee, all outstanding options vest upon a "change in control" of the Company (as defined in the Plan), and all options will terminate three months following any termination of employment.

     The Plan also provides for automatic option grants to directors who are not otherwise employed by the Company or its subsidiaries. Upon commencement of service (or upon agreeing to serve in the case of the initial non-employee directors), a non-employee director will receive an NQSO to purchase 10,000 shares of Common Stock, and continuing non-employee directors will receive annual options to purchase 2,000 shares of Common Stock. Options granted to non-employee directors become exercisable one-third on the date of grant and one-third on each of the next two anniversaries of the date of grant. Non-employee directors' options have a term of five years from the date of grant.

     The maximum number of shares of Common Stock that may be subject to outstanding options, determined immediately after the grant of any option, is the greater of 1,500,000 shares or 12% of the aggregate number of shares of the Company's Common Stock outstanding, provided, however, that options to purchase no more than 1,500,000 shares of Common Stock may be granted as ISOs as of the preceding January 1, less, in each case, the number of shares subject to previously outstanding awards under the Plan. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited during any calendar year are available for issuance or use in connection with future awards during such calendar year.

     The Plan will remain in effect until terminated by the Board of Directors. No ISO may be granted more than 10 years after the adoption of the Plan by the Board or approval of the Plan by the stockholders, whichever is earlier. The Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval within one year after approval by the Board of Directors if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

     The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended (the "Code"), which generally disallows a public company's tax deduction for compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1.0 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as "performance-based compensation" is excluded from the $1.0 million deductibility cap, and therefore remains fully deductible by the company that pays it. The Company intends that options granted with an exercise price at least equal to 100% of fair market value of the underlying stock at the date of grant will qualify as such "performance-based compensation," although other awards under the Plan may not so qualify. Until final regulations are adopted and other guidance made available by the Internal Revenue Service, there can be no assurance that any awards under the Plan will qualify as "performance-based compensation" that is fully deductible by the Company under Section 162(m).

     As of June 30, 1997 the Company had issued options to purchase a total of 1,265,000 shares of Common Stock since the completion of the Initial Public Offering and it has 435,000 additional shares of Common Stock reserved for issuance under the Plan. Options issued, other than those granted to non-employee directors and Mr. Bellora, are generally exercisable as to 40% of the underlying shares two years from the date of grant and as to an additional 20% on each of the next three anniversaries of the date of option grant.

EMPLOYEE STOCK PURCHASE PLAN

     On May 2, 1997, the Company's stockholders approved the Company's Employee Stock Purchase Plan (the "Purchase Plan"), pursuant to which eligible employees may purchase shares of Common Stock. The purpose of the Purchase Plan is to provide employees who wish to become stockholders an opportunity to purchase Common Stock. The Company has reserved 300,000 shares of Common Stock for issuance under the Purchase Plan.

     Eligible Participants. Regular full or part-time employees of the Company are eligible to participate in the Purchase Plan, on a purely voluntary basis, if they meet certain conditions. To be eligible, an employee's customary employment must be greater than both 20 hours per week and five months per calendar year. The employee must also have completed one year of continuous service with the Company. An employee who owns five percent or more of the total combined voting power or value of all classes of stock of the Company is not eligible to participate in the Purchase Plan. Temporary employees also are not eligible to participate in the Purchase Plan. Approximately 4,200 employees would have been eligible to participate as of July 31, 1997.

     Material Features of the Purchase Plan. Eligible employees participate in the Purchase Plan by exercising options to purchase Common Stock. Options shall be granted for each purchase period to eligible employees who elect to participate in the Purchase Plan. Each calendar quarter will be a purchase period unless otherwise established by the committee administering the Purchase Plan (the "Committee"). Common Stock will be purchased through a participant's payroll deductions at a stated dollar amount not less than $10 per pay period (or $20 if the pay period is every month), as determined by the participant, at a price equal to the lower of 85% of the fair market value of the Common Stock as of the first or the last trading day of each purchase period. The fair market value of the Common Stock will be determined by reference to the Common Stock price on the Nasdaq National Market on each relevant date. No employee will be permitted to purchase shares of Common Stock under the Purchase Plan having an aggregate fair market value of more than $25,000 for each calendar year.

     Each eligible employee who elects to participate in the Purchase Plan will, without any action on his or her part, be automatically deemed to have exercised his or her option on the last day of each purchase period if he or she is then employed, unless the employee notifies the Committee of his or her desire not to make such purchase. To the extent that the amount withheld through payroll deductions throughout the purchase period is sufficient to purchase, at the option price, one or more whole shares of Common Stock, such shares shall be purchased for the participant and delivered by the Company as determined by the Committee. An option granted under the Purchase Plan shall not be transferable by an employee other than by will or by the laws of descent and distribution and is exercisable during his or her lifetime only by the employee. Shares of Common Stock purchased under the Purchase Plan may not be sold or withdrawn from the participant's account prior to one year following the date on which such shares were purchased.

     A participant may voluntarily suspend his or her payroll deductions at any time, but will not be permitted to resume the payroll deductions again until the January 1 or July 1 following the date of notice to resume payroll deductions. A participant may change the rate of his or her payroll deductions on any January 1 or July 1. If a participant terminates his or her employment with the Company, his or her participation in the Purchase Plan will be automatically terminated as of the date of termination of employment, and the shares held in his or her stockholder account will either be sold as directed by the participant or distributed to the participant, in which case the Common Stock purchased through the Purchase Plan as of the date of termination will be distributed to the participant together with cash equal to the sum of the fair market value of any fractional shares owned by the participant and amounts withheld through payroll deductions that had not been applied to purchase Common Stock under the Purchase Plan.

     All funds received or held by the Company under the Purchase Plan are general assets of the Company, free of any trust or other restriction, and may be used for any corporate purpose. No interest on such funds will be credited to or paid to any participant under the Purchase Plan.

     Tax Treatment. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Code, an employee who elects to participate in the Purchase Plan will not realize income at the time the offering commences or when the shares are actually purchased under the Purchase Plan. If an employee disposes of such shares after two years from the date the offering of such shares commences under the Purchase Plan and after one year from the actual date of purchase of such shares under the Purchase Plan (collectively, the "Holding Period"), the employee will be required to include in income, as capital gain for the year in which such disposition occurs, an amount equal to the lesser of (i) the excess of the fair market value of such shares at the time of disposition over the purchase price and (ii) the excess of the fair market value of such shares at the time the offering commenced over the purchase price.

     If any employee disposes of the shares purchased under the Purchase Plan during the Holding Period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess, if any, of the fair market value of such shares on the date of purchase over the purchase price. The employee's basis in such shares disposed of will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be capital gain or loss, either short-term or long-term, depending on the length of the Holding Period for such shares. In the event of a disposition during the Holding Period, the Company (or the subsidiary by which the employee is employed) will be entitled to a deduction from income equal to the amount the employee is required to include in income as a result of such disposition.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of July 31, 1997 and as adjusted to reflect the sale of Common Stock offered by this Prospectus, by: (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; (ii) each of the Company's directors,
(iii) each Named Executive Officer; (iv) each of the Selling Stockholders; and
(v) all executive officers and directors as a group. Except as otherwise indicated, all persons listed have sole voting and investment power with respect to their shares.


                                           SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                             OWNED PRIOR TO                           OWNED AFTER
                                                OFFERING                              OFFERING(1)
                                           -------------------                    -------------------
                  NAME                      NUMBER     PERCENT   SHARES OFFERED    NUMBER     PERCENT
                  ----                     ---------   -------   --------------   ---------   -------
EXECUTIVE OFFICERS AND DIRECTORS:
  Jerry T. Brewer(2).....................    672,944     4.6%        10,327         662,617     3.7%
  Clete T. Brewer(3).....................  1,071,084     7.2         70,000       1,001,084     5.6
  Terry C. Bellora(4)....................     25,200     *               --          25,200     *
  Ted Feldman(5).........................    303,611     2.1             --         303,611     1.7
  Robert H. Janes III....................    184,957     1.3         18,495         166,462     *
  David Bartholomew(6)...................    281,937     1.9         10,000         271,937     1.5
  Donald A. Marr, Jr.....................    117,010     *           11,700         105,310     *
  Steven E. Schulte(7)...................    572,870     3.9         10,000         562,870     3.1
  John H. Maxwell, Jr.(8)................    714,059     4.8          5,000         709,059     3.9
  Mary Sue Maxwell(9)....................    714,059     4.8          5,000         709,059     3.9
  Janice Blethen(10).....................    476,477     3.2          5,000         471,477     2.6
  William T. Gregory.....................    435,750     3.0             --         435,750     2.4
  William J. Lynch(11)(12)...............     43,640     *               --          43,640     *
  Clayton McWhorter(12)..................      4,000     *               --           4,000     *
  Charles A. Sanders, M.D.(12)...........     14,000     *               --          14,000     *
  All executive officers and directors as
     a group (16 persons)................  4,917,539    33.2        135,522       4,777,017    26.5

OTHER SELLING STOCKHOLDERS:
  Chad J. Brewer(13).....................    680,022     4.6         60,000         620,022     3.4
  John C. & Betty L. Becker Charitable
     Remainder Trust(14).................    232,022     1.6         47,000         185,022     1.0
  Jean A. Curtis(15).....................    160,497     1.1         20,000         140,497     *
  Bradley C. Faerber.....................      3,860     *              860           3,000     *
  Jeffrey T. Gregory.....................     62,250     *            5,000          57,250     *
  Ann F. Jaeger(16)......................      8,732     *            1,746           6,986     *
  J. Christopher Jaeger..................      8,732     *            1,746           6,986     *
  Robert Kleven(17)......................     23,263     *            2,326          20,937     *
  Karla Leigh Schulte Trust..............    116,945     *            5,000         111,945     *
  Donna Vassil(18).......................     57,938     *            5,800          52,138     *

---------------

  *  Less than 1%.

 (1) Assumes no exercise of the Underwriters' over-allotment option.

 (2) Includes 175,000 shares held by Mr. Brewer's spouse, as to which Mr. Brewer disclaims beneficial ownership.

 (3) Includes 750 shares held by Mr. Brewer's spouse, as to which Mr. Brewer disclaims beneficial ownership. Mr. Brewer's address is c/o StaffMark, Inc., 302 East Millsap Road, Fayetteville, Arkansas 72703. At the effective time of the Offering, 1,500 shares beneficially owned by Mr. Brewer, which were acquired on May 1, 1997 for $14.25 per share, will be matched against 1,500 shares to be offered by Mr. Brewer with respect to this Prospectus pursuant to Section 16(b) of the Exchange Act. As a result of the Section 16(b) matching principle, which applies to certain purchases and sales of stock within a six month period, and assuming a public offering price of $26.88, Mr. Brewer will be required to pay the Company the profit resulting from such transactions, or approximately $18,945 at the effective time of the Offering. Mr. Brewer has informed the Company that he will deliver a check made payable to the Company for the required amount at the effective time of the Offering.


 (4) Includes 25,000 shares subject to options which are currently exercisable.

 (5) Includes 1,000 shares held by Mr. Feldman's spouse, as to which Mr. Feldman disclaims beneficial ownership.

 (6) These shares are held by Bartfund I Limited Partnership, of which Mr. Bartholomew is the general partner.

 (7) Includes 437,025 shares held by the Steven E. Schulte Revocable Trust for which Mr. Schulte is trustee and 116,945 shares held by the Karla Leigh Schulte Trust for which Mr. Schulte is trustee. Of the shares offered by Mr. Shulte, 5,000 are held of record by the Karla Leigh Schulte Trust.

 (8) Includes 351,620 shares held by the John H. Maxwell, Jr. Revocable Living Trust, of which Mr. Maxwell is the trustee, and includes 362,439 shares held by a trust for the benefit of Mr. Maxwell's spouse, as to which Mr. Maxwell disclaims beneficial ownership. John H. Maxwell, Jr. is the spouse of Mary Sue Maxwell. Of the shares offered by Mr. Maxwell, 2,500 are held of record by Mr. Maxwell's spouse.

 (9) Includes 362,439 shares held by the Mary Sue Maxwell Revocable Living Trust, of which Ms. Maxwell is the trustee, and includes 351,620 shares held by a trust for the benefit of Ms. Maxwell's spouse, as to which Ms. Maxwell disclaims beneficial ownership. Mary Sue Maxwell is the spouse of John H. Maxwell, Jr. Of the shares offered by Ms. Maxwell, 2,500 are held of record by Ms. Maxwell's spouse.

(10) Includes 71,905 shares held by Blethen Family Investments Limited Partnership, the general partner of which is a corporation controlled by Ms. Blethen.

(11) Includes 3,033 shares for which Mr. Lynch is trustee under the Uniform Gift to Minors Act and 3,333 shares subject to options which are currently exercisable.

(12) Includes 4,000 shares subject to options which are currently exercisable.

(13) Includes 66,044 shares held by the Clete Brewer Irrevocable Trust for the benefit of Chad J. Brewer and for which Chad J. Brewer is the trustee. Chad
     J. Brewer is the son of Jerry T. Brewer and the brother of Clete T. Brewer. Prior to the merger, Chad J. Brewer was a risk manager with Brewer and with StaffMark subsequent to the merger.

(14) Includes 185,022 shares held by John and Betty Becker, individually. Mr. and Mrs. Becker were officers of On Call before it merged with Brewer in February 1995.

(15) Includes 105,717 shares held by Ms. Curtis' spouse, as to which Ms. Curtis disclaims beneficial ownership. Prior to the acquisition of Flexible by StaffMark, Ms. Curtis served as its Secretary and Mr. Curtis served as its President.

(16) Ms. Jaeger was associated with Blethen through July 1997.


(17) Prior to the acquisition of Kleven by StaffMark, Mr. Kleven served as president of Kleven, and he continues to run its operations for the Company.



(18) Ms. Vassil is the general manager of Georgia operations of the Company, and prior to the Mergers, Ms. Vassil was general manager of Caldwell.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     The Company's authorized capital stock consists of 26,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). Without giving effect to the issuance of shares as contemplated by this Prospectus, the Company has outstanding 14,919,296 shares of Common Stock and no shares of Preferred Stock.


COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

     Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefore. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this Offering will be upon payment therefor, fully paid and non-assessable.

     The Common Stock trades on the Nasdaq National Market under the symbol "STAF."

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock of any class or series.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (i) the owner of 15% or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws, through action of its stockholders, to exempt itself from coverage, provided that such bylaw or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. The Company has not adopted such an amendment to its Certificate of Incorporation or Bylaws.

LIMITATION ON DIRECTORS' LIABILITIES

     Pursuant to the Company's Certificate of Incorporation and under Delaware law, directors and executive officers of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

     As permitted by Delaware law, the Company has entered into an indemnification agreement with its directors, pursuant to which the Company will agree to pay certain expenses, including attorney's fees, judgments, fines and amounts paid in settlement incurred by such directors in connection with certain actions, suits or proceedings. These agreements require directors to repay the amount of any expenses advanced if it shall be determined that they shall not have been entitled to indemnification. Further, the Company maintains liability insurance for the benefit of its directors and officers.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is First Chicago Trust Company of New York.

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY

     In connection with its formation, the Company issued 1,000 shares of Common Stock at $.01 per share and subsequently declared a stock dividend of 1,355 shares of Common Stock for each share of Common Stock outstanding. The shares were issued to various members of management including: Jerry T. Brewer -- 179,944 shares; Clete T. Brewer -- 457,042 shares; Donald A. Marr, Jr. -- 34,010 shares; Robert H. Janes III -- 184,957 shares; and Janice Blethen -- 25,068 shares. The Company also issued 136,042 shares to Capstone Partners, LLC, a Delaware Limited Liability Company, of which William J. Lynch is a member. Of this amount, 36,607 shares were distributed to Mr. Lynch individually.

     Simultaneously with the closing of the Initial Public Offering, the Company acquired by merger all of the issued and outstanding stock of the six Founding Companies, at which time each Founding Company became a wholly owned subsidiary of the Company. The aggregate consideration paid by the Company in the Mergers was approximately $83.3 million, consisting of approximately $15.9 million in cash and 5,618,249 shares of Common Stock. In addition, in conjunction with the Mergers certain of the Founding Companies made distributions totaling approximately $5.3 million, representing S Corporation earnings previously taxed to their respective stockholders. Also, prior to the Mergers, certain of the Founding Companies made distributions of certain assets with a net book value totaling approximately $349,000.

     The following table sets forth the consideration paid for each Founding
Company:

                                                            COMMON STOCK
                                                        ---------------------
                                                                     VALUE OF
                  COMPANY                     CASH       SHARES       SHARES      TOTAL
                  -------                    -------    ---------    --------    -------
                                                       (DOLLARS IN THOUSANDS)
Brewer.....................................  $ 2,950    1,935,000    $23,220     $26,170
Prostaff...................................    4,500    1,050,000     12,600      17,100
Maxwell....................................    2,280      912,000     10,944      13,224
HRA........................................    2,348      615,175      7,382       9,730
First Choice...............................    2,075      622,500      7,470       9,545
Blethen....................................    1,764      483,574      5,803       7,567
                                             -------    ---------    -------     -------
          Total............................  $15,917    5,618,249    $67,419     $83,336
                                             =======    =========    =======     =======

     In connection with the Mergers, and as consideration for their interests in the Founding Companies, certain officers, directors, key employees and holders of more than 5% of the outstanding shares of the Company, together with trusts for which they act as trustees, received cash and shares of Common Stock of the Company as follows:

                                                                   FOUNDING COMPANY
                                                                    CONSIDERATION
                                                            ------------------------------
                                                                               SHARES OF
                           NAME                                  CASH         COMMON STOCK
                           ----                             --------------    ------------
                                                            (IN THOUSANDS)
Jerry T. Brewer...........................................     $ 1,376           318,000
Clete T. Brewer...........................................          --           610,912
Ted Feldman...............................................       1,009           302,611
W. David Bartholomew......................................       1,210           282,437
Donald A. Marr, Jr........................................          --            83,000
Steven E. Schulte.........................................       1,954           455,925
John H. Maxwell, Jr.......................................         886           354,402
Mary Sue Maxwell..........................................         913           365,221
Janice Blethen............................................       1,626           451,410
William T. Gregory........................................       1,453           435,750
                                                               -------         ---------
          Total...........................................     $10,427         3,659,668
                                                               =======         =========

     Pursuant to the agreements entered into in connection with the Mergers, all of the stockholders of the Founding Companies agreed not to compete with the Company for five years, unless reduced by applicable state law, commencing on the date of consummation of the Initial Public Offering.

     Prior to the Initial Public Offering, certain of the Founding Companies incurred indebtedness which was personally guaranteed by its stockholders or by entities controlled by its stockholders. The Company repaid approximately $29.5 million of indebtedness of the Founding Companies immediately following the consummation of the Initial Public Offering, of which approximately $14.5 million directly or indirectly benefited persons who became officers, directors or greater than 5% stockholders of the Company upon consummation of the Initial Public Offering. In each case, such person was either a direct obligor or a guarantor of such indebtedness. Further, approximately $4.1 million of such indebtedness was incurred by the Founding Companies in connection with S Corporation distributions to the stockholders of the Founding Companies prior to the Mergers.

LEASES OF FACILITIES

     In connection with the acquisition of Brewer, the Company assumed a lease by Brewer of property in Fayetteville, Arkansas that is owned by Brewer Investments, an Arkansas limited partnership whose partners are Jerry T. Brewer and Kay Brewer. Jerry T. Brewer is the father of Clete T. Brewer and Kay Brewer is the mother of Clete T. Brewer who was an officer, director and principal stockholder of Brewer. Lease payments to Brewer Investments were $60,000 in each of 1993, 1994 and 1995. In January 1996, Brewer Investments began leasing a new and larger building to Brewer which became the Company's headquarters. The total lease payments to Brewer Investments for the year ended December 31, 1996 and the six months ended June 30, 1997 were $225,000 and $113,000, respectively. The annual rent for the building is $225,000 and the lease extends for five years. The building leased during previous years is no longer being leased to the Company. The Company is responsible for all real estate taxes, insurance and maintenance.

     In connection with the acquisition of Prostaff, the Company assumed leases by Prostaff of property in Little Rock, Arkansas used by Prostaff in its operations that are owned by an Arkansas limited liability company, one of whose members is Steven E. Schulte, who was an officer, director and principal stockholder of Prostaff. The aggregate rental expenses for this property was approximately $74,000, $114,000 and $116,000 for fiscal years 1994, 1995, and
1996, respectively, and approximately $51,000 for the six months ended June 30, 1997. The annual rent is $127,000 and Prostaff is responsible for all real estate taxes, insurance and maintenance.

     Prior to the Mergers, Maxwell distributed real estate to John H. Maxwell, Jr. and Mary Sue Maxwell, with an aggregate carrying value of approximately $221,000. Such real estate is leased to the Company at an annual rent of $100,000. The lease has a three year term and a two year renewal option.

     The Company believes that the rent payments made for leased facilities with related parties are on terms that are as favorable to the Company as those that could be obtained from unaffiliated third parties.

CERTAIN LOANS

     In October 1996, StaffMark advanced Donald A. Marr, Jr. the principal amount of $80,000 due on October 2, 1999 pursuant to a promissory note that accrues interest at six percent per annum.

     During 1996, Blethen had made advances to Janice Blethen totaling $250,752. Such amounts were repaid prior to the consummation of the Mergers.


     During 1996, First Choice had an unsecured demand note payable to William
T. Gregory in the principal amount of $140,000, with interest payable semiannually at 8% per annum, which was paid off as of the closing of the Initial Public Offering.

OTHER TRANSACTIONS


     In December 1995, a note receivable from Brewer Investments in the amount of approximately $345,000 was distributed pro-rata to the individual shareholders of Brewer, including $80,000 to Jerry T. Brewer and $132,000 to Clete T. Brewer.



     In November 1995, Ted Feldman and Bartfund I Limited Partnership, an affiliate of W. David Bartholomew, purchased the common stock of a former stockholder of HRA for $150,000, each issuing to him a promissory note in the amount of $75,000. HRA guaranteed payment of Mr. Fedman's and Bartfund I Limited Partnership's promissory notes to the former stockholder. Such amounts were repaid prior to the consummation of the Mergers. In addition, HRA agreed to pay the former shareholder a $30,000 bonus for fiscal 1995; $150,000 as a severance arrangement to be paid in monthly installments of $5,690 through November 15, 1996; $5,647 through November 15, 1997, and $1,163 through November 15, 1998; and $236,518 as a non-compete agreement payable monthly through November 15, 2003.


     In November 1995, Mr. Feldman and Mr. Bartholomew purchased an option held by certain parties to acquire 30% of the common stock of HRA for $250,000. In conjunction with this transaction, HRA advanced to each of Mr. Feldman and Mr. Bartholomew the sum of $125,000. Such amounts were repaid prior to the consummation of the Mergers. In addition, HRA entered into a Settlement Agreement and Release with the holders of the option which released all claims against HRA for the sum of $90,000.

COMPANY POLICY

     In the future, any transactions with the Company's stockholders, officers and directors or their affiliates, if any, will be subject to the approval of a majority of the independent and disinterested outside directors and will be conducted on terms no less favorable than could be obtained from unaffiliated third parties.

                        SHARES ELIGIBLE FOR FUTURE SALE

SECURITIES LAW RESTRICTIONS


     Upon completion of the Offering, the Company will have outstanding 18,134,296 shares of Common Stock (assuming no exercise of outstanding options). Of such shares, 8,308,476 shares of Common Stock are considered "restricted securities" pursuant to Rule 144 under the Securities Act and may only be sold if they are registered under the Securities Act or if an exemption from registration is available, including an exemption afforded by Rule 144 under the Securities Act.


     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned his or her restricted securities for at least one year but less than two years, is entitled to sell within any three-month period a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission (the "Commission"). Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice, and availability of current public information about the Company. A person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who owns shares that have not been held by the Company or an affiliate of the Company for at least two years, would be entitled to sell the shares under Rule 144(k) without compliance with the limitations described above. Restricted securities properly sold in reliance on Rule 144 are thereafter freely tradeable without restrictions or registration under the Securities Act unless thereafter held by an affiliate of the Company.

LOCK-UP RESTRICTIONS


     Underwriters' Lock-Ups. The Company, its directors, executive officers and certain of its stockholders have agreed with the Representatives that they will not offer or sell any shares of Common Stock they currently own for a period of 180 days after the date of this Prospectus without the prior written consent of

J.C. Bradford & Co., except that the Other Founding Stockholders (as defined) and the Stockholder Affiliates (as defined) may sell a portion of their shares of Common Stock without the prior written consent of J.C. Bradford & Co. during the Open Period (as defined). In addition, the Company may issue shares of Common Stock in connection with acquisitions, upon exercise of options granted or to be granted under the Company's 1996 Stock Option Plan and in connection with the Purchase Plan.


     Company Lock-Ups. At time of the Initial Public Offering, each of the stockholders of the Founding Companies and the organizers of the Company agreed with the Company that they would not sell any of their shares they received immediately prior to the Initial Public Offering until September 27, 1998 (the "Two Year Lock-Up"), subject to certain exceptions. On July 29, 1997, each of the directors, executive officers and certain stockholders of the Company who were either a Founding Company stockholder and/or an organizer of the Company (collectively, the "Stockholder Affiliates") agreed with the Company to extend the Two Year Lock-Up relating to their shares of Common Stock until September 27, 1999 (the "Extended Lock-Up"), subject to certain exceptions. The shares of Common Stock of the Founding Company stockholders and organizers of the Company who are not Stockholder Affiliates (collectively the "Other Founding Stockholders") will remain subject to the Two Year Lock-Up, subject to certain exceptions.

     Even though the shares of Common Stock owned by the Other Founding Stockholders and the Stockholder Affiliates remain subject to the Two Year Lock-Up and the Extended Lock-Up, respectively, upon proper notice, the Company has agreed to allow the Other Founding Stockholders and the Stockholder Affiliates to sell (if they so desire) up to 10% of their shares of Common Stock, or approximately 671,144 shares of Common Stock during a 30 day period that will begin during either late October 1997 or early November 1997 (the "Open Period"). Any shares that are eligible for sale during the Open Period, but are not then sold, will remain subject to the Two Year Lock-Up or the Extended Year Lock-Up, as applicable.

     In addition to any sales by the Other Founding Stockholders or the Stockholder Affiliates during the Open Period, the Company has agreed to release from the Two Year Lock-Up or the Extended Lock-Up, as applicable, a certain number of the shares owned by the Other Founding Stockholders and Stockholder Affiliates at different points in time through September 27, 1999. In either late April 1998 or early May 1998, the Company has agreed to release 10% of the shares of Common Stock (the "First Release Amount") then owned by the Other Founding Stockholders and the Stockholder Affiliates, which, assuming no sales during the Open Period, will be approximately 671,144 shares of Common Stock. In either late October 1998 or early November 1998, the Company has agreed to release 20% of the shares of Common Stock then owned by the Stockholder Affiliates and not previously released (the "Second Release Amount"), which, assuming no sales during either the Open Period or with respect to any shares that are a part of the First Release Amount, will be approximately 810,909 shares of the Company's Common Stock. In either late April 1999 or early May 1999, the Company has agreed to release 40% of the shares of Common Stock then owned by the Stockholder Affiliates and not previously released, which, assuming no sales during either the Open Period or with respect to any shares that are a part of either the First Release Amount or the Second Release Amount, will be approximately 1,297,454 shares of the Company's Common Stock.


     Any sales of shares of Common Stock by the Other Founding Stockholders or the Stockholder Affiliates during the Open Period would be subject to all of the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, including Rule 144. Any sales of shares of Common Stock by the Other Founding Stockholders or the Stockholder Affiliates that have been released from the Two Year Lock-Up or the Extended Year Lock-Up, as applicable, would be subject to all of the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, including Rule 144.


     Net Effect of the Extended Year-Lock Up. Assuming no sales by the Stockholder Affiliates during the Open Period, the Extended Lock-Up effectively restricts the transfer of approximately 1,946,180 shares of Common Stock beyond the expiration date of the Two Year Lock-Up to September 27, 1999. Without the agreement by the Stockholder Affiliates to the Extended Lock-Up, these shares of the Common Stock would otherwise have become available for sale pursuant to Rule 144 on September 27, 1998.

     Expiration of Various Lock-Up Periods. Following the expiration of the Two Year Lock-Up and assuming no sales during the Open Period, 1,985,748 shares owned by the Other Founding Stockholders will be eligible for public resale in accordance with Rule 144. Following the expiration of the Extended Lock-Up and assuming no sales during the Open Period, 1,946,180 shares owned by the Stockholder Affiliates will be eligible for public resale in accordance with Rule 144. Following the later of: (i) one year subsequent to the closing date of various Post-IPO Acquisitions in which shares of Common Stock were issued as all or part of the consideration or; (ii) the expiration of various lock-up periods with respect to shares of Common Stock issued in certain of the Post-IPO Acquisitions, 1,597,041 shares will be eligible for resale in accordance with Rule 144.


SHELF REGISTRATION STATEMENT

     In August 1997, the Company intends to file a shelf registration statement on Form S-1 (the "Shelf Registration") to register the sale of up to 376,162 shares of its Common Stock. The shares of Common Stock to be included on the Shelf Registration were issued as all or part of the consideration in two of the Post-IPO Acquisitions. None of the shares to be included on the Shelf Registration are owned by the Stockholder Affiliates or the Other Founding Stockholders. Of the shares to be included on the Shelf Registration, 286,162 shares were issued in a transaction that will be accounted for as a pooling-of-interests. The stockholders of the acquired entity who received shares in the pooling transaction have agreed not to sell any of the shares to be included on the Shelf Registration until the Company releases its earnings for the quarterly period ending on September 30, 1997, after which time these shares may be sold without any restriction. The remaining number of shares that are to be included on the Shelf Registration are not subject to this limitation, but are nevertheless subject to a lock-up restriction with the Company that expires on April 4, 1999, and thus, may not be sold until the expiration of such lock-up.

REGISTRATION RIGHTS

     Certain of the Other Founding Stockholders and the Stockholder Affiliates have exercised their registration rights and are selling shares of Common Stock as part of the Offering. Subsequent to the Offering and notwithstanding the Two Year Lock-Up and the Extended Lock-Up, each of the Other Founding Stockholders, the Stockholder Affiliates and persons or entities who received shares of Common Stock in the Post-IPO Acquisitions have the right, in the event the Company proposes to register under the Securities Act any Common Stock for its own account, to require the Company to include their shares in the registration, subject to the right of any managing underwriter of any such offering to exclude some or all of the shares for marketing reasons. At any time after August 22, 1998, and upon the vote of the holders of at least a majority of the shares of the Common Stock issued in connection with the Mergers that are not eligible for sale pursuant to Rule 144(k), the Other Founding Stockholders and the Stockholder Affiliates have certain limited demand registration rights to require the Company to register shares held by them. See "Principal and Selling Stockholders."

1996 EQUITY BASED PLANS

     The Company has granted options under the Plan options to purchase 1,265,000 shares of Common Stock. Substantially all of the options will vest in increments over a period of five years from the date of each respective grant. The Company has registered the shares that will be issuable upon exercise of options granted under the Plan, such that these shares when issued, will be immediately eligible for resale in the public market. The Company has reserved 300,000 shares of Common Stock for issuance during the term of the Purchase Plan. The Company has registered the shares that will be issued under the Purchase Plan, such that these shares when issued, will be immediately eligible for resale in the public market.

                                  UNDERWRITING

     Pursuant to the Underwriting Agreement, and subject to the terms and conditions thereof, the Underwriters named below, acting through J.C. Bradford & Co., Montgomery Securities and Stephens Inc., as representatives of the several underwriters (the "Representatives"), have agreed, severally, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock set forth below opposite their respective names:

                                                              NUMBER OF
                    NAME OF UNDERWRITER                        SHARES
                    -------------------                       ---------
J.C. Bradford & Co. ........................................
Montgomery Securities ......................................
Stephens Inc. ..............................................

                                                              ---------
          Total.............................................  3,500,000
                                                              =========

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all shares of Common Stock offered hereby, if any of such shares are purchased.

     The Company and the Selling Stockholders have been advised by the Representatives that the Underwriters propose initially to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession
not in excess of $          per share. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $          per share to
certain other dealers. After the public offering, the public offering price and concessions may be changed. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.


     The Offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any offer for the purchase of shares.


     The Company has granted the Underwriters an option, exercisable not later than 30 days from the date of this Prospectus, to purchase up to 525,000 additional shares of Common Stock to cover over-allotments, if any. To the extent that the Underwriters exercise the option, each of them will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the table above bears to the total number of shares in such table, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the 3,500,000 shares of Common Stock offered hereby. If purchased, the Underwriters will sell these additional shares on the same terms as those on which the 3,500,000 shares are being offered.


     The Company, its executive officers, directors and certain of its stockholders, have agreed with the Representatives not to offer to sell or otherwise dispose of any shares of Common Stock they currently own for a period of 180 days from the date of this Prospectus, without the prior written consent of J.C. Bradford & Co., except for any sales during the Open Period and except that the Company may issue shares in connection with acquisitions or upon the exercise of stock options granted or to be granted under the Plan and in connection with the Purchase Plan. See "Shares Eligible for Future
Sale -- Underwriters' Lock-Ups." See "Shares Eligible for Future Sale" for information with respect to additional information regarding the lock-up restrictions for the Stockholder Affiliates and the Other Founding Stockholders, as well as the terms of certain registration rights held by these individuals and others.

     The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the Underwriters and controlling persons, if any, against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.

     In connection with this Offering, certain Underwriters and selling group members (if any) who in the past have acted as market makers in the Common Stock may engage in passive market making activities in the Common Stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act. Underwriters and other participants in the distribution of the Common Stock generally are prohibited during a specified time period (the "qualifying period"), determined in light of the timing of the pricing of the Offering, from bidding for or purchasing the Common Stock or a related security except to the extent permitted under the applicable rules of Regulation M. Rule 103 allows, among other things, an Underwriter or member of the selling group (if any) for the Common Stock to effect "passive market making" transactions on the Nasdaq National Market in the Common Stock during the qualifying period at a price that does not exceed the highest independent bid for that security at the time of the transaction. Such a passive market maker must not display a bid for the subject security at a price in excess of the highest independent bid, and generally must lower its bid if all independent bids are lowered. Moreover, the passive market maker's net purchases of such security on each day of the qualifying period shall not exceed 30% of its average daily trading volume during a reference period preceding the distribution.

     In connection with the Offering, the Underwriters and other persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in Common Stock for their own account. To cover over-allotments or to stabilize the price of Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. The Underwriters may also impose a penalty bid whereby they may reclaim selling concessions allowed to an underwriter or a dealer for distributing Common Stock in the Offering, if the Underwriters repurchase previously distributed Common Stock in transactions to cover their short position, in stabilization transactions or otherwise. Finally, the Underwriters may bid for, and purchase, shares of Common Stock in market making transactions. These activities may stabilize or maintain the market price of Common Stock above market levels that may otherwise prevail. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Wright, Lindsey & Jennings, Little Rock, Arkansas. Counsel for the Underwriters is Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.

                                    EXPERTS

     The audited financial statements of StaffMark, Prostaff, Maxwell, HRA, First Choice, Blethen and Global included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

     The combined balance sheet of Flexible as of December 31, 1996 and the related combined statements of income, changes in stockholders' equity and cash flows for the year then ended included in this Prospectus have been included herein in reliance on the report, which includes an explanatory paragraph due to a change in entities, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement (and the exhibits and schedules thereto), certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to such Registration Statement and the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are necessarily summaries, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit.

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. A copy of the Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal offices, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, upon payment of prescribed fees. Electronic registration statements, reports, proxy and information statements and other information regarding registrants filed through the Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's world wide web site (http://www.sec.gov). This Registration Statement, as well as all exhibits and amendments hereto, have been filed through EDGAR.

     The Company will provide without charge to each person who receives a copy of this Prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be directed to: StaffMark, Inc., Attention: Gordon Y. Allison, Executive Vice President -- General Counsel, 302 East Millsap Road, Fayetteville, Arkansas 72703, (501) 973-6000.

     The Company's Common Stock is traded on the Nasdaq National Market. Proxy statements and other information concerning the Company can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
STAFFMARK, INC. UNAUDITED PRO FORMA FINANCIAL STATEMENTS:
  Introduction to Unaudited Pro Forma Financial
     Statements.............................................    F-3
  Unaudited Pro Forma Statement of Income for the Six Months
     Ended June 30, 1997....................................    F-4
  Notes to Unaudited Pro Forma Statement of Income for the
     Six Months Ended June 30, 1997.........................    F-5
  Unaudited Pro Forma Statement of Income for the Six Months
     Ended June 30, 1996....................................    F-6
  Notes to Unaudited Pro Forma Statement of Income for the
     Six Months Ended June 30, 1996.........................    F-7
  Unaudited Pro Forma Statement of Income for the Year Ended
     December 31, 1996......................................    F-8
  Notes to Unaudited Pro Forma Statement of Income for the
     Year Ended December 31, 1996...........................    F-9

HISTORICAL FINANCIAL STATEMENTS OF STAFFMARK, INC.:
  Report of Independent Public Accountants..................   F-10
  Consolidated Balance Sheets...............................   F-11
  Consolidated Statements of Income.........................   F-12
  Consolidated Statements of Stockholders' Equity...........   F-13
  Consolidated Statements of Cash Flows.....................   F-14
  Notes to Consolidated Financial Statements................   F-15

HISTORICAL FINANCIAL STATEMENTS OF OTHER FOUNDING COMPANIES:

THE PROSTAFF COMPANIES
  Report of Independent Public Accountants..................   F-28
  Combined Balance Sheets...................................   F-29
  Combined Statements of Income.............................   F-30
  Combined Statements of Stockholders' Equity...............   F-31
  Combined Statements of Cash Flows.........................   F-32
  Notes to Combined Financial Statements....................   F-33

THE MAXWELL COMPANIES
  Report of Independent Public Accountants..................   F-40
  Combined Balance Sheets...................................   F-41
  Combined Statements of Income.............................   F-42
  Combined Statements of Stockholders' Equity...............   F-43
  Combined Statements of Cash Flows.........................   F-44
  Notes to Combined Financial Statements....................   F-45

HRA, INC.
  Report of Independent Public Accountants..................   F-52
  Balance Sheets............................................   F-53
  Statements of Income......................................   F-54
  Statements of Stockholders' Equity........................   F-55
  Statements of Cash Flows..................................   F-56
  Notes to Financial Statements.............................   F-57

FIRST CHOICE STAFFING, INC.
  Report of Independent Public Accountants..................   F-66
  Balance Sheets............................................   F-67
  Statements of Income......................................   F-68
  Statements of Stockholders' Equity........................   F-69
  Statements of Cash Flows..................................   F-70
  Notes to Financial Statements.............................   F-71

                                                              PAGE
                                                              -----
THE BLETHEN GROUP
  Report of Independent Public Accountants..................   F-77
  Combined Balance Sheets...................................   F-78
  Combined Statements of Income.............................   F-79
  Combined Statements of Stockholders' Equity...............   F-80
  Combined Statements of Cash Flows.........................   F-81
  Notes to Combined Financial Statements....................   F-82

HISTORICAL FINANCIAL STATEMENTS OF ACQUIRED COMPANIES:

FLEXIBLE PERSONNEL GROUP OF COMPANIES
  Report of Independent Public Accountants..................   F-90
  Combined Balance Sheet....................................   F-91
  Combined Statement of Income..............................   F-92
  Combined Statement of Changes in Stockholders' Equity.....   F-93
  Combined Statement of Cash Flows..........................   F-94
  Notes to Combined Financial Statements....................   F-95

GLOBAL DYNAMICS, INC.
  Report of Independent Public Accountants..................   F-98
  Balance Sheet.............................................   F-99
  Statement of Income.......................................  F-100
  Statement of Changes in Stockholders' Equity..............  F-101
  Statement of Cash Flows...................................  F-102
  Notes to Financial Statements.............................  F-103

                                STAFFMARK, INC.

            INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     StaffMark, through wholly-owned subsidiaries, simultaneously with the closing of the Initial Public Offering, merged with Brewer, Prostaff, Maxwell, HRA, First Choice and Blethen. Pursuant to the requirements of SAB No. 97, Brewer was designated as the acquirer for financial reporting purposes, of the Other Founding Companies. Based upon the provisions of SAB No. 97, these acquisitions were accounted for as combinations at historical cost.

     The following unaudited pro forma financial statements present StaffMark and give effect to the following pro forma adjustments as if the transactions were consummated as of the beginning of the applicable reporting period: (i) Brewer's 1996 acquisition of the Other Founding Companies; (ii) Brewer's February 1996 acquisition of On Call; (iii) StaffMark's March 1997 acquisition of Flexible; (iv) StaffMark's April 1997 acquisition of Global; (v) the adjustment to compensation expense for the Compensation Differential; and (vi) the incremental provision for income taxes attributable to the income of S Corporations, net of the income tax benefits related to the Compensation Differential.

     The pro forma financial statements do not purport to represent what the Company's results of operations would actually have been if such transactions in fact had occurred on those dates or to project the Company's results of operations for any future period. See "Risk Factors" included elsewhere herein.

     The pro forma financial statements should be read in conjunction with other information contained elsewhere in this Prospectus under the heading "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's consolidated financial statements, and the historical financial statements of the Other Founding Companies. See "Index to Financial Statements."

                                STAFFMARK, INC.

                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)

                                                                ACQUISITION RELATED ADJUSTMENTS
                                                      ----------------------------------------------------
                                                                                 PRO FORMA        TOTAL
                                         STAFFMARK    FLEXIBLE(A)   GLOBAL(B)   ADJUSTMENTS    ADJUSTMENTS   PRO FORMA
                                         ----------   -----------   ---------   -----------    -----------   ---------
SERVICE REVENUES.......................  $  159,987     $8,376       $4,935        $  --       $   13,311    $173,298
COST OF SERVICES.......................     124,515      6,753        3,697           --           10,450     134,965
                                         ----------     ------       ------        -----       ----------    --------
     Gross profit......................      35,472      1,623        1,238           --            2,861      38,333

OPERATING EXPENSES:
  Selling, general and
     administrative....................      24,006      1,349          936         (172)(c)        2,113      26,119
  Depreciation and amortization........       1,749         52           13           37(d)           255       2,004
                                                                                     153(e)
                                         ----------     ------       ------        -----       ----------    --------
     Operating income..................       9,717        222          289          (18)             493      10,210
                                         ----------     ------       ------        -----       ----------    --------

OTHER INCOME (EXPENSE):
  Interest expense.....................        (507)       (18)         (12)        (245)(f)         (275)       (782)
  Other, net...........................         253          1           --           --                1         254
                                         ----------     ------       ------        -----       ----------    --------

INCOME BEFORE INCOME TAXES.............       9,463        205          277         (263)             219       9,682

INCOME TAX PROVISION...................       3,880         --           14          120(g)           134       4,014
                                         ----------     ------       ------        -----       ----------    --------
     Net income........................  $    5,583     $  205       $  263        $(383)      $       85    $  5,668
                                         ==========     ======       ======        =====       ==========    ========

PRO FORMA NET INCOME PER COMMON SHARE:
  PRIMARY.................................................................................................   $   0.39
                                                                                                             ========
  FULLY DILUTED...........................................................................................   $   0.38
                                                                                                             ========

PRO FORMA WEIGHTED AVERAGE SHARES OUTSTANDING:
  PRIMARY.................................................................................................     14,562(h)
                                                                                                             ========
  FULLY DILUTED...........................................................................................     14,816(i)
                                                                                                             ========

         The accompanying notes are an integral part of this statement.

                                STAFFMARK, INC.

                NOTES TO UNAUDITED PRO FORMA STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

(a) Records the financial results of Flexible, which was acquired by StaffMark effective March 1997, for the period from January 1, 1997 through the date of the acquisition.

(b) Records the financial results of Global, which was acquired by StaffMark effective April 1997, for the period from January 1, 1997 through the date of the acquisition.

(c) Adjusts compensation to the level the owners of Flexible and Global have agreed to receive from StaffMark subsequent to the acquisition.

(d) Adjustment to reflect amortization expense relating to the goodwill recorded in conjunction with the acquisition of Flexible for the period from January 1, 1997 through the date of the acquisition. Goodwill recorded in conjunction with this acquisition was approximately $6.7 million which is being amortized over thirty years.

(e) Adjustment to reflect amortization expense relating to the goodwill recorded in conjunction with the acquisition of Global for the period from January 1, 1997 through the date of the acquisition. Goodwill recorded in conjunction with this acquisition was approximately $18.3 million which is being amortized over thirty years.

(f) Adjustment to reflect interest expense relating to debt incurred in conjunction with the acquisition of Global for the period from January 1, 1997 through the acquisition date. This pro forma expense calculation is based on the $14.0 million borrowed by StaffMark under the Credit Facility. Pro forma interest expense is computed based upon the applicable rate in effect on the Credit Facility which, based upon the terms of the agreement, would have approximated 7.0% during the pro forma period.

(g) Records the incremental provision to reflect federal and state income taxes as if Flexible and Global had been C Corporations. This adjustment records income tax expense at an effective combined tax rate of 39%, adjusted for nondeductible goodwill amortization.

(h) Represents the actual weighted average primary shares outstanding for the six months ended June 30, 1997 of 14,158,260, adjusted to reflect the issuance as of January 1, 1997 of the 183,823 shares issued in conjunction with the March 1997 acquisition of Flexible; and the 690,855 shares issued in conjunction with the April 1997 acquisition of Global.

(i) Pro forma fully diluted weighted average shares outstanding for the six months ended June 30, 1997 include the shares discussed in Note (h) above and 253,837 shares representing the incremental fully dilutive effect of the Company's outstanding stock options.

                                STAFFMARK, INC.

                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)

                                                              ACQUISITION RELATED ADJUSTMENTS
                                                         -----------------------------------------
                                                         OTHER FOUNDING
                                             STAFFMARK    COMPANIES(A)    ON CALL(B)   FLEXIBLE(C)
                                             ---------   --------------   ----------   -----------
SERVICE REVENUES...........................   $30,556       $59,298         $1,127       $24,043
COST OF SERVICES...........................    24,028        46,779            945        19,673
                                              -------       -------         ------       -------
  Gross profit.............................     6,528        12,519            182         4,370
OPERATING EXPENSES:
  Selling, general and administrative......     4,445         9,752            116         4,059
  Depreciation and amortization............       566           353              3           158
                                              -------       -------         ------       -------
    Operating income.......................     1,517         2,414             63           153
                                              -------       -------         ------       -------
OTHER INCOME (EXPENSE):
  Interest expense.........................      (880)         (201)             5           (67)
  Other, net...............................        (3)          401             --            --
                                              -------       -------         ------       -------
INCOME BEFORE INCOME TAXES.................       634         2,614             68            86
INCOME TAX PROVISION.......................        --           270             --            --
                                              -------       -------         ------       -------
        Net income (loss)..................   $   634       $ 2,344         $   68       $    86
                                              =======       =======         ======       =======
PRO FORMA NET INCOME PER COMMON SHARE:
  PRIMARY..................................
  FULLY DILUTED............................
WEIGHTED AVERAGE SHARES OUTSTANDING:
  PRIMARY..................................
  FULLY DILUTED............................

                                                ACQUISITION RELATED ADJUSTMENTS
                                             --------------------------------------
                                                          PRO FORMA        TOTAL
                                             GLOBAL(D)   ADJUSTMENTS    ADJUSTMENTS   PRO FORMA
                                             ---------   -----------    -----------   ---------
SERVICE REVENUES...........................   $8,408       $    --        $92,876     $123,432
COST OF SERVICES...........................    5,992            --         73,389       97,417
                                              ------       -------        -------     --------
  Gross profit.............................    2,416            --         19,487       26,015
OPERATING EXPENSES:
  Selling, general and administrative......    1,591          (536)(e)     14,982       19,427
  Depreciation and amortization............       26            16(f)         973        1,539
                                                               112(g)
                                                               305(h)
                                              ------       -------        -------     --------
    Operating income.......................      799           103          3,532        5,049
                                              ------       -------        -------     --------
OTHER INCOME (EXPENSE):
  Interest expense.........................       (9)          (25)(i)       (786)      (1,666)
                                                              (489)(j)
  Other, net...............................       --            --            401          398
                                              ------       -------        -------     --------
INCOME BEFORE INCOME TAXES.................      790          (411)         3,147        3,781
INCOME TAX PROVISION.......................       12         1,432(k)       1,714        1,714
                                              ------       -------        -------     --------
        Net income (loss)..................   $  778       $(1,843)       $ 1,433     $  2,067
                                              ======       =======        =======     ========
PRO FORMA NET INCOME PER COMMON SHARE:
  PRIMARY..................................                                           $   0.23
                                                                                      ========
  FULLY DILUTED............................                                           $   0.23
                                                                                      ========
WEIGHTED AVERAGE SHARES OUTSTANDING:
  PRIMARY..................................                                              9,174(l)
                                                                                      ========
  FULLY DILUTED............................                                              9,174(l)
                                                                                      ========

         The accompanying notes are an integral part of this statement.

                                STAFFMARK, INC.

                NOTES TO UNAUDITED PRO FORMA STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996

(a) Records the financial results of the Other Founding Companies, which were acquired by Brewer on October 2, 1996, for the period from January 1, 1996 through June 30, 1996.

(b) Records the financial results of On Call, which was acquired by Brewer effective February 2, 1996, for the period from January 1, 1996 through the date of the acquisition.

(c) Records the financial results of Flexible, which was acquired by StaffMark effective April 1997.

(d) Records the financial results of Global, which was acquired by StaffMark effective April 1997.

(e) Adjusts compensation to the level the owners have agreed to receive from the Founding Companies, Flexible, and Global subsequent to the Mergers and respective acquisitions.

(f) Adjustment to reflect the amortization expense relating to the intangible assets recorded in conjunction with the acquisition of On Call. Intangible assets recorded in conjunction with the acquisition of On Call include goodwill of approximately $3.1 million which is being amortized over thirty years, a noncompete agreement of approximately $360,000 which is being amortized over five years and deferred financing fees of approximately $56,000 which are being amortized over five years.

(g) Adjustment to reflect amortization expense relating to the goodwill recorded in conjunction with the acquisition of Flexible. Goodwill recorded in conjunction with this acquisition was approximately $6.7 million which is being amortized over thirty years.

(h) Adjustment to reflect amortization expense relating to the goodwill recorded in conjunction with the acquisition of Global. Goodwill recorded in conjunction with this acquisition was approximately $18.3 million which is being amortized over thirty years.

(i) Adjustment to reflect interest expense relating to debt incurred in conjunction with the acquisition of On Call for the period from January 1, 1996 through the date of the acquisition. This pro forma expense calculation is based on the $3.0 million borrowed by Brewer under a term note in conjunction with this acquisition. Pro forma interest expense is computed based upon the applicable rate in effect on the term note which, based upon the terms of the agreement, would have approximated 9.9% during the pro forma period.

(j) Adjustment to reflect interest expense relating to debt incurred in conjunction with the acquisition of Global. This pro forma expense calculation is based on the $14.0 million borrowed by StaffMark under the Credit Facility. Pro forma interest expense is computed based upon the applicable rate in effect on the Credit Facility which, based upon the terms of the agreement, would have approximated 7.0% during the pro forma period.

(k) Records the incremental provision to reflect federal and state income taxes as if the Founding Companies, Flexible and Global had been C Corporations. This adjustment records income tax expense at an effective combined tax rate of 39%, adjusted for nondeductible goodwill amortization.

(l) Includes: (i) 1,355,000 shares issued by StaffMark prior to the Offering;
    (ii) 5,618,249 shares issued to the stockholders of the Founding Companies in connection with the Merger; (iii) 1,326,459 shares issued in conjunction with the Offering to pay the cash portion of the consideration for the Founding Companies; (iv) 183,823 shares issued in conjunction with the March 1997 acquisition of Flexible; and (v) 690,855 shares issued in conjunction with the April 1997 acquisition of Global.

                                STAFFMARK, INC.

                    UNAUDITED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                     ACQUISITION RELATED ADJUSTMENTS
                                             -------------------------------------------------------------------------------
                                                OTHER
                                               FOUNDING                                             PRO FORMA       TOTAL
                                 STAFFMARK   COMPANIES(A)   ON CALL(B)   FLEXIBLE(C)   GLOBAL(D)   ADJUSTMENTS   ADJUSTMENTS
                                 ---------   ------------   ----------   -----------   ---------   -----------   -----------
SERVICE REVENUES...............  $104,476      $93,969        $1,127       $49,342      $17,160      $    --      $161,598
COST OF SERVICES...............    81,607       73,865           946        39,928       12,109           --       126,848
                                 --------      -------        ------       -------      -------      -------      --------
  Gross profit.................    22,869       20,104           181         9,414        5,051           --        34,750
OPERATING EXPENSES:
  Selling, general and
    administrative.............    14,623       15,217           116         8,085        3,726       (1,137)(e)    26,007
  Depreciation and
    amortization...............     1,374          538             2           316           44           16(f)      1,728
                                                                                                         202(g)
                                                                                                         610(h)
                                 --------      -------        ------       -------      -------      -------      --------
    Operating income...........     6,872        4,349            63         1,013        1,281          309         7,015
                                 --------      -------        ------       -------      -------      -------      --------
OTHER INCOME (EXPENSE):
  Interest expense.............    (1,376)        (354)           --          (121)         (52)         (27)(i)    (1,533)
                                                                                                        (979)(j)
  Other, net...................       301          423             5            --           --           --           428
                                 --------      -------        ------       -------      -------      -------      --------
INCOME BEFORE INCOME TAXES.....     5,797        4,418            68           892        1,229         (697)        5,910
INCOME TAX PROVISION...........     1,774          465            --            --           22        2,782(k)      3,269
                                 --------      -------        ------       -------      -------      -------      --------
    Net income.................  $  4,023      $ 3,953        $   68       $   892      $ 1,207      $(3,479)     $  2,641
                                 ========      =======        ======       =======      =======      =======      ========
PRO FORMA NET INCOME PER COMMON SHARE:
  PRIMARY......................
  FULLY DILUTED................
WEIGHTED AVERAGE SHARES OUTSTANDING:
  PRIMARY......................
  FULLY DILUTED................


                                 PRO FORMA
                                 ---------
SERVICE REVENUES...............  $266,074
COST OF SERVICES...............   208,455
                                 --------
  Gross profit.................    57,619
OPERATING EXPENSES:
  Selling, general and
    administrative.............    40,630
  Depreciation and
    amortization...............     3,102

                                 --------
    Operating income...........    13,887
                                 --------
OTHER INCOME (EXPENSE):
  Interest expense.............    (2,909)

  Other, net...................       729
                                 --------
INCOME BEFORE INCOME TAXES.....    11,707
INCOME TAX PROVISION...........     5,043
                                 --------
    Net income.................  $  6,664
                                 ========
PRO FORMA NET INCOME PER COMMON
  PRIMARY......................  $   0.64
                                 ========
  FULLY DILUTED................  $   0.64
                                 ========
WEIGHTED AVERAGE SHARES OUTSTAN
  PRIMARY......................    10,444(l)
                                 ========
  FULLY DILUTED................    10,444(1)
                                 ========

         The accompanying notes are an integral part of this statement.

                                STAFFMARK, INC.

                NOTES TO UNAUDITED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996

     (a) Represents the audited financial results of the Other Founding Companies, which were acquired by Brewer on October 2, 1996, for the period from January 1, 1996, through the date of acquisition.

     (b) Records the audited financial results of On Call, which was acquired by Brewer effective February 1996, for the period from January 1, 1996 through the date of acquisition.

     (c) Records the audited financial results of Flexible, which was acquired by StaffMark effective March 1997.

     (d) Records the audited financial results of Global, which was acquired by StaffMark effective April 1997.

     (e) Adjusts compensation to the level the owners have agreed to receive from the Founding Companies, Flexible and Global subsequent to the Mergers and respective acquisitions.

     (f) Adjustment to reflect amortization expense relating to the intangible assets recorded in conjunction with the acquisition of On Call for the period from January 1, 1996 through the date of acquisition. Intangible assets recorded in conjunction with this acquisition include goodwill of approximately $3.1 million which is being amortized over thirty years, a noncompete agreement of approximately $360,000 which is being amortized over five years and deferred financing fees of approximately $56,000 which is being amortized over five years.

     (g) Adjustment to reflect amortization expense relating to the goodwill recorded in conjunction with the acquisition of Flexible for fiscal year 1996. Goodwill recorded in conjunction with this acquisition was approximately $6.7 million which is being amortized over thirty years.

     (h) Adjustment to reflect amortization expense relating to the goodwill recorded in conjunction with the acquisition of Global for fiscal year 1996. Goodwill recorded in conjunction with this acquisition was approximately $18.3 million which is being amortized over thirty years.

     (i) Adjustment to reflect interest expense relating to debt incurred in conjunction with the acquisition of On Call for the period from January 1, 1996 through the date of acquisition. This pro forma expense calculation is based on the $3.0 million borrowed by Brewer under a term note in conjunction with this acquisition. Pro forma interest expense is computed based upon the applicable variable rate in effect on the term note which, based upon the terms of the agreement, would have approximated 9.9% during the pro forma period.

     (j) Adjustment to reflect interest expense relating to debt incurred in conjunction with the acquisition of Global for fiscal year 1996. This pro forma expense calculation is based on the $14.0 million borrowed by StaffMark under the Credit Facility. Pro forma interest expense is computed based upon the applicable rate in effect on the Credit Facility which, based upon the terms of the agreement, would have approximated 7.0% during the pro forma period.

     (k) Records the incremental provision to reflect federal and state income taxes as if the Founding Companies, Flexible and Global had been subchapter C Corporations. This adjustment records income tax expense at an effective combined tax rate of 39%, adjusted for nondeductible goodwill amortization.

     (l) Includes: (i) 1,355,000 shares issued by StaffMark prior to the Initial Public Offering; (ii) 5,618,249 shares issued to the stockholders of the Founding Companies in connection with the Mergers; (iii) the weighted average of 1,326,459 shares issued in conjunction with the Initial Public Offering to pay the cash portion of the consideration for the Founding Companies for the period from January 1, 1996 through the date of the Initial Public Offering and 6,325,000 shares issued in connection with the Initial Public Offering for the period from October 2, 1996 through December 31, 1996; (iv) 19,794 shares representing the weighted average shares issued in conjunction with the November 1996 acquisition of Technology Source; (v) 183,823 shares issued in conjunction with the March 1997 acquisition of Flexible; and (vi) 690,855 shares issued in conjunction with the April 1997 acquisition of Global.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
of StaffMark, Inc.:

     We have audited the accompanying consolidated balance sheets of StaffMark, Inc. (the "Company", a Delaware Corporation) and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of StaffMark, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Little Rock, Arkansas,
February 5, 1997.

                                STAFFMARK, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                            DECEMBER 31,
                                                     --------------------------      JUNE 30,
                                                        1995           1996            1997
                                                     -----------    -----------    ------------
                                                                                   (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents........................  $   319,159    $13,856,422    $  2,639,536
  Accounts receivable, net of allowance for
     doubtful accounts of $214,187, $441,397 and
     $1,125,926....................................    4,798,476     21,064,875      41,060,043
  Advances to officers and employees...............           --             --         175,635
  Deferred income taxes............................           --             --         753,515
  Prepaid expenses and other.......................      253,143      1,577,508       1,930,467
                                                     -----------    -----------    ------------
          Total current assets.....................    5,370,778     36,498,805      46,559,196
PROPERTY AND EQUIPMENT, net........................      796,930      4,003,638       6,663,478
INTANGIBLE ASSETS, net.............................   15,555,459     30,512,571      86,734,041
ADVANCES TO OFFICERS AND EMPLOYEES.................           --        160,000         984,365
OTHER ASSETS.......................................       29,192        323,217         967,362
                                                     -----------    -----------    ------------
                                                     $21,752,359    $71,498,231    $141,908,442
                                                     ===========    ===========    ============

                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and other accrued liabilities...  $   648,106    $ 1,907,331    $  3,128,388
  Outstanding checks...............................      226,307        176,156              --
  Payroll and related liabilities..................    1,020,973      3,515,743      11,649,723
  Reserve for workers' compensation claims.........      775,801      3,771,398       6,556,738
  Line of credit...................................      309,068             --              --
  Current maturities of long-term debt.............      882,487             --              --
  Income taxes payable.............................           --      2,415,203         676,856
  Accrued interest.................................           --             --         459,743
  Deferred income taxes............................           --        662,505              --
                                                     -----------    -----------    ------------
          Total current liabilities................    3,862,742     12,448,336      22,471,448
LONG-TERM DEBT, less current maturities............   15,103,831             --      43,430,000
OTHER LONG-TERM LIABILITIES........................           --        518,669         136,075
DEFERRED INCOME TAXES..............................           --        421,147         396,226
COMMITMENTS AND CONTINGENCIES (Notes 12 through 14)
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value; authorized
     shares of 1,000,000; no shares issued or
     outstanding...................................           --             --              --
  Common stock, $.01 par value in 1995 and 1996;
     authorized shares of 10,000 in 1995 and
     26,000,000 in 1996 and 1997; shares issued and
     outstanding of 117.5 in 1995; 13,417,012 in
     1996 and 14,509,634 in 1997...................            1        134,170         145,096
  Paid-in capital..................................       98,059     55,379,391      67,149,886
  Retained earnings................................    2,687,726      2,596,518       8,179,711
                                                     -----------    -----------    ------------
          Total stockholders' equity...............    2,785,786     58,110,079      75,474,693
                                                     -----------    -----------    ------------
                                                     $21,752,359    $71,498,231    $141,908,442
                                                     ===========    ===========    ============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                                STAFFMARK, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                           FISCAL YEARS                  SIX MONTHS ENDED JUNE 30
                             ----------------------------------------   --------------------------
                                1994          1995           1996          1996           1997
                             -----------   -----------   ------------   -----------   ------------
                                                                               (UNAUDITED)
SERVICE REVENUES...........  $27,894,455   $43,874,246   $104,476,109   $30,556,381   $159,987,151
COST OF SERVICES...........   22,906,230    35,115,355     81,606,986    24,027,885    124,515,015
                             -----------   -----------   ------------   -----------   ------------
     Gross profit..........    4,988,225     8,758,891     22,869,123     6,528,496     35,472,136
OPERATING EXPENSES:
  Selling, general and
     administrative........    3,483,070     5,804,348     14,623,615     4,445,462     24,005,794
  Depreciation and
     amortization..........      255,895       590,066      1,373,954       565,974      1,749,616
                             -----------   -----------   ------------   -----------   ------------
     Operating income......    1,249,260     2,364,477      6,871,554     1,517,060      9,716,726
OTHER INCOME (EXPENSE):
  Interest expense.........      (92,132)     (800,704)    (1,375,879)     (879,924)      (507,226)
  Other, net...............       19,653        22,765        300,954        (3,182)       253,539
                             -----------   -----------   ------------   -----------   ------------
     Income before
       provision for income
       taxes...............    1,176,781     1,586,538      5,796,629       633,954      9,463,039
PROVISION FOR INCOME
  TAXES....................           --            --      1,773,833            --      3,879,846
                             -----------   -----------   ------------   -----------   ------------
          Net income.......  $ 1,176,781   $ 1,586,538   $  4,022,796   $   633,954   $  5,583,193
                             ===========   ===========   ============   ===========   ============
Earnings Per Share.........                                                           $       0.39
                                                                                      ============
Unaudited Pro Forma Data
  (Note 15):
  Pro forma net income.....                              $  6,368,000
                                                         ============
  Pro forma earnings per
     share.................                              $       0.67
                                                         ============
  Weighted average common
     shares outstanding....                                 9,545,558
                                                         ============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                                STAFFMARK, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                 COMMON STOCK
                                                            -----------------------     PAID-IN       RETAINED
                                                               SHARES       AMOUNT      CAPITAL       EARNINGS        TOTAL
                                                            -------------  --------   ------------   -----------   ------------
BALANCE, January 2, 1994..................................          117.5  $ 40,424   $         --   $ 1,069,269   $  1,109,693
  Net income..............................................             --        --             --     1,176,781      1,176,781
  Dividends...............................................             --        --             --      (176,271)      (176,271)
                                                            -------------  --------   ------------   -----------   ------------
BALANCE, January 1, 1995..................................          117.5    40,424             --     2,069,779      2,110,203
  Change in the par value stock from no par to $.01 per
    share.................................................             --   (40,423)        40,423            --             --
  Net income..............................................             --        --             --     1,586,538      1,586,538
  Contribution............................................             --        --         57,636            --         57,636
  Dividends...............................................             --        --             --      (968,591)      (968,591)
                                                            -------------  --------   ------------   -----------   ------------
BALANCE, December 31, 1995................................          117.5         1         98,059     2,687,726      2,785,786
  Dividends declared:
    Cash..................................................             --        --             --    (1,015,092)    (1,015,092)
    Property..............................................             --        --             --       (73,700)       (73,700)
  Shares issued in conjunction with purchase of On Call...           10.0        --        319,149            --        319,149
  Exercise of stock options...............................            7.5        --        160,000            --        160,000
  Issuance of common stock upon formation of StaffMark,
    Inc. .................................................        1,000.0        10             --            --             10
  Split of StaffMark, Inc. common stock...................    1,354,000.0    13,540        (13,540)           --             --
  Issuance of common stock, net of offering costs.........    6,325,000.0    63,250     66,518,234            --     66,581,484
  Conversion of Brewer common stock into common stock of
    StaffMark, Inc. ......................................    1,934,865.0    19,349     (2,969,349)           --     (2,950,000)
  Acquisition of Other Founding Companies.................    3,683,249.0    36,832    (10,940,326)           --    (10,903,494)
  Reclassification of retained earnings in conjunction
    with the conversion from S Corporation to C
    Corporation status for tax reporting purposes.........             --        --      3,025,212    (3,025,212)            --
  Establishment of deferred income tax liabilities in
    conjunction with the conversion from S Corporation to
    C Corporation status for tax reporting purposes.......             --        --     (1,839,706)           --     (1,839,706)
  Shares issued in conjunction with purchase of Technology
    Source................................................      118,763.0     1,188      1,021,658            --      1,022,846
  Net income..............................................             --        --             --     4,022,796      4,022,796
                                                            -------------  --------   ------------   -----------   ------------
BALANCE, December 31, 1996................................   13,417,012.0   134,170     55,379,391     2,596,518     58,110,079
  Shares issued in conjunction with acquisitions
    (unaudited)...........................................    1,092,622.0    10,926     11,770,495            --     11,781,421
  Net Income (Unaudited)..................................             --        --             --     5,583,193      5,583,193
                                                            -------------  --------   ------------   -----------   ------------
BALANCE, June 30, 1997 (Unaudited)........................   14,509,634.0  $145,096   $ 67,149,886   $ 8,179,711   $ 75,474,693
                                                            =============  ========   ============   ===========   ============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                                STAFFMARK, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   SIX MONTHS ENDED
                                                                 FISCAL YEARS                          JUNE 30,
                                                   ----------------------------------------   --------------------------
                                                      1994          1995           1996          1996           1997
                                                   ----------   ------------   ------------   -----------   ------------
                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................  $1,176,781   $  1,586,538   $  4,022,796   $   633,954   $  5,583,193
  Adjustments to reconcile net income to net cash
    provided by operating activities:
  Depreciation and amortization..................     255,895        590,066      1,373,954       565,974      1,749,616
  Provision for bad debts........................      24,058        169,879        206,123        57,932        148,528
  Net (gain) loss on sale of property and
    equipment....................................      (5,066)         4,095        (24,985)           --             --
  Change in operating accounts, net of effects of
    acquisitions:
    Accounts receivable..........................    (963,971)      (334,940)    (1,547,830)   (1,246,671)    (8,610,894)
    Prepaid expenses and other...................     (49,960)       (44,025)      (207,421)     (209,763)       (49,613)
    Other assets.................................     (16,152)        (6,101)      (421,792)       (2,095)       657,973
    Accounts payable and other accrued
      liabilities................................      88,096         58,395       (439,051)     (249,152)    (1,285,294)
    Outstanding checks...........................      66,468       (508,117)      (305,921)      115,345       (176,156)
    Payroll and related liabilities..............     241,001       (270,377)    (2,228,932)      250,733      5,243,007
    Reserve for workers' compensation claims.....      76,391        359,810         94,496       (26,404)     1,066,629
    Income taxes payable/receivable..............          --             --      1,340,056            --     (1,906,114)
    Deferred income taxes........................          --             --             --            --     (2,278,141)
                                                   ----------   ------------   ------------   -----------   ------------
        Net cash provided by operating
          activities.............................     893,541      1,605,223      1,861,493      (110,147)       142,734
                                                   ----------   ------------   ------------   -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Founding Companies, net of cash
    acquired.....................................          --             --    (14,989,436)           --             --
  Purchases of businesses, net of cash
    acquired.....................................          --    (11,500,000)   (12,322,832)   (3,000,000)   (50,930,702)
  Capital expenditures...........................    (253,373)      (414,569)      (664,996)     (234,143)    (1,923,674)
  Acquisition of training licenses and rights....          --        (65,262)            --            --             --
  Receipts on notes receivable...................     110,000             --             --            --             --
  Advances of notes receivable...................    (220,445)       (40,000)            --            --             --
  Proceeds from sale of property and equipment...      19,067         16,652             --            --             --
                                                   ----------   ------------   ------------   -----------   ------------
        Net cash used in investing activities....    (344,751)   (12,003,179)   (27,977,264)   (3,234,143)   (52,854,376)
                                                   ----------   ------------   ------------   -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of common stock, net of offering
    costs........................................          --             --     66,581,484            --             --
  Proceeds from borrowings.......................   1,584,500     13,366,512      5,875,106     4,736,794     43,430,000
  Payments on debt and borrowings................  (1,920,296)    (1,919,865)   (32,015,298)     (860,204)    (1,935,244)
  Distributions to stockholders..................    (176,271)      (623,484)    (1,015,092)      (17,000)            --
  Contribution from stockholder..................          --         57,636             --            --             --
  Proceeds from exercise of stock options........          --             --        160,000            --             --
  Deferred financing costs.......................          --       (271,750)      (398,708)      (56,250)            --
  Other, net.....................................          --             --        465,542            --             --
                                                   ----------   ------------   ------------   -----------   ------------
        Net cash (used in) provided by financing
          activities.............................    (512,067)    10,609,049     39,653,034     3,803,340     41,494,756
                                                   ----------   ------------   ------------   -----------   ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS........      36,723        211,093     13,537,263       459,050    (11,216,886)
CASH AND CASH EQUIVALENTS, beginning of period...      71,343        108,066        319,159       319,159     13,856,422
                                                   ----------   ------------   ------------   -----------   ------------
CASH AND CASH EQUIVALENTS, end of period.........  $  108,066   $    319,159   $ 13,856,422   $   778,209   $  2,639,536
                                                   ==========   ============   ============   ===========   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Interest paid..................................  $  107,222   $    427,456   $  1,629,958   $ 1,042,906   $    326,243
                                                   ==========   ============   ============   ===========   ============
  Income taxes paid..............................  $       --   $         --   $    344,000   $        --   $  4,533,450
                                                   ==========   ============   ============   ===========   ============
  Non-cash transactions:
    Notes payable issued to purchase
      businesses.................................  $       --   $  3,100,000   $         --   $        --   $         --
                                                   ==========   ============   ============   ===========   ============
    Distribution of notes receivable to
      stockholders...............................  $       --   $    345,107   $         --   $        --   $         --
                                                   ==========   ============   ============   ===========   ============
    Distribution of property to stockholders.....  $       --   $         --   $     73,700   $        --   $         --
                                                   ==========   ============   ============   ===========   ============
    Issuance of Common Stock in conjunction with
      acquisitions...............................  $       --   $         --   $    320,000   $   320,000   $ 11,781,421
                                                   ==========   ============   ============   ===========   ============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements

                                STAFFMARK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

     In March 1996, StaffMark, Inc. (the "Company" or "StaffMark") was founded to create a national company to provide temporary staffing services. Effective October 2, 1996, the Company acquired six local and regional temporary staffing companies (the "Founding Companies") and completed an initial public offering of its common stock (the "Offering"). Based on the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 97, Brewer Personnel Services, Inc. ("Brewer") was designated as the acquirer, for financial reporting purposes, of The Prostaff Companies, The Maxwell Companies, Human Resources, Inc. , First Choice Staffing, Inc. and The Blethen Group (collectively referred to as the "Other Founding Companies"). As Brewer was designated as the acquirer for financial reporting purposes, the accompanying financial statements reflect the results of its operations for the years ended January 1, 1995 and December 31, 1995. The results of operations for 1996 represent a combination of Brewer's results for the nine months ended September 30, 1996 and the Company's consolidated results of operations for the three months ended December 31, 1996. Based on the applicable provisions of SAB No. 97, the acquisition of assets and assumption of liabilities of the Other Founding Companies are reflected at their historical cost. All significant intercompany transactions have been eliminated in the accompanying consolidated financial statements. References to "the Company" relate to Brewer for the periods prior to the acquisitions discussed above and relate to StaffMark, Inc. and its consolidated subsidiaries subsequent to that date.

     As of June 30, 1997, StaffMark operated offices in 19 states located throughout the United States and provides temporary staffing in the commercial, professional/information technology and specialty medical staffing service lines. StaffMark extends trade credit to customers representing a variety of industries. There are no individual customers that account for more than 10% of service revenues of StaffMark in any of the periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Fiscal Periods --

     Prior to the Offering, the fiscal years of Brewer ended on the Sunday closest to December 31. The fiscal years 1994 and 1995 each included 52 weeks. Upon completion of the Offering, StaffMark established a calendar year reporting period. The unaudited interim periods for the six month periods ended June 30, 1996 and 1997 included in the accompanying financial statements each included 26 weeks.

  Classification of Prior Year Balances --

     Certain reclassifications have been made to prior year balances in order to conform with the current year presentation.

  Unaudited Interim Financial Statements --

     The accompanying unaudited interim financial statements as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 and related disclosures have not been audited by independent public accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the three years in the period ended December 31, 1996, and include all adjustments (which were of a normal, recurring nature) which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

                                STAFFMARK, INC.

  Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in preparing the accompanying consolidated financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. However, actual results may differ from the estimates and assumptions used in preparing these financial statements.

  Cash and Cash Equivalents --

     For statement of cash flow purposes, StaffMark considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated or amortized on a straight-line basis over the estimated useful lives of the assets which are as follows:

Furniture, fixtures and equipment...........................  5-7  years
Computer equipment and software.............................  3-5  years
Leasehold improvements......................................  3-15 years

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the related cost and accumulated depreciation or amortization are removed from the balance sheet and any resultant gain or loss is recorded.

  Intangible Assets --

     Intangible assets primarily consist of goodwill, which is amortized using the straight-line method over 30 years. Deferred financing costs are amortized over the life of the respective debt obligation using a method which approximates the interest method. Intangibles associated with non-compete agreements are amortized using the straight-line method over the life of the respective agreements.

  Income Taxes --

     Prior to the acquisition of the Other Founding Companies, Brewer was an S Corporation for income tax reporting purposes. Accordingly, no provision for federal or state income taxes related to the income for those periods is reflected in the accompanying consolidated financial statements as such taxes are liabilities of the individual stockholders. The S Corporation status of Brewer terminated upon the effective date of the acquisition of the Other Founding Companies.

     Subsequent to the acquisition of the Other Founding Companies, income taxes have been provided based upon the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires recognition of deferred income taxes using the liability method. Deferred income taxes result from the effect of transactions which are recognized in different periods for financial and tax reporting purposes. Deferred income taxes are recognized for the tax consequences of such temporary differences by applying enacted statutory tax rates to differences between the financial reporting and the tax bases of existing assets and liabilities.

  Revenue Recognition --

     Service revenues are recognized as income at the time staffing services are provided.

                                STAFFMARK, INC.

  Workers' Compensation --

     StaffMark self-insures certain risks related to workers' compensation claims. The estimated costs of existing and future claims are accrued as incidents occur based upon historical loss development trends and may be subsequently revised based on developments relating to such claims. StaffMark has engaged the services of a third party actuary to assist with the development of these cost estimates.

  Fair Value of Financial Instruments --

     StaffMark's financial instruments include cash and cash equivalents and its debt obligations. Management believes that these financial instruments bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying values for these instruments are reasonable estimates of fair value.

  Accounting for Stock Options --

     During 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which encourages all companies to recognize compensation expense based on the fair value, at grant date, of instruments issued pursuant to stock-based compensation plans. SFAS No. 123 requires the fair value of the instruments granted, which is measured pursuant to the provisions of the statement, to be recognized as compensation expense over the vesting period of the instrument. However, the statement also allows companies to continue to measure compensation costs for these instruments using the method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Companies electing to account for stock-based compensation plans pursuant to the provisions of APB 25 must make pro forma disclosures of net income as if the fair value method defined in SFAS No. 123 had been applied. StaffMark has elected to account for stock options under the provisions of APB 25 and has included the disclosures required by SFAS No. 123 in Note 11.

  Impairment of Long-Lived Assets --

     StaffMark regularly evaluates whether events and circumstances have occurred which may indicate that the carrying amount of intangible or other long-lived assets warrant revision or may not be recoverable. When factors indicate that an asset or assets should be evaluated for possible impairment, an evaluation would be performed pursuant to the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. As of December 31, 1995 and 1996, management considered StaffMark's intangible and other long-lived assets to be fully recoverable.

3. BUSINESS COMBINATIONS:

  Brewer Acquisitions --

     On July 10, 1995, Brewer acquired the stock of E.P. Enterprises Corporation, d/b/a Caldwell Services, Inc. ("Caldwell"). Caldwell is engaged in providing temporary personnel services through five staffing offices located in Georgia. The acquisition has been accounted for as a purchase, and the results of operations of Caldwell have been included in the accompanying consolidated financial statements since the date of acquisition. The cost of the acquisition has been allocated on the basis of the estimated fair market value of the assets and liabilities acquired.

     Total consideration paid for Caldwell was approximately $17.3 million. The purchase price included cash of $11.5 million, a note to the seller of $3.1 million and the assumption of certain liabilities of Caldwell. The assets acquired have been recorded at historical, depreciated cost, which approximated fair value as of the

                                STAFFMARK, INC.

acquisition date, with the remaining acquisition costs of approximately $15.3 million being recorded as goodwill.

     On February 2, 1996, Brewer acquired the stock of On Call Employment Services, Inc. ("On Call"). On Call is engaged in providing temporary personnel services through four staffing offices in Colorado. The acquisition has been accounted for as a purchase, and the results of operations of On Call have been included in the accompanying consolidated financial statements since the date of acquisition. The cost of the acquisition has been allocated on the basis of the estimated fair market value of the assets and liabilities acquired.

     Total consideration paid for On Call was approximately $3.8 million which was comprised of cash totaling $3 million, including $360,000 associated with a non-compete agreement, 10 shares of Brewer's common stock valued at approximately $320,000 and the assumption of liabilities totaling approximately $480,000. The assets acquired have been recorded at historical, depreciated cost, which approximated fair value as of the acquisition date, with the remaining acquisition costs of approximately $3.1 million being recorded as goodwill.

  Acquisition of the Other Founding Companies --

     Simultaneously with the closing of the Offering, StaffMark acquired by merger all of the issued and outstanding stock of the Founding Companies. The aggregate consideration paid in conjunction with the mergers with the Other Founding Companies consisted of approximately $13.0 million in cash and 3,683,249 shares of common stock. The consideration paid in conjunction with the merger with Brewer consisted of approximately $2.9 million in cash and 1,935,000 shares of common stock.

     Based upon the applicable provisions of SAB No. 97, these acquisitions have been accounted for as combinations at historical cost. Accordingly, the consideration paid to the Founding Companies as reflected in the accompanying consolidated financial statements represents the carryover basis in the net assets of the Founding Companies, reduced by the cash consideration paid.

  StaffMark Acquisitions --

     Between the date of the Offering and December 31, 1996, StaffMark completed three acquisitions accounted for as purchases. The aggregate consideration paid for The Technology Source, L.L.C. ("Technology"), Chandler Enterprises, Inc. d/b/a Advantage Staffing ("Advantage") and Tom Bain Personnel, Inc. ("Tom Bain") included $9.6 million in cash and 118,763 shares of StaffMark's common stock. The operating results of these companies have been included since the effective date of their acquisitions. The costs of these acquisitions have been allocated on the basis of estimated fair market value of the assets acquired. The tangible assets acquired have been recorded at historical, depreciated cost, which approximated fair value as of the acquisition date, with the remaining acquisition costs being recorded as goodwill.

     The operating results of Technology, Advantage and Tom Bain prior to their acquisitions are not material to StaffMark's 1996 consolidated statements of income and, accordingly, have not been reflected in the pro forma results shown below.

  Pro Forma Operating Results --

     The unaudited consolidated results of operations on a pro forma basis as though the Other Founding Companies, Caldwell and On Call had been acquired as of the beginning of 1995 are shown below. Note that the pro forma information presented below does not reflect income tax expense as if the Company had been a C Corporation for income tax reporting purposes for the entire periods presented or the reductions in salaries of certain owners of the Founding Companies which have been agreed to in conjunction with the acquisitions

                                STAFFMARK, INC.

discussed in Note 1. See the accompanying consolidated statements of income and
Note 15 for a presentation of 1996 pro forma information which reflects these adjustments:

                                                                  FISCAL YEARS
                                                          ----------------------------
                                                              1995            1996
                                                          ------------    ------------
Revenues................................................  $171,463,305    $200,020,807
                                                          ============    ============
Net income..............................................  $  3,742,274    $  8,020,520
                                                          ============    ============

4. ACCOUNTS RECEIVABLE:

     Included in accounts receivable in the accompanying consolidated balance sheets are unbilled amounts of approximately $541,906 and $1,195,370 at December 31, 1995 and 1996, respectively. StaffMark maintains allowances for potential losses which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying consolidated financial statements.

     The following are the changes in the allowance for doubtful accounts:

                                                                  FISCAL YEARS
                                                          -----------------------------
                                                           1994       1995       1996
                                                          -------   --------   --------
Balance at beginning of year............................  $10,250   $ 34,308   $214,187
Increases relating to acquisitions......................       --     10,000    252,216
Provision for bad debts.................................   24,058    169,879    206,123
Charge offs, net of recoveries..........................       --         --    231,129
                                                          -------   --------   --------
Balance at end of year..................................  $34,308   $214,187   $441,397
                                                          =======   ========   ========

5. INTANGIBLE ASSETS:

     Intangible assets consisted of the following:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                1995          1996
                                                             -----------   -----------
Goodwill...................................................  $15,356,334   $30,506,256
Deferred financing costs...................................      271,750       342,457
Non-compete agreements.....................................      299,010       889,647
Other......................................................      140,262       160,262
                                                             -----------   -----------
                                                              16,067,356    31,898,622
Less accumulated amortization..............................      511,897     1,386,051
                                                             -----------   -----------
                                                             $15,555,459   $30,512,571
                                                             ===========   ===========

     Amortization expense related to intangible assets for the years ended December 31, 1995 and 1996, totaled approximately $391,207 and $879,288, respectively.

                                STAFFMARK, INC.

6. PROPERTY AND EQUIPMENT:

     Components of property and equipment are as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1995         1996
                                                              ----------   ----------
Furniture, fixtures and equipment...........................  $  553,328   $2,923,451
Computer equipment and software.............................     749,750    4,033,251
Leasehold improvements......................................      31,483      501,525
                                                              ----------   ----------
                                                               1,334,561    7,458,227
Less accumulated depreciation and amortization..............     537,631    3,454,589
                                                              ----------   ----------
                                                              $  796,930   $4,003,638
                                                              ==========   ==========

     Depreciation and amortization expense related to property and equipment for the years ended December 31, 1995 and 1996, totaled approximately $198,859 and $494,666, respectively.

7. DEBT:

     Proceeds from the Offering were used to repay all debt obligations of StaffMark, Brewer and the Other Founding Companies.

     As of December 31, 1996 StaffMark had established a $50 million credit facility (the "Credit Facility") with Mercantile Bank of St. Louis, National Association ("Mercantile") to be used for working capital and other general corporate purposes, including future acquisitions. The Credit Facility included a $20 million revolving line of credit and a $30 million acquisition facility. The Credit Facility matures on October 4, 2001 and interest on any borrowings will be computed at StaffMark's option at either LIBOR or the bank's prime rate and incrementally adjusted based on StaffMark's operating leverage ratios.

     Through March 31, 1997, StaffMark was obligated to pay a commitment fee equal to 0.25% per annum multiplied by the total amount of the Credit Facility. Subsequent to March 31, 1997, the quarterly commitment fee is determined by multiplying the average daily unused portion of the total Credit Facility by a percentage which varies from 0.25% to 0.375% based on the Company's operating leverage ratios. The Credit Facility is secured by all assets of StaffMark and a pledge of 100% of the stock of all the subsidiaries. No funds had been borrowed on the Credit Facility as of December 31, 1996.

     As of December 31, 1995, debt consisted of the following:

Term loan note with Boatmen's. Interest payable monthly at a variable rate which averaged 9.56% during the year ended
  December 31, 1995. Principal was due in quarterly
  installments beginning October 1, 1995 through maturity on
  June 30, 2001. Note was secured by the assets and common
  stock of Brewer and partially guaranteed by certain
  stockholders of Brewer. ..................................  $12,750,000
Note payable to the previous owner of Caldwell, interest at
  8.00%, payable quarterly. Principal was to be paid in
  equal annual installments beginning June 30, 1998 through
  June 30, 2001 or in full upon a change in control of
  Brewer. Note was secured by a lien on the assets of Brewer
  and guaranteed by certain stockholders of Brewer. ........    3,100,000
Other.......................................................      445,386
                                                              -----------
                                                               16,295,386
Less short-term borrowings, including current maturities....    1,191,555
                                                              -----------
                                                              $15,103,831
                                                              ===========

                                STAFFMARK, INC.

8. INCOME TAXES:

     The income tax provision (benefit) for the year ended December 31, 1996 consisted of the following:

  Current:
    Federal...................................................   $2,022,827
    State.....................................................      392,376
                                                                 ----------
                                                                  2,415,203
                                                                 ----------
  Deferred:
    Federal...................................................     (532,521)
    State.....................................................     (108,849)
                                                                 ----------
                                                                   (641,370)
                                                                 ----------
                                                                 $1,773,833
                                                                 ==========

     The components of deferred income tax assets and liabilities as of December 31, 1996 were as follows:

Deferred income tax assets:
  Workers' compensation reserves............................  $  797,321
  Non-compete and deferred compensation agreements..........     156,912
  Other expense accruals....................................     424,292
                                                              ----------
          Total deferred income tax assets..................   1,378,525
Deferred income tax liabilities:
  Change in income tax accounting method from cash to
     accrual basis in conjunction with termination of S
     Corporation status.....................................   1,884,118
  Depreciation and amortization.............................     280,609
  Other.....................................................     297,450
                                                              ----------
          Total deferred income tax liabilities.............   2,462,177
                                                              ----------
                                                              $1,083,652
                                                              ==========

     Components of the net deferred tax liabilities reported in the accompanying consolidated balance sheet were as follows as of December 31, 1996:

                                                                 CURRENT     LONG-TERM
                                                                ----------   ---------
  Assets......................................................  $1,221,613    $156,912
  Liabilities.................................................   1,884,118     578,059
                                                                ----------    --------
                                                                $  662,505    $421,147
                                                                ==========    ========

     A valuation allowance for the deferred tax assets has not been recorded in the accompanying consolidated balance sheet because management believes that all deferred tax assets are more likely than not to be recovered. In assessing the realizability of deferred income tax assets, management has considered scheduled reversals of the deferred income tax liabilities and projected future taxable income.

                                STAFFMARK, INC.

     The differences in income taxes determined by applying the statutory federal tax rate of 34% to income before income taxes and the amounts recorded in the accompanying consolidated statement of income for 1996 result from the following:

                                                                AMOUNT     RATE
                                                              ----------   ----
Tax at statutory rate.......................................  $1,970,854   34.0%
Add (deduct):
  Effect of S Corporation income............................    (484,934)  (8.4)
  State income taxes, net of federal tax benefit............     185,542    3.2
  Non-deductible amortization...............................      52,204     .9
  Other, net................................................      50,167     .9
                                                              ----------   ----
                                                              $1,773,833   30.6%
                                                              ==========   ====

9. WORKERS' COMPENSATION:

     StaffMark is self-insured for certain workers' compensation claims and is regulated by various state-administered workers' compensation insurance commissions. StaffMark has purchased insurance for medical claims which exceed certain thresholds and is required in certain states to maintain letters of credit to cover any potential unpaid claims. At December 31, 1996, these letters of credit totaled $2,300,000.

10. EMPLOYEE BENEFIT PLANS:

     Certain of the Founding Companies maintain employee benefit plans, some of which allow eligible employees to defer a portion of their income through contributions to the plans. Under provisions of certain of these plans, StaffMark matches a percentage of the employee contributions, up to a maximum as specified in the individual plan, and may contribute additional amounts at the discretion of management. Contributions by StaffMark to the various plans were approximately $23,000 for the year ended December 31, 1996.

11. COMMON STOCK AND STOCK OPTIONS:

  Common Stock --

     In conjunction with the organization and initial capitalization, StaffMark issued 1,000 shares of common stock at a par value of $.01 per share. In June 1996, StaffMark's Board of Directors declared a 1,355-for-one stock split. The effect of this stock split has been reflected as a reduction of paid-in-capital and an increase in common stock in the accompanying consolidated financial statements.

     StaffMark issued 5,618,249 shares of common stock to the stockholders of the Founding Companies and issued 6,325,000 shares of common stock to the public in conjunction with the Offering. StaffMark also issued 118,763 shares of common stock in conjunction with business acquisitions.

                                STAFFMARK, INC.

  Stock Options --

     Prior to the Offering, Brewer granted stock options to certain key employees. These options were granted at fair value as determined by management, were exercisable in installments and expired from June 30, 1999 to February 26, 2001. A summary of Brewer's stock option activity is as follows:

                                                                             WEIGHTED
                                                                              AVERAGE
                                                              SHARES UNDER   PRICE PER
                                                                 OPTION       OPTION
                                                              ------------   ---------
Outstanding, January 1, 1995................................       5.0        $16,000
  Granted...................................................       7.5         30,666
                                                                  ----        -------
Outstanding, December 31, 1995..............................      12.5         24,800
  Granted...................................................       1.0         35,000
  Exercised.................................................      (7.5)        21,333
  Forfeited.................................................      (5.0)        30,000
                                                                  ----        -------
Outstanding prior to conversion to StaffMark options........       1.0        $35,000
                                                                  ====        =======

     In June 1996, StaffMark's Board of Directors and stockholders approved StaffMark's 1996 Stock Option Plan (the "Plan"). The maximum number of shares of StaffMark's common stock that may be issued under the Plan is approximately 1,600,000. As of December 31, 1996 approximately 740,000 shares have been reserved for future options. Options granted under the Plan generally become 40% vested after two years and then vest 20% in each of the next three years. Under the Plan, the exercise price of the option equals the market value of StaffMark's common stock on the date of the grant, and the maximum term for each option is 10 years.

     A summary of StaffMark's stock option activity is as follows:

                                                                              WEIGHTED
                                                                              AVERAGE
                                                             SHARES UNDER    PRICE PER
                                                                OPTION         OPTION
                                                             ------------    ----------
Outstanding Brewer options prior to conversion to
  StaffMark options........................................          1       $35,000.00
  Conversion of Brewer options.............................     16,397             2.13
  Granted..................................................    867,928            12.01
  Forfeited................................................    (14,550)           12.00
                                                               -------       ----------
Outstanding, December 31, 1996.............................    869,776       $    11.82
                                                               =======       ==========

     The following is a summary of stock options outstanding as of December 31, 1996:

                     OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
-------------------------------------------------------------   -----------------------
                                                    WEIGHTED                  WEIGHTED
                                WEIGHTED AVERAGE    AVERAGE                    AVERAGE
  OPTIONS        RANGE OF          REMAINING        EXERCISE      OPTIONS     EXERCISE
OUTSTANDING   EXERCISE PRICES   CONTRACTUAL LIFE   PER SHARE    EXERCISABLE   PER SHARE
-----------   ---------------   ----------------   ----------   -----------   ---------
   16,398         $2.13            1.17 years        $ 2.13           --       $   --
  853,378     $11.38 -- 12.75      4.37 years         12.01       35,000        12.00
  -------                          ----------        ------       ------       ------
  869,776                          4.31 years        $11.82       35,000       $12.00
  =======                          ==========        ======       ======       ======

                                STAFFMARK, INC.

     As discussed in Note 2, StaffMark has elected to account for its stock options under the provisions of APB 25. Accordingly, no compensation expense has been recognized in the accompanying consolidated statements of income. However, pursuant to the requirements of SFAS No. 123, the following disclosures are presented to reflect StaffMark's pro forma net income for the years ended December 31, 1995 and 1996, as if the fair value method of accounting prescribed by SFAS No. 123 had been used. In preparing the pro forma disclosures, StaffMark determined the value of all options granted from January 1, 1995 through the Offering date using the minimum value method, as discussed in SFAS No. 123. For stock options granted from the Offering date to December 31, 1996, the fair value was estimated on the grant date using the Black-Scholes option-pricing model. These fair value calculations were based on the following assumptions:

                                                                   FISCAL YEARS
                                                              ----------------------
                                                                1995         1996
                                                              ---------    ---------
Weighted average risk-free interest rate....................       6.5%         6.3%
Dividend yield..............................................         0%           0%
Weighted average expected life..............................  2.5 years    4.6 years
Expected volatility.........................................         0%          65%

     Using these assumptions, the fair value of the stock options granted during the years ended December 31, 1995 and 1996 was approximately $36,000 and $5,958,000, respectively. The weighted average fair value of options granted during 1995 and 1996 was $4,800 and $7.04, respectively. Had compensation expense been determined consistent with SFAS No. 123, utilizing the assumptions above and the straight-line amortization method over the vesting period, net income would have been reduced to the following pro forma amounts:

                                                                    FISCAL YEARS
                                                              ------------------------
                                                                 1995          1996
                                                              ----------    ----------
Net income, as reported.....................................  $1,586,538    $4,022,796
                                                              ==========    ==========
Pro forma net income........................................  $1,578,367    $3,711,738
                                                              ==========    ==========

12. RELATED PARTY TRANSACTIONS:

     Concurrent with the acquisition, StaffMark entered into agreements with certain officers of the company to lease certain parcels of land and buildings used in the operations of StaffMark for negotiated amounts and terms. Rent expense related to these facilities totaled approximately $60,000 and $304,000 for the years ended December 31, 1995 and 1996, respectively. Annual future minimum payments required under these leases are included in the table in Note 14 and are summarized as follows:

                                                              YEARS ENDING
                                                              DECEMBER 31,
                                                              ------------
1997........................................................   $  548,416
1998........................................................      535,143
1999........................................................      407,921
2000........................................................      351,167
2001........................................................      345,951
                                                               ----------
                                                               $2,188,598
                                                               ==========


     Included in Accounts Payable and Other Accrued Liabilities is an unsecured demand note payable to an employee in the amount of $61,436 which bears interest at 8%.


     In December 1995, a note receivable from Brewer Investments, a partnership owned by certain stockholders, in the amount of $345,107 was distributed to the individual stockholders of Brewer.

                                STAFFMARK, INC.

13. COMMITMENTS AND CONTINGENCIES:

     StaffMark is subject to certain claims and lawsuits arising in the normal course of business, primarily relating to workers' compensation and other employee related matters. StaffMark maintains various insurance coverages in order to minimize the financial risk associated with certain of these claims. StaffMark has provided for certain of these actions in the accompanying consolidated financial statements and, in the opinion of management, any uninsured losses resulting from the ultimate resolution of these matters will not be material to StaffMark's financial position or results of operations.

     StaffMark has employment agreements with certain executive officers and management personnel that provide for annual salaries, cost-of-living adjustments and additional compensation in the form of performance based bonuses. Certain agreements include covenants against competition with StaffMark, which extends for a period of time after termination. These agreements generally continue until terminated by the employee or StaffMark.

14. NONCANCELABLE OPERATING LEASES:

     StaffMark leases office space under noncancelable operating leases. As discussed in Note 12, certain of these facilities are leased from related parties. Annual future minimum payments required under operating leases that have an initial or remaining noncancelable lease term in excess of one year are as follows:

                                                              YEARS ENDED
                                                              DECEMBER 31,
                                                              ------------
1997........................................................   $1,819,176
1998........................................................    1,601,881
1999........................................................    1,312,904
2000........................................................      887,981
2001........................................................      615,658
                                                               ----------
                                                               $6,237,600
                                                               ==========

     Rent expense, including amounts paid to related parties, was $275,460 and $951,369 for the years ended December 31, 1995 and 1996, respectively.

                                STAFFMARK, INC.

15. PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENT PRESENTATION
    (UNAUDITED):

     The supplemental pro forma information included in the accompanying consolidated statements of income reflects: (i) the acquisition of the Other Founding Companies at historical cost in accordance with the applicable provisions of SAB No. 97; (ii) the effects of the acquisition of On Call; (iii) the estimated impact of recognizing income tax expense as if StaffMark, the Founding Companies and On Call had been C Corporations for tax reporting purposes during the entire year ended December 31, 1996; and (iv) the adjustment to compensation expense to reflect the reductions in salaries to certain owners of the Founding Companies which were agreed to in conjunction with the acquisitions discussed in Note 1. Following is a reconciliation of the reported net income to the pro forma net income shown in the accompanying consolidated statement of income:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   1996
                                                               ------------
Net income, as reported.....................................    $ 4,022,796
Pro forma adjustments:
  Inclusion of the operating results of the Other Founding
     Companies and On Call as if these acquisitions were
     effected as of January 1, 1996.........................      3,995,095
  Reductions in salaries to certain owners of the Founding
     Companies..............................................        581,332
  Recognition of income tax expense as if StaffMark, the
     Founding Companies and On Call had been C Corporations
     during the entire year ended December 31, 1996.........     (2,231,223)
                                                                -----------
Pro forma net income, as reported...........................    $ 6,368,000
                                                                ===========

     The computation of pro forma earnings per share for the year ended December 31, 1996, is based on the pro forma shares outstanding for the period prior to the Offering of approximately 8.3 million and the actual weighted average shares outstanding for the period from the Offering through December 31, 1996, of approximately 13.2 million.

16. EVENTS SUBSEQUENT TO THE DATE OF REPORT OF INDEPENDENT PUBLIC
    ACCOUNTANTS (UNAUDITED):

  Business Combinations --

     Subsequent to year-end the Company consummated the following significant business combinations:


                                                                     CONSIDERATION PAID
                                       DATE OF      APPROXIMATE    -----------------------   METHOD OF
          NAME OF COMPANY            ACQUISITION   1996 REVENUES       CASH        SHARES    ACCOUNTING
          ---------------            -----------   -------------   -------------   -------   ----------
                                                   (IN MILLIONS)   (IN MILLIONS)
Flexible Personnel Group of
  Companies........................  March 1997        $49.3           $ 7.5       183,823   Purchase
Global Dynamics, Inc...............  April 1997         17.2            14.0       690,855   Purchase
Lindenberg & Associates, Inc.......  April 1997         18.0            15.3            --   Purchase



     In addition to the three acquisitions listed above the Company also acquired nine other businesses which were not individually material to the Company's financial statements. Eight of these acquisitions were purchase business combinations which represented aggregate 1996 unaudited revenues of approximately $57 million. The aggregate purchase prices for these eight companies included approximately $23.6 million in cash and 340,623 shares of the Company's common stock. The Company also completed a pooling-of-interest business combination with a company which generated 1996 unaudited revenues of approximately $9.7 million. The Company issued 286,162 shares of common stock in conjunction with this merger.

                                STAFFMARK, INC.

     In addition to the purchase prices disclosed above, certain of these acquisition agreements include provisions for the payment of additional consideration which is contingent upon the achievement of certain performance measures of the businesses acquired, typically during the twelve months immediately following the respective acquisitions. For certain of the acquisitions discussed above the contingent consideration could be significant relative to the consideration paid; however, the amounts are not currently determinable. The obligations for this contingent consideration, which will be payable in a combination of cash and common stock, will be recorded in the Company's financial statements when they become fixed and determinable.

  Credit Facility --

     Subsequent to year-end the Company negotiated an increase in the Credit Facility from $50 million to $100 million, which includes a $30 million revolving line of credit and a $70 million acquisition facility. As of June 30, 1997 the Company had borrowed approximately $42.6 million under the acquisition facility which was used to fund the cash consideration related to several of the acquisitions discussed above. As of June 30, 1997 net borrowings under the revolving line of credit totaled $800,000 which was used for general corporate purposes.

  Employee Stock Purchase Plan --

     In May 1997 the Company's shareholders approved an employee stock purchase plan (the "Plan") which grants employees the right to purchase common shares of the Company's stock at a price equal to the lower of 85% of the market value on the date of purchase or the beginning of the calendar quarter of the purchase. Purchases under the Plan are limited to 10% of the respective employees' compensation and will not have an impact on the Company's reported net income.

  Registration of Securities --


     On July 30, 1997 the Company filed a registration statement with the Securities and Exchange Commission in connection with a public offering of 3.5 million shares of its common stock. Of the shares to be offered, 285,000 shares are to be offered on behalf of certain selling shareholders. The Company will not receive any of the proceeds from the sale of shares by the selling shareholders.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Prostaff Companies:

     We have audited the accompanying combined balance sheets of the companies identified in Note 1 to the financial statements ("The Prostaff Companies"), as of December 31, 1994 and 1995 and the nine months ended September 29, 1996, and the related combined statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 and the nine months ended September 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Prostaff Companies as of December 31, 1994 and 1995 and the nine months ended September 29, 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 and the nine months ended September 29, 1996 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Little Rock, Arkansas,
October 22, 1996.

                             THE PROSTAFF COMPANIES

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                 DECEMBER 31,
                                                            -----------------------   SEPTEMBER 29,
                                                               1994         1995          1996
                                                            ----------   ----------   -------------
CURRENT ASSETS:
  Cash and cash equivalents...............................  $  228,372   $  188,145    $   69,587
  Certificates of deposit.................................     152,028      155,154            --
  Accounts receivable, net of allowance for doubtful
     accounts of $10,000, $48,500 and $45,096,
     respectively.........................................   2,634,108    3,020,622     3,952,688
  Deferred tax asset......................................     154,601           --            --
  Prepaid expenses and other..............................      86,337      135,673       120,604
                                                            ----------   ----------    ----------
          Total current assets............................   3,255,446    3,499,594     4,142,879
PROPERTY AND EQUIPMENT, net...............................     640,552      756,983       735,737
OTHER ASSETS:
  Cash surrender value of officer's life insurance........      34,670       41,280            --
  Advance to StaffMark, Inc...............................          --           --        40,703
  Other...................................................  3,675.....        4,730         7,440
                                                            ----------   ----------    ----------
          Total other assets..............................      38,345       46,010        48,143
                                                            ----------   ----------    ----------
                                                            $3,934,343   $4,302,587    $4,926,759
                                                            ==========   ==========    ==========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit..........................................  $  417,000   $   20,000    $1,554,005
  Current maturities of long-term debt....................  61,742....       64,872        67,598
  Note payable to stockholder.............................          --       30,000        30,000
  Accounts payable and accrued liabilities................      83,413      117,339        84,911
  Outstanding checks......................................     109,084           --        71,212
  Payroll and related liabilities.........................     703,263    1,129,777     1,116,619
  Reserve for workers' compensation claims................     439,444      635,290       671,640
  Income taxes payable....................................      54,883           --            --
                                                            ----------   ----------    ----------
          Total current liabilities.......................   1,868,829    1,997,278     3,595,985
LONG-TERM DEBT, less current maturities...................     170,064      111,459        65,874
DEFERRED INCOME TAXES.....................................      57,885           --            --
COMMITMENTS AND CONTINGENCIES
  (Notes 6 through 10)
STOCKHOLDERS' EQUITY:
  Common stock, (par values of $.20 to $1.00) authorized
     shares of 200,000 in 1994 and 201,000 in 1995 and at
     September 29, 1996, shares issued and outstanding of
     55,000 in 1994, 55,100 in 1995 and at September 29,
     1996.................................................      11,000       11,100        11,100
  Retained earnings.......................................   1,826,565    2,182,750     1,253,800
                                                            ----------   ----------    ----------
          Total stockholders' equity......................   1,837,565    2,193,850     1,264,900
                                                            ----------   ----------    ----------
                                                            $3,934,343   $4,302,587    $4,926,759
                                                            ==========   ==========    ==========

            The accompanying notes to combined financial statements
                 are an integral part of these balance sheets.

                             THE PROSTAFF COMPANIES

                         COMBINED STATEMENTS OF INCOME

                                                 YEARS ENDED                         NINE MONTHS ENDED
                                  ------------------------------------------   -----------------------------
                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 29,
                                      1993           1994           1995           1995            1996
                                  ------------   ------------   ------------   -------------   -------------
                                                                                (UNAUDITED)
SERVICE REVENUES................  $27,244,744    $30,607,744    $34,330,413     $25,840,311     $29,509,631
COST OF SERVICES................   22,858,206     25,455,432     28,234,379      21,339,195      24,034,483
                                  -----------    -----------    -----------     -----------     -----------
  Gross profit..................    4,386,538      5,152,312      6,096,034       4,501,116       5,475,148
OPERATING EXPENSES:
  Selling, general and
     administrative.............    3,640,825      4,184,021      5,338,844       3,796,754       4,043,409
  Depreciation and
     amortization...............      114,796        174,998        220,433         160,700         186,171
                                  -----------    -----------    -----------     -----------     -----------
     Operating income...........      630,917        793,293        536,757         543,662       1,245,568
OTHER INCOME (EXPENSE):
  Interest expense..............      (87,181)       (28,689)       (20,393)        (16,088)        (49,443)
  Interest income and other.....       60,745         10,987         26,537          20,949          28,515
                                  -----------    -----------    -----------     -----------     -----------
INCOME BEFORE PROVISION FOR
  INCOME TAXES..................      604,481        775,591        542,901         548,523       1,224,640
PROVISION FOR INCOME TAXES......      205,742        253,847         96,716          96,716              --
                                  -----------    -----------    -----------     -----------     -----------
          Net income............  $   398,739    $   521,744    $   446,185     $   451,807     $ 1,224,640
                                  ===========    ===========    ===========     ===========     ===========
PRO FORMA DATA (Unaudited) (Note
  11):
  Historical income before
     income taxes...............                                $   542,901                     $ 1,224,640
  Less: Pro forma provision for
     income taxes...............                                    211,731                         477,610
                                                                -----------                     -----------
PRO FORMA NET INCOME............                                $   331,170                     $   747,030
                                                                ===========                     ===========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE PROSTAFF COMPANIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                     COMMON STOCK
                                                   ----------------    RETAINED
                                                   SHARES   AMOUNT     EARNINGS        TOTAL
                                                   ------   -------   -----------   -----------
BALANCE, December 31, 1992.......................  55,000   $11,000   $   976,186   $   987,186
  Net income.....................................      --        --       398,739       398,739
  Dividends......................................      --        --       (25,625)      (25,625)
                                                   ------   -------   -----------   -----------
BALANCE, December 31, 1993.......................  55,000    11,000     1,349,300     1,360,300
  Net income.....................................      --        --       521,744       521,744
  Dividends......................................      --        --       (44,479)      (44,479)
                                                   ------   -------   -----------   -----------
BALANCE, December 31, 1994.......................  55,000    11,000     1,826,565     1,837,565
  Net income.....................................      --        --       446,185       446,185
  Initial capitalization of Professional
     Resources, Inc..............................     100       100            --           100
  Dividends......................................      --        --       (90,000)      (90,000)
                                                   ------   -------   -----------   -----------
BALANCE, December 31, 1995.......................  55,100    11,100     2,182,750     2,193,850
  Net income.....................................      --        --     1,224,640     1,224,640
  Dividends:
     Cash........................................      --        --    (2,043,210)   (2,043,210)
     Property....................................      --        --      (110,380)     (110,380)
                                                   ------   -------   -----------   -----------
BALANCE, September 29, 1996......................  55,100   $11,100   $ 1,253,800   $ 1,264,900
                                                   ======   =======   ===========   ===========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE PROSTAFF COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                           YEARS ENDED                         NINE MONTHS ENDED
                                            ------------------------------------------   -----------------------------
                                            DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 29,
                                                1993           1994           1995           1995            1996
                                            ------------   ------------   ------------   -------------   -------------
                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..............................   $ 398,739      $ 521,744      $ 446,185      $  451,807      $ 1,224,640
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation and amortization.........     114,796        174,998        220,433         160,700          186,171
    Provision for deferred income taxes...     (35,138)       (20,021)            --          96,716               --
    Write-off of net deferred tax
      assets..............................          --             --         96,716              --               --
    Provision for bad debts...............      27,561         10,000         38,500          20,300           45,659
    Loss (gain) on sale of property and
      equipment...........................          --         20,854             --              --          (14,854)
    Change in operating assets and
      liabilities, net of effects of
      acquisition:
      Restricted certificates of
        deposit...........................     600,000             --        152,028              --               --
      Accounts receivable.................    (637,401)      (143,183)      (403,041)     (1,243,341)        (977,725)
      Prepaid expenses and other..........     (38,493)        (2,052)       (49,336)         18,555           15,069
      Other...............................       2,357         (8,979)        (7,665)         (6,647)          (1,405)
      Accounts payable and accrued
        liabilities.......................      21,229        (10,535)        33,926         (22,994)         (32,428)
      Outstanding checks..................          --        109,084       (109,084)       (109,084)          71,212
      Payroll and related liabilities.....     193,651          5,365        426,514       1,188,217          (13,158)
      Reserve for workers' compensation
        claims............................     148,385        101,480        195,846         144,306           36,350
      Income taxes payable................     (15,039)       (19,130)       (54,883)        (54,883)              --
                                             ---------      ---------      ---------      ----------      -----------
        Net cash provided by operating
          activities......................     780,647        739,625        986,139         643,652          539,531
                                             ---------      ---------      ---------      ----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Advance to StaffMark, Inc...............          --             --             --              --          (40,703)
  Acquisition of personnel service
    business..............................          --             --        (30,000)             --               --
  Capital expenditures....................    (405,265)      (293,936)      (328,837)       (279,848)        (220,476)
  Purchase of certificates of deposit.....          --             --       (155,154)             --               --
  Proceeds from the sale of property and
    equipment.............................          --          1,400             --              --               --
  Proceeds from the sale of certificates
    of deposit............................          --             --             --              --          155,154
                                             ---------      ---------      ---------      ----------      -----------
        Net cash used in investing
          activities......................    (405,265)      (292,536)      (513,991)       (279,848)        (106,025)
                                             ---------      ---------      ---------      ----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (payments) borrowings under line of
    credit................................    (125,000)      (158,000)      (397,000)       (369,995)       1,534,005
  Proceeds from note payable to
    stockholder...........................          --             --         30,000              --               --
  Payments on note payable to
    stockholder...........................    (530,000)            --             --              --               --
  Proceeds from issuance of long-term
    debt..................................     290,237             --             --              --               --
  Payments on long-term debt..............          --        (58,431)       (55,475)        (39,828)         (42,859)
  Proceeds from issuance of common
    stock.................................          --             --            100              --               --
  Dividends...............................     (25,625)       (44,479)       (90,000)             --       (2,043,210)
                                             ---------      ---------      ---------      ----------      -----------
        Net cash used in financing
          activities                          (390,388)      (260,910)      (512,375)       (409,823)        (552,064)
                                             ---------      ---------      ---------      ----------      -----------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS.............................     (15,006)       186,179        (40,227)        (46,019)        (118,558)
CASH AND CASH EQUIVALENTS, beginning of
  period..................................      57,199         42,193        228,372         228,372          188,145
                                             ---------      ---------      ---------      ----------      -----------
CASH AND CASH EQUIVALENTS, end of
  period..................................   $  42,193      $ 228,372      $ 188,145      $  182,353      $    69,587
                                             =========      =========      =========      ==========      ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Interest paid...........................   $  84,708      $  30,549      $  21,006      $   16,088      $    49,443
                                             =========      =========      =========      ==========      ===========
  Income taxes paid.......................   $ 242,989      $ 284,847      $  54,883      $   54,883      $        --
                                             =========      =========      =========      ==========      ===========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE PROSTAFF COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     The combined financial statements of The Prostaff Companies (the "Company") include the activities of Prostaff Personnel, Inc. ("Prostaff"), d.b.a. Prostaff Staffing Services, Office Staffing and Medical Staffing, Excel Temporary Staffing, Inc. ("Excel") and Professional Resources, Inc. ("Professional"), d.b.a. Performance Staffing, which have common ownership. All intercompany transactions have been eliminated in the combined financial statements.

     Prostaff was originally incorporated in the state of Arkansas in 1973 as Dunhill Personnel Agency of Little Rock, Inc. ("Dunhill"). Dunhill changed its name to Prostaff in 1988. Prostaff's primary business purpose is to provide temporary personnel services. At September 29, 1996, Prostaff operated staffing offices in 23 locations in Arkansas. Excel was incorporated in the state of Arkansas on October 25, 1990 and is engaged in providing temporary personnel services to one large cosmetics manufacturer in Little Rock, Arkansas which represents 100% of the revenue and accounts receivable of Excel. Revenues from this one customer represent 14%, 13%, 14% and 15% of combined service revenues for 1993, 1994, 1995 and the nine months ended September 29, 1996, respectively. Professional was incorporated in the state of Arkansas on October 24, 1995 ("inception date"). On October 31, 1995, Professional purchased the assets of an existing temporary personnel service business in Little Rock, Arkansas for $30,000. This acquisition was accounted for as a purchase. There was no goodwill recorded in connection with this acquisition. The combined financial statements of the Company include the results of operations of Professional from the inception date.

  Interim Financial Statements --

     The accompanying interim financial statements and related disclosures for the nine months ended September 30, 1995 have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the three years in the period ended December 31, 1995 and for the nine months ended September 29, 1996, and include all adjustments (which were of a normal recurring nature) which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

  Use of Estimates --

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

  Revenue Recognition --

     Service revenues are recognized as income at the time staffing services are provided.

  Cash and Cash Equivalents --

     For statement of cash flow purposes, the Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

                             THE PROSTAFF COMPANIES

  Accounts Receivable --

     The Company maintains allowances for potential losses which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. Included in accounts receivable in the accompanying balance sheets are unbilled amounts of $343,681, $441,642 and $838,847 at December 31, 1994, 1995 and September 29, 1996,
respectively.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated or amortized on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated economic lives or the terms of the lease. The estimated useful lives of the Company's assets, by asset classification, are as follows:

Office equipment............................................    5 years
Computer equipment..........................................    5 years
Vehicles....................................................    5 years
Computer software...........................................    5 years
Leasehold improvements......................................   10 years

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the cost of the property and equipment and the related accumulated depreciation or amortization are removed from the balance sheet and any resultant gain or loss is recorded.

  Workers' Compensation and Employee Health Benefits --

     The Company self-insures certain risks related to workers' compensation and employee health benefit claims. The estimated costs of existing and future claims are accrued as incidents occur based upon historical loss development trends and may be subsequently revised based on developments relating to such claims. The Company engages the services of a third-party actuary to assist with the development of the workers' compensation cost estimates.

  Fair Value of Financial Instruments --

     The Company's financial instruments include cash and cash equivalents, certificates of deposit, note payable to stockholder and its other debt obligations. Management believes that these instruments bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying values for those instruments are reasonable estimates of fair value.

  Income Taxes --

     Prior to 1995, the Company operated as a C Corporation for federal and state tax reporting purposes. Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under this new statement, deferred income taxes are provided based on the estimated future tax effects of differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The adoption of SFAS 109 did not have a material effect on the Company's financial position or results of operations.

     Effective January 1, 1995, the Company elected to be taxed as an S Corporation for federal and state income tax reporting purposes. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements for the period subsequent to January 1, 1995 as such taxes are liabilities of the individual stockholders.

                             THE PROSTAFF COMPANIES

     Upon election of S Corporation status, the Company wrote off net deferred tax assets totaling $96,716 related to years prior to 1995, which is reflected as provision for income taxes in the accompanying combined statements of income. (See Note 11)

     The Company's tax returns are subject to examination by federal and state taxing authorities. If such examinations result in a change to the Company's reported income or loss, the taxable income or loss reported by the individual stockholders could also change.

2. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                       DECEMBER 31,
                                                   ---------------------   SEPTEMBER 29,
                                                     1994        1995          1996
                                                   --------   ----------   -------------
Office equipment.................................  $311,414   $  412,661    $  481,410
Computer equipment...............................   382,903      477,744       523,890
Vehicles.........................................   107,900      136,859            --
Computer software................................   113,884      165,635       220,046
Leasehold improvements...........................    83,593      136,949       172,464
                                                   --------   ----------    ----------
                                                    999,694    1,329,848     1,397,810
Less accumulated depreciation and amortization...   359,142      572,865       662,073
                                                   --------   ----------    ----------
                                                   $640,552   $  756,983    $  735,737
                                                   ========   ==========    ==========

3. DEBT:

     Long-term debt consisted of the following:

                                                          DECEMBER 31,
                                                       -------------------   SEPTEMBER 29,
                                                         1994       1995         1996
                                                       --------   --------   -------------
Term note payable to Boatmen's National Bank in the
  original amount of $290,237 due in monthly
  installments of $6,079, including interest at 5.5%
  through August 31, 1998. Secured by certain
  equipment of Prostaff and guaranteed by
  stockholders.......................................  $231,806   $176,331     $133,472
Less current maturities..............................    61,742     64,872       67,598
                                                       --------   --------     --------
                                                       $170,064   $111,459     $ 65,874
                                                       ========   ========     ========

     Total maturities of long-term debt are as follows:

                                                                     YEARS ENDING
                                                             -----------------------------
                                                             DECEMBER 31,    SEPTEMBER 29,
                                                             ------------    -------------
1996.......................................................    $ 64,872        $     --
1997.......................................................      68,531          67,598
1998.......................................................      42,928          65,874
                                                               --------        --------
                                                               $176,331        $133,472
                                                               ========        ========

                             THE PROSTAFF COMPANIES

     Line of credit balances consisted of the following:

                                                            DECEMBER 31,
                                                         ------------------   SEPTEMBER 29,
                                                           1994      1995         1996
                                                         --------   -------   -------------
Line of credit with Boatmen's Bank. Maximum borrowings
  of $1.5 million. Accrues interest at a variable rate,
  which ranged from 8.25% to 9.0% and averaged 8.5%
  during the nine months ended September 29, 1996. Due
  upon demand. Secured by the accounts receivable of
  Prostaff and guaranteed by stockholders..............  $417,000   $    --    $1,500,000
Line of credit with First Commercial Bank. Maximum
  borrowings of $50,000. Interest payable monthly at
  9.5%. Due upon demand. Secured by the assets of
  Professional and guaranteed by stockholder...........        --    20,000        44,000
Line of credit with Mercantile Bank. Maximum borrowings
  of $250,000. Interest payable monthly at a fixed rate
  of 9.25%, which changed to 10.0% in May 1996 and
  averaged 9.67% during the nine months ended September
  29, 1996. Secured by accounts receivable of Excel and
  guaranteed by stockholders...........................        --        --        10,005
                                                         --------   -------    ----------
                                                         $417,000   $20,000    $1,554,005
                                                         ========   =======    ==========

4. NOTE PAYABLE TO STOCKHOLDER:

     In order to effect the acquisition made by Professional, as discussed in
Note 1, Professional borrowed $30,000 from the sole stockholder and signed a promissory note dated October 30, 1995. Interest is paid monthly at the rate of 9.25%. The note is due on demand, or if no demand is made, on October 30, 1996. Total interest paid to the stockholder in 1995 and for the nine months ended September 29, 1996 was $246 and $1,850, respectively.

     During 1993, the Company repaid a $530,000 note payable to stockholder. Total interest paid to the stockholder in 1993 was $44,200.

5. INCOME TAXES:

     Provision (benefit) for income taxes consisted of the following components for the years ended December 31:

                                                                1993        1994
                                                              --------    --------
Current:
  Federal...................................................  $213,892    $243,184
  State.....................................................    26,988      30,684
                                                              --------    --------
                                                               240,880     273,868
                                                              --------    --------
Deferred:
  Federal...................................................   (31,201)    (17,778)
  State.....................................................    (3,937)     (2,243)
                                                              --------    --------
                                                               (35,138)    (20,021)
                                                              --------    --------
          Total.............................................  $205,742    $253,847
                                                              ========    ========

                             THE PROSTAFF COMPANIES

     Provision for income taxes differs from amounts computed by applying the statutory tax rate to pretax income as a result of certain nondeductible expenses and the utilization of general business credits as follows:

                                                                1993        1994
                                                              --------    --------
Income taxes on pretax income at the statutory rate of
  34%.......................................................  $205,523    $263,701
Increase (reduction) in tax resulting from:
  Nondeductible expenses....................................    16,779      30,242
  State income taxes, net of federal income tax benefit.....    28,049      37,089
  Federal general business tax credits......................   (44,609)    (77,185)
                                                              --------    --------
                                                              $205,742    $253,847
                                                              ========    ========

     Deferred income taxes reflect the impact of "temporary differences" between the financial and tax basis of assets and liabilities as measured by enacted tax laws. The temporary differences which gave rise to deferred tax assets and liabilities as of December 31, 1993 and 1994 were as follows:

                                                                1993        1994
                                                              --------    --------
Deferred tax assets:
  Allowance for doubtful accounts...........................  $ 16,465    $  3,829
  Reserve for workers' compensation claims..................   112,099     150,772
                                                              --------    --------
Total deferred tax assets...................................  $128,564    $154,601
                                                              ========    ========
Deferred tax liabilities:
  Accelerated depreciation..................................  $ 51,869    $ 57,885
                                                              ========    ========

6. WORKERS' COMPENSATION:

     Prostaff is self-insured for certain workers' compensation claims and is regulated by the Arkansas Workers' Compensation Insurance Commission (the "Commission"). As a condition to authorization of the self-insurance program in 1991, the Commission required Prostaff to maintain a $750,000 deposit in a depository considered acceptable by the Commission. In 1993, the Commission altered the depository requirement and allowed Prostaff to provide the Commission a $750,000 letter of credit. The letter of credit is guaranteed by stockholders of the Company. As a condition to providing the letter of credit, the bank required Prostaff to maintain as security a $150,000 deposit with the bank. These restricted funds were in certificates of deposit with one year maturities and are reflected with accrued interest as certificates of deposit in the accompanying combined balance sheet at December 31, 1994. In 1995, the bank no longer required the security for the letter of credit. Accordingly, Prostaff reinvested these funds in 1995, and they are reflected as certificates of deposit at December 31, 1995. Prostaff has purchased insurance for individual claims which exceed $200,000, up to a maximum of $2.0 million. Workers' compensation expense totaled $820,569, $728,281, $765,893 and $401,146 for 1993,
1994, 1995 and the nine months ended September 29, 1996, respectively. Unaudited workers' compensation expense for the nine months ended September 30, 1995 was $567,242. Excel and Professional are fully insured for workers' compensation.

7. EMPLOYEE BENEFIT PLANS:

     The Company adopted a defined contribution benefit plan for its eligible permanent employees, as defined, effective June 1, 1995. This profit sharing plan, which operates pursuant to an Internal Revenue Code section 401(k) arrangement, allows eligible employees to contribute on a tax deferred basis up to 15% of their annual wages, as defined. The Company makes a matching contribution equal to 50% of the employees' contributions up to a maximum of 6% of the respective employees' annual wages. Total matching contribu-

                             THE PROSTAFF COMPANIES
tions made by the Company to the plan for 1995 and the nine months ended September 29, 1996 were $12,448 and $16,547, respectively.

     On September 1, 1995, the Company established a cafeteria plan to offer health, dental, term life, accidental death and disability insurance to its permanent full-time employees. Employees may also obtain coverage for family members by making tax deferred contributions to the plan trust. The health insurance coverage portion of the plan is self-insured by the Company. Pursuant to this self-insurance program, the Company pays for the approved claims costs of eligible participants subject to certain individual and family deductibles and co-payments, as defined. The Company maintains insurance for annual claims per employee in excess of $10,000 and aggregate monthly claims in excess of an amount equal to $75.80 multiplied by the number of personnel enrolled in the plan. Total claims expense for 1995 and the nine months ended September 29, 1996 was $35,550 and $83,562, respectively.

8. COMMITMENTS:

     The Company has a consulting agreement with the former owner of a temporary personnel service business the Company acquired in March 1995 which provides for monthly minimum payments of $5,250 for 36 months through March 1998. These payments are expensed on a monthly basis as paid. The consulting agreement also includes a covenant not to compete with the Company for a five-year period.

     The Company also has a consulting agreement with an individual which provides for monthly minimum payments of $750, in return for assisting the Company in developing an affirmative action plan, monitoring unemployment control and consulting on other human resource issues.

     The Company has an employment agreement with one member of management that provides for a monthly salary of $6,833 through March 1998. The employment agreement also includes a covenant not to compete with the Company, which extends through March 2000, or for two years after termination.

9. NONCANCELABLE OPERATING LEASES:

     The Company leases office space under noncancelable operating leases. Annual future minimum payments required under operating leases that have an initial or remaining noncancelable lease term in excess of one year are as follows:

                                                                     YEARS ENDING
                                                             -----------------------------
                                                             DECEMBER 31,    SEPTEMBER 29,
                                                                 1995            1996
                                                             ------------    -------------
1996.......................................................    $323,397        $     --
1997.......................................................     264,480         304,634
1998.......................................................     216,665         239,562
1999.......................................................     106,499         156,280
2000.......................................................      63,424          79,677
                                                               --------        --------
                                                               $974,465        $780,153
                                                               ========        ========

     Rent expense totaled $147,835, $197,243, $258,992 and $251,165 for fiscal years 1993, 1994, 1995 and the nine months ended September 29, 1996, respectively. Unaudited rent expense for the nine months ended September 30, 1995 was $189,315. The Company leases the office facilities of its headquarters from a limited liability corporation ("LLC") owned by a stockholder of the Company. For the fiscal years 1993, 1994, 1995 and the nine months ended September 29, 1996, rent paid to the LLC totaled $61,100, $73,761, $114,180 and $94,275, respectively. Unaudited rent paid to the LLC was $85,152 for the nine months ended September 30, 1995.

                             THE PROSTAFF COMPANIES

10. BUSINESS COMBINATION:

     In June 1996, the stockholders of the Company entered into a definitive agreement to merge with StaffMark, Inc. ("StaffMark") in conjunction with StaffMark's anticipated initial public offering. Effective October 2, 1996, StaffMark completed the initial public offering. In conjunction with this merger, certain of the stockholders entered into employment agreements which provide for a set base salary, participation in future incentive bonus plans, certain other benefits and a covenant not to compete following termination of such person's employment. Prior to this merger, the Company declared a dividend of certain assets to the stockholders consisting of vehicles and the cash surrender value of an officer's life insurance policy, which had an aggregate carrying value of $91,749. In addition, the Company made cash distributions equal to the Company's S Corporation Accumulated Adjustment Account as of the merger date.

     As of September 29, 1996, the Company had advanced $40,703 to StaffMark to fund organizational and other costs related to the merger and StaffMark's initial public offering. On October 2, 1996, all of the Company's borrowings and debt obligations totaling $1,717,477 were repaid using a portion of the proceeds from the completed initial public offering.

11. PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENT PRESENTATION
    (UNAUDITED):

     In conjunction with the merger with StaffMark as discussed in Note 10, the Company changed from an S Corporation to C Corporation for federal and state income tax reporting purposes, which required the Company to recognize the tax consequences of operations in its statements of income. The supplemental pro forma information included in the accompanying statements of income reflect the estimated impact of recognizing income tax expense as if the Company had been a C Corporation for tax reporting purposes during the twelve months and nine months ended December 31, 1995 and September 29, 1996, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Maxwell Companies:

     We have audited the accompanying combined balance sheets of the companies identified in Note 1 to the financial statements ("The Maxwell Companies"), as of December 31, 1994 and 1995 and September 30, 1996, and the related combined statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 and for the nine months ended September 30, 1996. These financial statements are the responsibility of The Maxwell Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Maxwell Companies as of December 31, 1994 and 1995 and September 30, 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 and for the nine months ended September 30, 1996 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Little Rock, Arkansas,
October 22, 1996.

                             THE MAXWELL COMPANIES

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                               DECEMBER 31,
                                                         ------------------------    SEPTEMBER 30,
                                                            1994          1995           1996
                                                         ----------    ----------    -------------
CURRENT ASSETS:
  Cash and cash equivalents............................  $  556,544    $1,041,373     $  162,562
  Restricted cash......................................     138,453       253,171         50,279
  Investments..........................................     209,505       273,354             --
  Accounts receivable, net of allowance for doubtful
     accounts of $75,711, $63,988 and $122,120,
     respectively......................................   2,810,176     2,536,603      2,898,083
  Prepaid expenses and other...........................      96,669        24,628        153,609
                                                         ----------    ----------     ----------
          Total current assets.........................   3,811,347     4,129,129      3,264,533
PROPERTY AND EQUIPMENT, net............................     480,594       499,792        337,774
INTANGIBLE ASSETS, net.................................          --            --        294,632
ADVANCE TO STAFFMARK, INC. ............................          --            --         31,250
                                                         ----------    ----------     ----------
                                                         $4,291,941    $4,628,921     $3,928,189
                                                         ==========    ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.....................................  $  167,991    $  169,250     $  333,471
  Payroll and related liabilities......................     653,772       570,444        851,469
  Reserve for workers' compensation claims.............     476,000     1,153,000        912,000
  Current maturities of long-term debt.................          --            --      1,821,618
  Accrued dividends....................................     197,500       151,000             --
  Other accrued liabilities............................      20,728        25,462         18,993
                                                         ----------    ----------     ----------
          Total current liabilities....................   1,515,991     2,069,156      3,937,551
LONG-TERM DEBT, less current maturities................          --            --         77,562
COMMITMENTS AND CONTINGENCIES
  (Notes 8 through 12)
STOCKHOLDERS' EQUITY:
  Common stock, $1.00 par value in 1994, 1995 and 1996;
     authorized shares of 110,000 in 1994 and 1995 and
     160,000 in 1996; shares issued and outstanding of
     4,000 in 1994 and 1995 and 5,000 in 1996..........       4,000         4,000          5,000
  Unrealized gain on investments.......................          --        43,296             --
  Retained earnings....................................   2,771,950     2,512,469        (91,924)
                                                         ----------    ----------     ----------
          Total stockholders' equity...................   2,775,950     2,559,765        (86,924)
                                                         ----------    ----------     ----------
                                                         $4,291,941    $4,628,921     $3,928,189
                                                         ==========    ==========     ==========

            The accompanying notes to combined financial statements
                 are an integral part of these balance sheets.

                             THE MAXWELL COMPANIES

                         COMBINED STATEMENTS OF INCOME

                                                                                          NINE MONTHS ENDED
                                                   YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                            ---------------------------------------   -------------------------
                                               1993          1994          1995          1995          1996
                                            -----------   -----------   -----------   -----------   -----------
                                                                                      (UNAUDITED)
SERVICE REVENUES..........................  $16,324,216   $21,225,866   $23,092,606   $17,154,803   $20,428,988
COST OF SERVICES..........................   11,253,565    16,003,387    17,748,020    13,009,183    15,385,451
                                            -----------   -----------   -----------   -----------   -----------
  Gross profit............................    5,070,651     5,222,479     5,344,586     4,145,620     5,043,537
OPERATING EXPENSES:
  Selling, general and administrative.....    3,582,427     3,820,565     4,296,703     3,233,692     3,815,406
  Depreciation and amortization...........       75,368       107,601       136,135       107,187        98,997
                                            -----------   -----------   -----------   -----------   -----------
     Operating income.....................    1,412,856     1,294,313       911,748       804,741     1,129,134
OTHER INCOME (EXPENSE):
  Interest income.........................       14,767        21,645        43,213        35,969        49,493
  Interest expense........................      (27,678)      (33,849)           --            --       (62,540)
  Other, net..............................     (104,397)      (18,836)      (35,396)      (35,009)       18,616
                                            -----------   -----------   -----------   -----------   -----------
          Net income......................  $ 1,295,548   $ 1,263,273   $   919,565   $   805,701   $ 1,134,703
                                            ===========   ===========   ===========   ===========   ===========

PRO FORMA DATA (Unaudited) (Note 15):
  Historical income before income taxes...                              $   919,565                 $ 1,134,703
  Less: Pro forma provision for income
     taxes................................                                  358,630                     442,534
                                                                        -----------                 -----------
PRO FORMA NET INCOME......................                              $   560,935                 $   692,169
                                                                        ===========                 ===========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE MAXWELL COMPANIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                           COMMON STOCK     UNREALIZED
                                          ---------------     GAIN ON      RETAINED
                                          SHARES   AMOUNT   INVESTMENTS    EARNINGS        TOTAL
                                          ------   ------   -----------   -----------   -----------
BALANCE, December 31, 1992..............  3,500    $3,500    $     --     $ 1,890,892   $ 1,894,392
  Net income............................     --        --          --       1,295,548     1,295,548
  Dividends declared....................     --        --          --        (979,383)     (979,383)
                                          -----    ------    --------     -----------   -----------
BALANCE, December 31, 1993..............  3,500     3,500          --       2,207,057     2,210,557
  Net income............................     --        --          --       1,263,273     1,263,273
  Issuance of stock.....................    500       500          --              --           500
  Dividends declared....................     --        --          --        (698,380)     (698,380)
                                          -----    ------    --------     -----------   -----------
BALANCE, December 31, 1994..............  4,000     4,000          --       2,771,950     2,775,950
  Net income............................     --        --          --         919,565       919,565
  Dividends declared....................     --        --          --      (1,179,046)   (1,179,046)
  Net unrealized holding gain on
     investments available for sale.....     --        --      43,296              --        43,296
                                          -----    ------    --------     -----------   -----------
BALANCE, December 31, 1995..............  4,000     4,000      43,296       2,512,469     2,559,765
  Net income............................     --        --          --       1,134,703     1,134,703
  Issuance of stock.....................  1,000     1,000          --              --         1,000
  Dividends declared:
     Cash...............................     --        --          --      (3,288,223)   (3,288,223)
     Investments........................     --        --     (43,296)       (230,058)     (273,354)
     Property...........................     --        --          --        (220,815)     (220,815)
                                          -----    ------    --------     -----------   -----------
BALANCE, September 30, 1996.............  5,000    $5,000    $     --     $   (91,924)  $   (86,924)
                                          =====    ======    ========     ===========   ===========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE MAXWELL COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                       NINE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                SEPTEMBER 30,
                                          --------------------------------------   -------------------------
                                             1993         1994          1995          1995          1996
                                          ----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................  $1,295,548   $ 1,263,273   $   919,565   $   805,701   $ 1,134,703
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation and amortization.......      75,368       107,601       136,135       107,187        98,997
    Provision for bad debts.............      77,690       100,615       223,216       223,216        50,056
    Loss (gain) on investments..........     102,536        12,500        (2,146)           --            --
    Change in operating assets and
      liabilities, net of effects of
      acquisition:
      Restricted cash...................     (65,954)      (72,499)     (114,718)      (34,096)      202,892
      Accounts receivable...............    (777,846)   (1,073,300)       50,357       (77,936)     (411,536)
      Prepaid expenses and other........      26,124       (10,457)       72,041        60,524      (128,981)
      Accounts payable..................      40,808       (74,812)        1,259       (23,898)      158,478
      Payroll and related liabilities...     525,769        33,483       (83,328)       49,385       281,025
      Reserve for workers' compensation
         claims.........................          --       476,000       677,000       520,250      (241,000)
      Other accrued liabilities.........      64,574       (43,846)        4,734        27,090          (726)
                                          ----------   -----------   -----------   -----------   -----------
         Net cash provided by operating
           activities...................   1,364,617       718,558     1,884,115     1,657,423     1,143,908
                                          ----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Sumner-Ray Technical
    Resources, Inc......................          --            --            --            --      (168,000)
  Capital expenditures..................    (155,150)     (211,595)     (155,333)     (150,435)     (135,246)
  Purchases of investments..............    (109,144)      (13,750)     (116,526)     (116,526)           --
  Sales of investments..................          --            --        98,119            --            --
  Advance to StaffMark, Inc.............          --            --            --            --       (31,250)
                                          ----------   -----------   -----------   -----------   -----------
         Net cash used in investing
           activities...................    (264,294)     (225,345)     (173,740)     (266,961)     (334,496)
                                          ----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash dividends........................    (813,409)     (666,854)   (1,225,546)   (1,176,956)   (3,439,223)
  Proceeds from (payments on)
    long-term debt......................     (46,297)     (336,801)           --            --     1,750,000
  Issuance of stock.....................          --           500            --            --         1,000
                                          ----------   -----------   -----------   -----------   -----------
         Net cash used in financing
           activities...................    (859,706)   (1,003,155)   (1,225,546)   (1,176,956)   (1,688,223)
                                          ----------   -----------   -----------   -----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................     240,617      (509,942)      484,829       213,506      (878,811)
CASH AND CASH EQUIVALENTS,
  beginning of period...................     825,869     1,066,486       556,544       556,544     1,041,373
                                          ----------   -----------   -----------   -----------   -----------
CASH AND CASH EQUIVALENTS,
  end of period.........................  $1,066,486   $   556,544   $ 1,041,373   $   770,050   $   162,562
                                          ==========   ===========   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Interest paid.........................  $   27,678   $    23,950   $        --   $        --   $    48,085
                                          ==========   ===========   ===========   ===========   ===========
  Non-cash transactions:
  Notes payable issued in conjunction
    with the purchase of Sumner-Ray
    Technical Resources, Inc............  $       --   $        --   $        --   $        --   $   149,180
                                          ==========   ===========   ===========   ===========   ===========
  Distribution of investments to
    stockholders........................  $       --   $        --   $        --   $        --   $   273,354
                                          ==========   ===========   ===========   ===========   ===========
  Distribution of property to
    stockholders........................  $       --   $        --   $        --   $        --   $   220,815
                                          ==========   ===========   ===========   ===========   ===========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                             THE MAXWELL COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     The combined financial statements of The Maxwell Companies (the "Company") include the activities of Maxwell Staffing, Inc. ("Staffing"), Maxwell Staffing of Bristow, Inc. ("Bristow"), Maxwell/Healthcare, Inc. ("Healthcare"), Square One Rehab, Inc. ("Square One") and Technical Staffing, Inc. ("Technical"), all of which are incorporated in Oklahoma and have substantially common ownership. All significant intercompany transactions have been eliminated in the accompanying combined financial statements.

     Staffing, which was incorporated in 1979, and Bristow, which was incorporated in 1993, both provide temporary personnel services in the northeastern Oklahoma area to the clerical, industrial and medical fields. Healthcare, which was incorporated in 1989 to provide foreign-trained temporary and permanent physical and occupational therapist services, is licensed to do business in 22 states. Square One, which was incorporated in 1991, provides contract management and physical and occupational therapist services to companies located in the midwestern and southwestern United States. Technical, which was incorporated in 1996, provides permanent and temporary technical personnel services to companies located primarily in Oklahoma.

  Interim Financial Statements --

     The accompanying interim combined financial statements and related disclosures for the nine months ended September 30, 1995 have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited combined financial statements for the three years in the period ended December 31, 1995 and for the nine months ended September 30, 1996, and include all adjustments (which were of a normal, recurring nature) which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of its operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

  Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in preparing the accompanying combined financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. However, actual results may differ from the estimates and assumptions used in preparing the accompanying combined financial statements.

  Revenue Recognition --

     Service revenues are recognized as income at the time services are provided.

  Cash and Cash Equivalents --

     For statement of cash flow purposes, the Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Restricted Cash --

     Restricted cash represents funds deposited in an account maintained on behalf of the Company's self-insured health benefits plan. The use of these assets is restricted to the payment of health benefits of the participating employees.

                             THE MAXWELL COMPANIES

  Accounts Receivable --

     The Company maintains allowances for potential losses which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. Included in accounts receivable in the accompanying combined balance sheets are unbilled amounts of $392,068, $379,163 and $166,429 at December 31, 1994, December 31, 1995 and
September 30, 1996, respectively.

  Investment Securities --

     Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with this pronouncement, investment securities are to be classified as either trading, available-for-sale or held for investment. Trading securities are recorded at market value, and any gains or losses are recognized in the income statement. Securities available-for-sale are also recorded at market value; however, any unrealized gains or losses are recorded as an adjustment to stockholders' equity. Securities held for investment are recorded at amortized cost, adjusted for necessary valuation allowances.

     Upon adoption of SFAS No. 115 on January 1, 1994, the Company classified its investment securities as available-for-sale. The implementation of this pronouncement did not have a material impact on the accompanying financial statements.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated or amortized using a method which approximates the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated economic lives or the terms of the lease. The estimated useful lives of the Company's assets, by asset classification, are as follows:

Office equipment............................................  5-7 years
Computer equipment..........................................  5-7 years
Vehicles....................................................  5 years
Building and improvements...................................  7-32 years

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the cost of the property and equipment and the related accumulated depreciation or amortization are removed from the balance sheet and any resultant gain or loss is recorded.

  Intangible Assets --

     Intangible assets consist primarily of goodwill recorded in conjunction with the acquisition of Sumner-Ray Technical Resources, Inc. ("Sumner-Ray"), as discussed in Note 2, which is being amortized using the straight-line method over 30 years. In the event facts and circumstances indicate that the carrying amount of this goodwill may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted net cash flows of the related assets over their remaining lives would be compared to the assets' carrying amounts in measuring whether the assets are recoverable. As of September 30, 1996, the Company's intangible assets were considered to be fully recoverable.

                             THE MAXWELL COMPANIES

  Workers' Compensation and Health Benefits --

     The Company self-insures certain risks related to workers' compensation and employee health benefits claims. The estimated costs of existing and future claims are accrued as incidents occur based upon historical loss development trends and may be subsequently revised based on developments relating to such claims.

  Fair Value of Financial Instruments --

     The Company's financial instruments include cash and cash equivalents, restricted cash, investments and long-term debt. Excluding investments, which are carried at fair market value as discussed in Note 4, management believes that the Company's financial instruments bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying values for these instruments are reasonable estimates of fair value.

2. BUSINESS COMBINATIONS:

     On February 23, 1996, the Company acquired certain assets of Sumner-Ray, which is engaged in providing temporary and direct placement of professional and technical personnel in the engineering, drafting and manufacturing fields. The acquisition has been accounted for as a purchase and the results of Sumner-Ray have been included in the accompanying financial statements since the date of acquisition. The cost of the acquisition has been allocated on the basis of the estimated fair value of the assets and liabilities acquired.

     Total consideration paid for Sumner-Ray was $336,000. The purchase price included cash of $168,000 and a note to the seller for $168,000, which included an interest component at a stated rate of 8% per year. The note has been discounted using the prescribed rate, and the resulting principal amount of $149,180 is included in the accompanying combined balance sheets. The assets acquired have been recorded at their estimated fair value as of the acquisition date, with the remaining acquisition costs of approximately $300,000 being recorded as goodwill.

     The acquisition of Sumner-Ray did not have a significant impact on the Company's operating results.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                      DECEMBER 31,
                                                ------------------------    SEPTEMBER 30,
                                                   1994          1995           1996
                                                ----------    ----------    -------------
Building and improvements.....................  $  483,136    $  502,130      $     --
Office equipment..............................     346,530       386,411       439,829
Computer equipment............................     204,268       300,265       361,710
Vehicles......................................      25,105        27,561        27,561
Leasehold improvements........................          --            --        31,089
Land..........................................      13,000        13,000            --
                                                ----------    ----------      --------
                                                 1,072,039     1,229,367       860,189
Less accumulated depreciation and
  amortization................................     591,445       729,575       522,415
                                                ----------    ----------      --------
                                                $  480,594    $  499,792      $337,774
                                                ==========    ==========      ========

     Depreciation and amortization expense related to property and equipment for the years ended December 31, 1993, 1994 and 1995 totaled $75,368, $107,601 and $136,135, respectively. Depreciation and amortization expense for the nine months ended September 30, 1995 and 1996 totaled $107,187 (unaudited) and $91,449, respectively.

                             THE MAXWELL COMPANIES

4. INVESTMENTS:

     The Company has classified all investments as available-for-sale. Accordingly, these investments have been recorded at market value.

     The carrying value and market value of available-for-sale investment securities were as follows:

                                            GROSS        GROSS         GROSS
                                          AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                            COST         GAINS         LOSSES       VALUE
                                          ---------    ----------    ----------    --------
December 31, 1994:
  Equity securities.....................  $180,826      $    --       $     --     $180,826
  United States government
     obligations........................    28,679           --             --       28,679
                                          --------      -------       --------     --------
                                          $209,505      $    --       $     --     $209,505
                                          ========      =======       ========     ========
December 31, 1995:
  Equity securities.....................  $201,379      $38,551       $     --     $239,930
  United States government
     obligations........................    28,679        4,745             --       33,424
                                          --------      -------       --------     --------
                                          $230,058      $43,296       $     --     $273,354
                                          ========      =======       ========     ========

     The United States government obligations held as of December 31, 1994 and 1995 represent only one issue which matures in 2003.

     Losses totaling $102,536 and $12,500 in 1993 and 1994, respectively, were recognized related to one security whose impairment of value was deemed to be other than temporary. There were no sales of securities during 1994. Proceeds from the sale of available-for-sale securities totaled $98,119 for the year ended December 1995, including realization of a gross gain of $2,146. The gain and losses are reflected in other income (expense) in the accompanying combined statements of income and were determined using each security's specifically identified cost.

     All investments were distributed to the stockholders in March 1996. The related unrealized holding gain was removed in connection with this dividend.

5. INTANGIBLE ASSETS:

     Intangible assets, net of amortization, at September 30, 1996 consisted primarily of the goodwill related to the acquisition of Sumner-Ray, as discussed in Note 2.

     Amortization expense related to intangible assets totaled $7,548 for the nine months ended September 30, 1996.

6. LONG-TERM DEBT:

     Long-term debt as of September 30, 1996 consisted of a promissory note payable to the previous owner of Sumner-Ray which is due in annual installments of $84,000, including interest at approximately 8%, payable on February 23, 1997 and 1998. The obligation is secured by a lien and security interest in certain assets of the Company. Scheduled principal maturities of this obligation are $71,618 in 1997 and $77,562 in 1998.

     On May 17, 1996, the Company entered into a debt agreement with State Bank & Trust, N.A. which provided for a $1.75 million term loan. The loan is secured by the Company's accounts receivable and guaranteed by the Company's stockholders. Accrued interest is due and payable monthly beginning June 1, 1996 at a rate of 8.25%. The outstanding principal balance plus unpaid accrued interest is due November 1, 1996. The proceeds from this loan were used to partially fund the cash dividend discussed in Note 14.

                             THE MAXWELL COMPANIES

7. INCOME TAXES:

     The Company operates as an S Corporation for federal and state income tax reporting purposes. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements as such taxes are liabilities of the individual stockholders. See Note 15.

     The Company's tax returns are subject to examination by federal and state taxing authorities. If such examinations result in a change to the Company's reported income or loss, the taxable income or loss reported by the individual stockholders could also change.

8. WORKERS' COMPENSATION:

     Effective July 1, 1994, the Company began self-insuring certain workers' compensation claims in the state of Oklahoma and is regulated by the Oklahoma Workers' Compensation Insurance Commission. The Company has purchased insurance for workers' compensation claims which exceed $250,000. The Company maintains a letter of credit with a bank to cover any potential unpaid claims. At September 30, 1996, this letter of credit was in the amount of $575,000. Workers' compensation expense totaled $485,151, $918,961 and $1,089,901 for the years ended December 31, 1993, 1994 and 1995, respectively. For the nine months ended September 30, 1995 and 1996, workers' compensation expense was $713,749 (unaudited) and $29,722, respectively. The decrease in workers' compensation expense for the nine months ended September 30, 1996 is due to a reduction in the actuarially determined reserves required which was primarily the result of using the Company's own claim development experience versus industry development factors which had been used in previous actuarial valuations.

9. EMPLOYEE BENEFIT PLANS:

     Prior to 1995, employees participated in a profit sharing plan to which the Company made discretionary contributions. In 1993 and 1994, the Company made contributions totaling $250,000 and $190,000, respectively. The Company elected not to make a contribution in 1995. Effective January 1, 1996, the Company added a defined contribution benefit plan to the existing profit sharing plan. This new plan, which operates pursuant to an Internal Revenue Code Section 401(k) arrangement, allows employees to contribute on a tax deferred basis up to 10% of their annual wages. The Company makes a matching contribution equal to 50% of the employees' contributions up to a maximum of 3% of the respective employees' annual wages. The Company may also contribute additional amounts for profit sharing at its discretion. Total matching contributions to be made by the Company to the plan for the nine months ended September 30, 1996 were $30,578.

     On January 1, 1993, the Company established a self-insured plan to offer health and dental insurance benefits to certain of its employees. Employees may also purchase coverage for family members. Pursuant to this plan, the Company pays for the approved claims costs of eligible participants subject to certain individual and family deductibles and co-payments, as defined. Both the Company and the participants make contributions to the plan based upon premiums which are established by a third party administrator and the Company's benefits committee. The Company maintained insurance for annual claims for individuals which exceeded $10,000, $15,000, $25,000 and $25,000 at December 31, 1993, 1994
and 1995 and September 30, 1996, respectively. Expenses related to this plan for the years ended December 31, 1993, 1994 and 1995 were $190,537, $184,605 and
$188,066, respectively. Expenses related to this plan for the nine months ended September 30, 1995 and 1996 were $191,298 (unaudited) and $180,205, respectively.

10. RELATED PARTY TRANSACTIONS:

     The Company rents a duplex from certain stockholders which houses foreign-trained physical and occupational therapists. Rent expense related to the duplex amounted to $16,800 for each of the years ended

                             THE MAXWELL COMPANIES

December 31, 1993, 1994 and 1995. Rent expense totaled $12,600 (unaudited) and $13,000 for the nine months ended September 30, 1995 and 1996, respectively. These rent payments are not subject to a formal agreement and, therefore, have not been considered in the disclosure included in Note 12. Effective May 31, 1996, the Company entered into an agreement with certain stockholders to lease the building in which the Company is headquartered for $100,000 a year. Rent expense totaled $33,332 for the nine months ended September 30, 1996.

11. COMMITMENTS AND CONTINGENCIES:

     The Company has employment agreements with certain executive officers and management personnel that provide for annual salaries, cost-of-living adjustments and additional compensation in the form of performance based bonuses. Certain agreements include a covenant against competition with the Company, which extends for a period of time after termination. These agreements generally continue until terminated by the employee or the Company.

     One employment agreement provides for the purchase of up to 398 shares of Square One stock from the existing stockholders subject to the satisfaction of certain performance measures of Square One. As of September 30, 1996, Square One's performance had exceeded the threshold required for the employee to purchase 100 shares; however, this option had not been exercised.

     The Company pays dividends to its stockholders in amounts sufficient to cover their estimated tax payments attributable to the respective share of the Company's net income which will be included in their individual tax returns. The Company plans to continue this practice in the future as long as it maintains its S Corporation status. See Note 15.

     The Company is a party to certain lawsuits and claims primarily involving workers' compensation claims and other employee related matters. Management believes, based in part on consultation from legal counsel, that the ultimate outcome of these matters will not have a materially adverse effect on the Company's financial position, liquidity or results of operations.

12. NONCANCELABLE OPERATING LEASES:

     The Company leases equipment, vehicles and office space as well as apartments for certain foreign-trained therapists under noncancelable operating leases. Annual future minimum payments during each of the next five years required under such leases are as follows:

                                                                     YEARS ENDING
                                                             -----------------------------
                                                             DECEMBER 31,    SEPTEMBER 30,
                                                             ------------    -------------
1996.......................................................    $224,093        $181,766
1997.......................................................      67,545         154,257
1998.......................................................      52,132         110,311
1999.......................................................      43,643          43,643
2000.......................................................      43,643          18,971
                                                               --------        --------
                                                               $431,056        $508,948
                                                               ========        ========

     Rent expense totaled $75,472, $123,099 and $134,231 for the years ended December 31, 1993, 1994 and 1995, respectively. Rent expense for the nine months ended September 30, 1995 and 1996 was $69,303 (unaudited) and $111,847, respectively.

                             THE MAXWELL COMPANIES

13. SIGNIFICANT CUSTOMERS:

     The Company's sales to customers which individually account for 10% or more of service revenues were as follows:

                                                  YEARS ENDED          NINE MONTHS ENDED
                                                  DECEMBER 31,           SEPTEMBER 30,
                                              --------------------    -------------------
                                              1993    1994    1995       1995        1996
                                              ----    ----    ----    -----------    ----
                                                                      (UNAUDITED)
Customer 1..................................   21%     14%     10%        --          --
Customer 2..................................   --      14%     12%        13%         11%

14. BUSINESS COMBINATION:

     In June 1996, the owners of the Company entered into a definitive agreement to merge with StaffMark, Inc. ("StaffMark") in conjunction with StaffMark's initial public offering. Effective October 2, 1996, StaffMark completed the initial public offering. In conjunction with the merger, the Company transferred certain assets to the stockholders consisting of the building in which the Company is headquartered, which had an aggregate carrying value of $220,815 as of April 1996. StaffMark plans to lease the real property distributed, as discussed above, from the owners at $100,000 per year by assuming the lease agreement discussed in Note 10. In addition, the Company made cash distributions equal to the Company's S Corporation Accumulated Adjustment Account as of the merger date. During 1996, the Company distributed cash of approximately $3.3 million, which represented the Company's estimated S Corporation Accumulated Adjustment Account at September 30, 1996.

     In conjunction with this merger, the owners entered into employment agreements which provide for a set base salary, participation in future incentive bonus plans, certain other benefits and a covenant not to compete following termination of such person's employment.

     As of September 30, 1996, the Company had advanced $31,250 to StaffMark to fund organizational and other costs related to the merger and StaffMark's initial public offering.

     On October 2, 1996, all of the Company's borrowings and debt obligations totaling $1,899,180 were repaid using a portion of the proceeds from the completed initial public offering.

15. PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENT PRESENTATION
    (UNAUDITED):

     In conjunction with the planned merger with StaffMark as discussed in Note 14, the Company will change from an S Corporation to C Corporation for federal and state income tax reporting purposes, which will require the Company to recognize the tax consequences of operations in its statements of income. The supplemental pro forma information included in the accompanying statements of income reflect the estimated impact of recognizing income tax expense as if the Company had been a C Corporation for tax reporting purposes during the twelve months and nine months ended December 31, 1995 and September 30, 1996, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To HRA, Inc.:

     We have audited the accompanying balance sheets of HRA, Inc. (the "Company"), a Tennessee corporation, as of September 30, 1995 and 1996, and the related statements of income (loss), stockholders' equity and cash flows for each of the three years ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HRA, Inc. as of September 30, 1995 and 1996, and the results of its operations and its cash flows for each of the three years ended September 30, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Memphis, Tennessee,
October 22, 1996.

                                   HRA, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                 1995         1996
                                                              ----------   ----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  367,978   $  354,417
  Restricted cash...........................................      50,251           --
  Accounts receivable, net of allowance for doubtful
     accounts of
     $26,000 and $40,000....................................   1,998,724    2,944,791
  Advances to StaffMark, Inc................................          --       31,250
  Prepaid expenses and other................................     467,002      756,836
  Income taxes receivable...................................      25,125           --
  Deferred income taxes.....................................     160,000      281,300
                                                              ----------   ----------
          Total current assets..............................   3,069,080    4,368,594
PROPERTY AND EQUIPMENT, net.................................     144,179      258,087
INTANGIBLE ASSETS, net......................................      37,156    1,001,308
OTHER ASSETS:
  Deferred income taxes.....................................      65,000       55,300
  Other.....................................................      21,071        1,423
                                                              ----------   ----------
          Total other assets................................      86,071       56,723
                                                              ----------   ----------
                                                              $3,336,486   $5,684,712
                                                              ==========   ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Borrowings under accounts receivable financing
     agreement..............................................  $  502,512   $       --
  Line of credit............................................          --    1,340,000
  Current portion of note payable to Liberty Mutual.........          --      255,238
  Current portion of deferred compensation arrangements.....      43,699      108,939
  Outstanding checks........................................     166,761      184,558
  Accounts payable..........................................     193,096      164,199
  Payroll and related liabilities...........................     621,317      766,417
  Reserve for workers' compensation claims..................   1,390,351    1,224,378
  Income taxes payable......................................          --      443,896
  Accrued expenses..........................................     138,416      169,594
                                                              ----------   ----------
          Total current liabilities.........................   3,056,152    4,657,219
DEFERRED COMPENSATION ARRANGEMENTS, less current portion....     127,332      247,383
NOTE PAYABLE TO A STOCKHOLDER...............................     122,000      116,000
NOTE PAYABLE TO LIBERTY MUTUAL, less current portion........          --      386,156
COMMITMENTS AND CONTINGENCIES (Notes 11, 12 and 15)
STOCKHOLDERS' EQUITY:
  Common stock, no par value, 1,000 shares authorized, 790
     shares issued and outstanding..........................      12,600       12,600
  Retained earnings.........................................      18,402      265,354
                                                              ----------   ----------
          Total stockholders' equity........................      31,002      277,954
                                                              ----------   ----------
                                                              $3,336,486   $5,684,712
                                                              ==========   ==========

                     The accompanying notes are an integral
                         part of these balance sheets.

                                   HRA, INC.

                          STATEMENTS OF INCOME (LOSS)

                                                                    FISCAL YEARS
                                                      -----------------------------------------
                                                         1994           1995           1996
                                                      -----------    -----------    -----------
SERVICE REVENUES....................................  $16,453,375    $18,306,542    $24,629,470
COST OF SERVICES....................................   13,367,561     14,939,279     19,525,952
                                                      -----------    -----------    -----------
  Gross profit......................................    3,085,814      3,367,263      5,103,518
OPERATING EXPENSES:
  Selling, general and administrative...............    2,381,168      3,438,436      4,224,370
  Depreciation and amortization.....................       45,783         65,691        107,697
                                                      -----------    -----------    -----------
  Operating income (loss)...........................      658,863       (136,864)       771,451
OTHER INCOME (EXPENSE):
  Interest expense..................................     (100,828)      (107,364)      (120,126)
  Interest and other, net...........................       16,466         13,443        245,922
                                                      -----------    -----------    -----------
INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME
  TAXES.............................................      574,501       (230,785)       897,247
PROVISION (BENEFIT) FOR INCOME TAXES................      221,100        (84,160)       353,006
                                                      -----------    -----------    -----------
          Net income (loss).........................  $   353,401    $  (146,625)   $   544,241
                                                      ===========    ===========    ===========

                     The accompanying notes are an integral
                      part of these financial statements.

                                   HRA, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                       COMMON STOCK       RETAINED
                                                     -----------------    EARNINGS
                                                     SHARES    AMOUNT     (DEFICIT)      TOTAL
                                                     ------    -------    ---------    ---------
BALANCE, September 30, 1993........................   500      $ 1,000    $(188,374)   $(187,374)
  Issuance of Common Stock.........................   290       11,600           --       11,600
  Net income.......................................    --           --      353,401      353,401
                                                      ---      -------    ---------    ---------
BALANCE, September 30, 1994........................   790       12,600      165,027      177,627
  Net loss.........................................    --           --     (146,625)    (146,625)
                                                      ---      -------    ---------    ---------
BALANCE, September 30, 1995........................   790       12,600       18,402       31,002
  Dividends........................................    --           --     (297,289)    (297,289)
  Net income.......................................    --           --      544,241      544,241
                                                      ---      -------    ---------    ---------
BALANCE, September 30, 1996........................   790      $12,600    $ 265,354    $ 277,954
                                                      ===      =======    =========    =========

                     The accompanying notes are an integral
                      part of these financial statements.

                                   HRA, INC.

                            STATEMENTS OF CASH FLOWS

                                                                          FISCAL YEARS
                                                              -------------------------------------
                                                                1994         1995          1996
                                                              ---------    ---------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $ 353,401    $(146,625)   $   544,241
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     45,783       65,691        107,697
    Provision (recovery) for bad debts, net.................      4,498        2,041         (5,578)
    Change in deferred income taxes.........................    (10,200)    (112,200)      (111,600)
    Change in operating assets and liabilities:
    Accounts receivable.....................................   (421,143)    (316,713)      (940,489)
    Prepaid expenses and other..............................      2,531     (454,386)      (289,834)
    Income taxes receivable.................................         --      (25,125)        25,125
    Other assets............................................         17      (20,671)        19,648
    Outstanding checks......................................         --      166,761         17,797
    Accounts payable........................................     51,940       49,190        (34,153)
    Payroll and related liabilities.........................    (30,697)     128,284        145,100
    Reserve for workers' compensation claims................    (68,655)     914,639        500,421
    Income taxes payable....................................    192,487     (228,217)       443,896
    Accrued expenses........................................    (21,755)      66,332          6,178
                                                              ---------    ---------    -----------
        Net cash provided by operating activities...........     98,207       89,001        428,449
                                                              ---------    ---------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................    (40,096)    (135,765)      (177,713)
  Advances to StaffMark, Inc................................         --           --        (31,250)
  Other.....................................................         --      (16,000)            --
  Payment for purchase acquisition..........................         --           --       (863,151)
                                                              ---------    ---------    -----------
        Net cash used in investing activities...............    (40,096)    (151,765)    (1,072,114)
                                                              ---------    ---------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (increase) decrease in restricted cash................    (60,083)       9,832         50,251
  Increase in deferred compensation arrangements............     21,559           --        135,596
  Payments on deferred compensation arrangements............         --      (24,691)       (89,942)
  Net borrowings (payments) under an accounts receivable
    financing agreement.....................................    100,830      (98,318)      (502,512)
  Net borrowings under a revolving line of credit...........         --           --      1,340,000
  Principal payments on note payable to a stockholder.......         --      (33,295)        (6,000)
  Dividends.................................................         --           --       (297,289)
  Proceeds from issuance of common stock....................     11,600           --             --
  Other.....................................................     (5,749)          --             --
                                                              ---------    ---------    -----------
        Net cash provided by (used in) financing
          activities........................................     68,157     (146,472)       630,104
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    126,268     (209,236)       (13,561)
CASH AND CASH EQUIVALENTS, beginning of period..............    450,946      577,214        367,978
                                                              ---------    ---------    -----------
CASH AND CASH EQUIVALENTS, end of period....................  $ 577,214    $ 367,978    $   354,417
                                                              =========    =========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid.............................................  $  77,737    $ 106,467    $   116,161
                                                              =========    =========    ===========
  Taxes paid................................................  $  41,813    $ 267,622    $    18,000
                                                              =========    =========    ===========

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:

     During fiscal year 1995, the Company incurred a liability totaling $41,000 for the purchase of a consulting and noncompete agreement.

     During fiscal year 1996, the Company recorded a deferred compensation arrangement liability for the purchase of a noncompete agreement with a former stockholder totaling $139,637.

     During fiscal year 1996, the Company settled a dispute with its former workers' compensation insurance carrier for $641,394. The anticipated settlement amount had been recorded in previous periods in the Reserve for Workers' Compensation and was reclassified in fiscal year 1996 to Note Payable to Liberty Mutual (Note 7).

                     The accompanying notes are an integral
                      part of these financial statements.

                                   HRA, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     HRA, Inc. (the "Company") was incorporated on November 20, 1991, in the state of Tennessee and provides temporary personnel services throughout central Tennessee and direct placement services primarily in the Nashville, Tennessee area. Headquartered in Nashville, Tennessee, the Company does business under the name of Human Resources and operates staffing offices in the following Tennessee locations: Clarksville, Columbia, Franklin, Gallatin, Lebanon, Lewisburg, Murfreesboro, Nashville, Pulaski, Portland, Smyrna, Springfield and Tullahoma.

     The majority of the Company's sales are derived from customers within a 100-mile radius of Nashville, Tennessee. The Company extends trade credit to its customers which are represented by various industries. There are no individual customers that account for more than 10% of service revenues in any of the fiscal years presented.

  Fiscal Periods --

     The Company's fiscal year ends on September 30. The fiscal years 1994, 1995 and 1996 each included 52 weeks.

  Use of Estimates --

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

  Revenue Recognition --

     Service revenues are recognized as income at the time staffing services are provided.

  Cash and Cash Equivalents --

     For statement of cash flow purposes, the Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

     At September 30, 1994 and 1995, the Company had set aside cash reserves of $60,083 and $50,251 as collateral on accounts receivable financed with recourse (Note 5).

  Accounts Receivable --

     The Company maintains allowances for potential losses which management believes are adequate to absorb losses related to the realization of the amounts recorded in the accompanying balance sheets.

                                   HRA, INC.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated on accelerated methods over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the economic lives or the terms of the lease. Estimates of useful lives by asset classification are as follows:

Office equipment............................................  5-7 years
Computer equipment..........................................    5 years
Computer software...........................................    5 years
Leasehold improvements......................................    5 years

     Expenditures for renewals and betterments are capitalized, while repairs and maintenance costs are expensed as incurred.

  Intangible Assets --

     The Company amortizes its intangible assets over the lives of the respective arrangements (Note 4). The Company regularly evaluates whether events and circumstances have occurred which may indicate the carrying amount of intangible assets may warrant revision or may not be recoverable. When factors indicate that certain intangible assets should be evaluated for possible impairment, the Company uses an estimate of the future undiscounted net cash flows of the related assets over their remaining lives in measuring whether the assets are recoverable. As of September 30, 1996, the Company's intangible assets were considered fully recoverable.

  Self-Insurance Reserves --

     During fiscal year 1995, the Company began self-insuring certain risks related to workers' compensation claims. Additionally, during each of the fiscal years ended September 30, the Company was substantially self-insured for employee health care costs. The estimated costs of existing and future claims related to workers' compensation claims and employee health care are accrued as incidents occur. These accruals are based upon historical loss development trends and may be subsequently revised based on developments relating to such claims. The Company engages, from time-to-time, the services of a third party actuary to assist with the development of cost estimates for workers' compensation claims.

  Income Taxes --

     Deferred income taxes are provided for the effect of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. The Company uses the liability method to account for income taxes, which requires deferred taxes to be recorded at the statutory rate expected to be in effect when the taxes are paid.

  Fair Value of Financial Instruments --

     The Company's financial instruments principally represent cash and cash equivalents, a note payable to a stockholder and bank borrowing arrangements secured by accounts receivable. The carrying value of cash and cash equivalents approximates fair value due to its short-term nature. The carrying value of the note payable to a stockholder and the Company's borrowing arrangements secured by accounts receivable, including the Company's line of credit, approximate fair value based upon management's assessment of interest rates currently available to the Company.

                                   HRA, INC.

2. BUSINESS COMBINATION:

     On July 11, 1996, the Company completed the purchase of the assets and intellectual property of Dorothy Johnson's Career Consultants, Inc. ("Career Consultants") for a cash payment of $850,000. Career Consultants provides direct placement services on a fee basis to companies primarily in the Nashville, Tennessee area. In addition, the Company entered into a non-compete agreement with the principal stockholder of Career Consultants. The purchase was financed with borrowings under the Company's line of credit (Note 6), which was extended in contemplation of this transaction.

     Since the acquisition of Career Consultants was accounted for as a purchase, the Company recorded Career Consultant's assets and liabilities at their estimated fair market values at the date of the acquisition. Results of operations of Career Consultants are included in the accompanying financial statements subsequent to July 11, 1996. Of the total consideration paid for Career Consultants, $70,000 was associated with a non-compete agreement with the remaining purchase price in excess of the estimated fair market value of the net assets acquired of approximately $769,000 being recorded as goodwill. In connection with the purchase of Career Consultants, the Company incurred certain legal and other costs of approximately $13,000.

     The following unaudited pro forma combined results for fiscal years 1995 and 1996 give effect to the acquisition of Career Consultants as if it had occurred at the beginning of those periods. This pro forma information does not necessarily represent what the results would have been had the acquisition actually occurred at the beginning of each period presented.

                                                               1995           1996
                                                            -----------    -----------
Revenue...................................................  $19,243,686    $25,906,321
Income (loss) before taxes................................     (249,334)       894,097
Net income (loss).........................................     (158,410)       542,876

3. PROPERTY AND EQUIPMENT:

     Components of property and equipment are as follows:

                                                                1995        1996
                                                              --------    --------
Office equipment............................................  $ 65,237    $134,387
Computer equipment..........................................   141,200     173,192
Computer software...........................................    76,715     139,179
Leasehold improvements......................................    17,569      42,474
                                                              --------    --------
                                                               300,721     489,232
Less accumulated depreciation and amortization..............   156,542     231,145
                                                              --------    --------
                                                              $144,179    $258,087
                                                              ========    ========

     Depreciation and amortization expense related to property and equipment totaled $45,783, $61,847 and $74,603 for fiscal years 1994, 1995 and 1996, respectively.

                                   HRA, INC.

4. INTANGIBLE ASSETS:

     During fiscal year 1995, the Company entered into a Consulting and Noncompetition Agreement with an individual operating a temporary personnel agency in Lebanon, Tennessee. The agreement, as amended, called for an initial payment of $41,000 and contingent consideration of up to $67,000, based upon certain performance events. Contingent consideration payments during fiscal years 1995 and 1996 totaled approximately $1,700 and $6,600, respectively. The Company is amortizing this arrangement over the 48 month term of the agreement.

                                                                 AMORTIZATION METHODS
                                    1995         1996                AND PERIODS
                                   -------    ----------         --------------------
Consulting and noncompetition
  agreements.....................  $41,000    $  111,000    Straight-line over 4 & 5 years
Noncompete agreement with a
  former stockholder (see Note
  11)............................       --       139,637    Straight-line over 10 years
Goodwill (Note 2)................       --       769,202    Straight-line over 30 years
Other (Note 2)...................       --        18,407    Straight-line over 5 years
                                   -------    ----------
                                    41,000     1,038,246
Less accumulated amortization....    3,844        36,938
                                   -------    ----------
                                   $37,156    $1,001,308
                                   =======    ==========

     Amortization expense totaled $3,844 and $33,094 in fiscal years 1995 and 1996, respectively.

5. BORROWINGS UNDER ACCOUNTS RECEIVABLE FINANCING ARRANGEMENT:

     During fiscal year 1994, the Company entered into a "Purchase of Accounts" agreement with SouthTrust Bank (the "Bank") whereby the Bank agreed to purchase up to $750,000 of the Company's trade accounts receivable on a revolving basis. The agreement gave the Company the option to repurchase these receivables from the Bank at any time and gave the Bank full recourse to the Company for any accounts receivable which were not collected. Accordingly, this arrangement has been reflected as a financing transaction in the accompanying financial statements.

     As of September 30, 1995, the receivables financed pursuant to this agreement totaled $502,512. The agreement required the Company to pay a service charge equal to 1.50% of the face amount of each account financed by the Bank. Service charges were $7,538 for fiscal year 1995 and have been reflected in interest expense in the accompanying statements of income (loss). In addition, the Company was required to maintain a cash reserve account at the Bank in an amount equal to at least 10% of the receivables financed and meet certain other restrictive covenants.

6. LINE OF CREDIT:

     In November 1995, the Company replaced its "Purchase of Accounts" bank agreement (Note 5) with a revolving line of credit with the same bank. Under the revolving line of credit, the Company may borrow an amount equal to 80% of its outstanding Eligible Accounts Receivable, as defined, not to exceed an aggregate borrowing of $1,500,000.

     Borrowings are collateralized by the Company's accounts receivable and are guaranteed by the Company's stockholders. Interest is payable monthly on outstanding borrowings at the Bank's base rate plus 1.25% (weighted average rate of 8.55% during fiscal year 1996). Under the terms of the line of credit agreement, the Company has certain dividend restrictions and is required, among other things, to maintain

                                   HRA, INC.

certain financial ratios. The Company is in compliance with or has received waivers through maturity for all covenants of this line of credit as of September 30, 1996.

     As of September 30, 1996, the Company had borrowed $1,340,000 under this line of credit and principally used the proceeds to fund the acquisition of Career Consultants (Note 2).

     As discussed in Note 2, the line of credit was extended on July 11, 1996. The extension agreement allows the Company to borrow an amount equal to 85% of its outstanding Eligible Accounts Receivable, as defined, not to exceed an aggregate borrowing of $2,000,000, and also extends the maturity date from November 20, 1996 to January 20, 1997. An additional provision requires that $160,000 of the amount available under the line be held in reserve until certain indebtedness of the Company is paid in full or is subordinated to the security interest of the Bank.

7. NOTE PAYABLE TO LIBERTY MUTUAL:

     On September 27, 1996, the Company settled a lawsuit with its former workers' compensation insurance carrier, in which the Company had disputed the amount of insurance premiums owed for fiscal years 1993 and 1994 and a portion of fiscal year 1995. The settlement totaled $641,394 and calls for the Company to make an initial payment of $100,000, with the balance due in 36 monthly installments of $16,470, including interest at 6%. The note may be prepaid in whole or in part at any time without penalty. In the event that the Company elects to prepay the note, the Company will be entitled to a 10% discount of the present value of the balance outstanding at prepayment date. The Company had provided for these disputed amounts in the fiscal years in which they arose. Annual maturities pursuant to this note are as follows:

1997........................................................   $255,238
1998........................................................    179,353
1999........................................................    190,415
2000........................................................     16,388
                                                               --------
                                                               $641,394
                                                               ========

8. NOTE PAYABLE TO A STOCKHOLDER:

     As of September 30, 1995 and 1996, the Company had a note payable to a former stockholder for $122,000 and $116,000, respectively. The note was due on demand and bore interest at 8.75%. The note was secured by the Company's accounts receivable not previously pledged. For the years ended September 30, 1994, 1995 and 1996, interest expense on this note totaled $18,636, $12,100 and $11,310, respectively.

     In connection with the purchase of this stockholder's common stock in the Company by two of the remaining stockholders (Note 11), this note was amended whereby, beginning in December 1995, interest payments will be made monthly at a rate of 9.75%. The note is unsecured and requires principal payments beginning in December 1997.

     As of September 30, 1996, the Company owed $116,000 pursuant to this amended note agreement. Annual maturities pursuant to this note are as follows:

1997........................................................  $     --
1998........................................................    35,753
1999........................................................    57,917
2000........................................................    20,301
Thereafter..................................................     2,029
                                                              --------
                                                              $116,000
                                                              ========

                                   HRA, INC.

9. INCOME TAXES:

     Components of the provision for income taxes were as follows:

                                                      1994        1995        1996
                                                    --------    --------    ---------
Current:
  Federal.........................................  $194,600    $ 10,180    $ 391,206
  State...........................................    36,700       4,100       73,400
Deferred..........................................   (10,200)    (98,440)    (111,600)
                                                    --------    --------    ---------
                                                    $221,100    $(84,160)   $ 353,006
                                                    ========    ========    =========

     A reconciliation of taxes at the statutory federal income tax rate to the Company's effective income tax rate for the years ended September 30 follows:

                                                       1994        1995        1996
                                                     --------    --------    --------
Taxes at statutory U.S. income tax rate............  $201,075    $(80,775)   $305,064
Increase (decrease) resulting from:
Tax penalties......................................       846          --          --
State income taxes, net of federal benefit.........    23,855       2,666      45,837
Effect of graduated federal income tax rate........    (7,672)     (9,933)     (5,150)
Meals and entertainment and other..................     2,996       3,882       7,255
                                                     --------    --------    --------
                                                     $221,100    $(84,160)   $353,006
                                                     ========    ========    ========

     Deferred income taxes result from differences in the timing of recognition of revenues and expenses for financial reporting and income tax purposes. The components of the Company's net deferred income tax assets are as follows:

                                                                1995        1996
                                                              --------    --------
Compensation arrangements...................................  $ 65,000    $ 87,800
Vacation and workers' compensation reserves.................   160,000     238,700
Other.......................................................        --      10,100
                                                              --------    --------
                                                              $225,000    $336,600
                                                              ========    ========

     The deferred income tax assets recorded in the accompanying balance sheets represent potential future income tax benefits. These future income tax benefits are expected to be realized through the reduction of income taxes otherwise payable when reversals of temporary differences occur between the financial reporting and income tax basis of the Company's assets and liabilities.

10. WORKERS' COMPENSATION:

     During fiscal year 1995, the Company began self-insuring certain risks related to workers' compensation claims and is regulated by the Workers' Compensation Insurance Commission in the state of Tennessee. The Company has purchased insurance for claims which exceed $250,000 per employee. To satisfy unpaid claims, the Company deposits amounts with a third party administrator. At the Company's option, it may withdraw its deposits upon notification to its third party administrator. Included in prepaids and other in the accompanying balance sheets are deposits to fund workers' compensation claims totaling $451,617 and $722,000 as of September 30, 1995 and 1996, respectively. Workers' compensation expense totaled $664,468 and $1,270,271 and $1,306,212 for fiscal years 1994, 1995 and 1996, respectively.

                                   HRA, INC.

11. RELATED PARTY TRANSACTIONS:

  Stockholder Transaction --

     During November 1995, two of the Company's stockholders purchased from another stockholder his entire common stock interest in the Company (approximately 32%). In conjunction with this transaction, the Company acted as guarantor on the notes payable issued by the acquiring stockholders for the stock in the amount of $150,000. Separately, the Company entered into a severance arrangement and noncompete agreement through November 2003 with this former stockholder (Note 12).

  Dividend Distributions to Stockholders --

     In conjunction with the stockholder transaction described above and other matters, the Company advanced via dividend distributions, $250,000 to two of its stockholders during November 1995.

     The Company has paid $47,289 for consulting and other professional services related to the Company's participation in the merger transaction discussed in
Note 16. These costs are to be borne by the stockholders of the Company, and have been reflected as dividends to stockholders in the accompanying statement of stockholders' equity as of September 30, 1996.

  Other --

     In November 1995, the Company settled a controversy concerning an option held by certain parties to acquire 30% of the common stock of the Company. Pursuant to the Settlement Agreement and Release, the rights under the option were transferred to two of the Company's existing stockholders for $90,000, which was paid by the Company. This payment was expensed in fiscal year 1996.

     Included in general and administrative expenses are advisor and/or director fees paid or payable to the stockholders of the Company totaling $69,000 and $94,000 for the years ended September 30, 1994 and 1995. No such fees were accruable for the year ended September 30, 1996.

12. COMMITMENTS AND CONTINGENCIES:

     The Company has deferred compensation arrangements with various consultants and/or employees of the Company, some of which are no longer providing services to the Company.

     In November 1991, the Company entered into an arrangement with a consultant for services rendered in connection with the formation of the Company. The arrangement called for weekly payments of $1,000 for 312 weeks. The Company expensed the discounted value of the obligation in fiscal year 1992 and reflected a deferred compensation liability at that time. In fiscal year 1994, the Company discontinued payments under this arrangement. In December 1994, the consultant and the Company entered into an arbitration agreement and the Company has resumed its payments under this agreement.

     On November 28, 1995, the Company entered into severance and noncompete agreements with a former stockholder in connection with the purchase of such stockholder's common stock in the Company by two of the remaining stockholders (Note 11). Pursuant to these agreements, the Company was to pay the former stockholder, beginning on December 15, 1995, as follows:

     - $30,000 as bonus for fiscal year 1995 to be paid in $2,500 monthly installments.

     - $150,000 as a severance arrangement to be paid in monthly installments of $5,690 through November 15, 1996, $5,647 through November 15, 1997 and $1,163 through November 15, 1998.

     - $236,518 as a noncompete agreement to be paid in graduating monthly payments through November 15, 2003.

                                   HRA, INC.

     With respect to these arrangements, the Company expensed the bonus payment in fiscal year 1995. The discounted value of the severance agreement (8.75% discount rate) was expensed in fiscal year 1996, with a related liability established in the accompanying balance sheets. The discounted value of the noncompete agreement (8.75% discount rate) was recorded as an intangible asset (Note 4) and a related liability was established in the accompanying balance sheets.

     The following summarizes the Company's obligations under these deferred compensation arrangements:

                                                                1995        1996
                                                              --------    --------
Consulting arrangement......................................  $171,031    $127,332
Severance agreement with a former stockholder...............        --      87,015
Noncompete agreement with a former stockholder..............        --     141,975
                                                              --------    --------
                                                               171,031     356,322
Less current portion........................................    43,699     108,939
                                                              --------    --------
                                                              $127,332    $247,383
                                                              ========    ========

     Annual maturities pursuant to these deferred compensation arrangements are as follows:

1997........................................................  $111,955
1998........................................................    61,079
1999........................................................    35,402
2000........................................................     5,911
2001........................................................        --
Thereafter..................................................   141,975
                                                              --------
                                                              $356,322
                                                              ========

13. NONCANCELABLE OPERATING LEASES:

     The Company leases office locations and certain equipment under noncancelable operating lease agreements expiring at various times through June 30, 1998. Future minimum payments required under operating leases that have an initial or remaining noncancelable lease term in excess of one year at September 30, 1996, are as follows:

1997........................................................   $184,904
1998........................................................    105,265
1999........................................................     94,276
2000........................................................     96,825
2001........................................................    113,594
                                                               --------
                                                               $594,864
                                                               ========

     Rent expense totaled $143,430, $194,096 and $228,686 for fiscal years 1994, 1995 and 1996, respectively.

14. SAVINGS AND RETIREMENT PLAN:

     During fiscal year 1995, the Company made available to all permanent employees with one year of service a savings and retirement plan. The plan, at the Company's option, may be terminated at any time and allows participants to defer a portion of their after tax salary and receive a matching employer contribution of up to 2% of the participants' annual salary based on years of service. Matching contributions are made in January of the following fiscal year for participants who remain employed by the Company. Matching contributions of approximately $8,000 and $7,600 were made during fiscal years 1995 and 1996, respectively. The plan also

                                   HRA, INC.

allows the Company to contribute additional amounts at the discretion of management. Any such amounts contributed are to be allocated equally among all eligible participants. Management authorized discretionary contributions of $24,000 and $7,800 for fiscal years 1995 and 1996, respectively. Contributions deposited into the plan are held by an unrelated third party and are registered in the name of the participants.

15. LITIGATION:

     In April 1996, the Company settled a dispute with a professional firm that had previously represented them in certain actions related to workers' compensation insurance and received cash of approximately $245,000, which is included in other income for the fiscal year ending September 30, 1996.

     The Company is subject to other legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the aggregate liability, if any, with respect to these proceedings will not materially adversely affect the financial position or results of operations of the Company.

16. PENDING BUSINESS COMBINATION:

     In June 1996, the owners of the Company entered into a definitive agreement to merge with StaffMark, Inc. ("StaffMark") in conjunction with StaffMark's anticipated initial public offering. Effective October 2, 1996, StaffMark completed the initial public offering. In conjunction with this merger, the owners will enter into employment agreements which provide for a set base salary, participation in future incentive bonus plans, certain other benefits and a covenant not to compete following termination of such person's employment. Prior to or coincident with this proposed merger, the Company's leased automobiles will be transferred to the respective stockholders.

     The Company advanced $31,250 to StaffMark as an advance to fund organizational and other costs related to the merger and StaffMark's initial public offering.

     Subsequent to fiscal year 1996, using a portion of the proceeds from the completed initial public offering described above, the Company repaid $1,340,000 borrowed under its line of credit (Note 6) and retired certain other obligations outstanding to a former stockholder of approximately $489,000 (Notes 8, 11 and 12).

17. SUBSEQUENT EVENT:

     In November 1996, two of the principal stockholders of the Company remitted $109,000 to the Company representing dividends previously distributed as described in Note 11.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To First Choice Staffing, Inc.:

     We have audited the accompanying balance sheets of First Choice Staffing, Inc. (a South Carolina corporation) as of December 31, 1994 and 1995, and September 29, 1996, and the related statements of income, stockholders' equity and cash flows for each of the three fiscal years in the period ended December 31, 1995, and the nine-month period ended September 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures to the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Choice Staffing, Inc. as of December 31, 1994 and 1995, and September 29, 1996, and the results of its operations and its cash flows for each of the three fiscal years in the period ended December 31, 1995, and the nine-month period ended September 29, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Raleigh, North Carolina,
October 22, 1996.

                          FIRST CHOICE STAFFING, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                  FISCAL YEARS
                                                             -----------------------   SEPTEMBER 29,
                                                                1994         1995          1996
                                                             ----------   ----------   -------------
CURRENT ASSETS:
  Cash and cash equivalents................................  $  194,111   $  268,440      $  174,946
  Accounts receivable, net.................................   1,078,340    1,145,532       1,835,493
  Prepaid expenses and other...............................      71,100       72,171          31,467
                                                             ----------   ----------      ----------
          Total current assets.............................   1,343,551    1,486,143       2,041,906
PROPERTY AND EQUIPMENT, net................................     196,110      327,240         348,628
OTHER ASSETS:
  Investment in captive insurance pool.....................      36,000       36,000          36,000
  Advance to StaffMark, Inc................................          --           --          31,801
  Other....................................................          --           --         727,194
                                                             ----------   ----------      ----------
          Total other assets...............................      36,000       36,000         794,995
                                                             ----------   ----------      ----------
                                                             $1,575,661   $1,849,383      $3,185,529
                                                             ==========   ==========      ==========

                                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Line of credit...........................................  $       --   $  200,000      $  225,000
  Accounts payable.........................................      21,326       65,608          99,853
  Accrued workers' compensation............................      92,347       46,359          27,083
  Payroll and related benefits.............................     630,555      534,047         510,688
  Other accrued expenses...................................       7,000        5,735              --
  Current maturities of long-term debt.....................          --           --       1,488,754
  Note payable to stockholder..............................     250,000      180,000              --
                                                             ----------   ----------      ----------
          Total current liabilities........................   1,001,228    1,031,749       2,351,378
LONG-TERM DEBT, less current maturities....................          --           --         500,000
COMMITMENTS AND CONTINGENCIES (Notes 5, 6, 8 and 9)
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 100,000 shares authorized,
     10,000 shares issued and outstanding..................      10,000       10,000          10,000
  Retained earnings........................................     564,433      807,634         324,151
                                                             ----------   ----------      ----------
          Total stockholders' equity.......................     574,433      817,634         334,151
                                                             ----------   ----------      ----------
                                                             $1,575,661   $1,849,383      $3,185,529
                                                             ==========   ==========      ==========

                 The accompanying notes to financial statements are an integral part of these balance sheets.

                          FIRST CHOICE STAFFING, INC.

                              STATEMENTS OF INCOME

                                                                                  NINE MONTHS ENDED
                                               FISCAL YEARS                 -----------------------------
                                  ---------------------------------------   SEPTEMBER 24,   SEPTEMBER 29,
                                     1993          1994          1995           1995            1996
                                  -----------   -----------   -----------   -------------   -------------
                                                                             (UNAUDITED)
SERVICE REVENUES................  $10,807,801   $13,007,484   $13,703,404    $9,956,709      $12,695,551
COST OF SERVICES................    8,825,086    10,573,111    11,149,085     8,105,090       10,186,083
                                  -----------   -----------   -----------    ----------      -----------
  Gross profit..................    1,982,715     2,434,373     2,554,319     1,851,619        2,509,468
OPERATING EXPENSES:
  Selling, general and
     administrative.............    1,361,834     2,485,029     2,258,780     1,605,478        1,780,660
  Depreciation and
     amortization...............       34,570        34,357        32,923        24,693           79,068
                                  -----------   -----------   -----------    ----------      -----------
     Operating income (loss)....      586,311       (85,013)      262,616       221,448          649,740
OTHER INCOME (EXPENSE):
  Interest expense..............          (71)      (26,109)      (19,415)      (15,717)         (33,416)
  Other, net....................       (2,427)        2,256            --            --           (1,053)
                                  -----------   -----------   -----------    ----------      -----------
INCOME (LOSS) BEFORE PROVISION
  (BENEFIT) FOR INCOME TAXES....      583,813      (108,866)      243,201       205,731          615,271
PROVISION (BENEFIT) FOR INCOME
  TAXES.........................      232,787      (168,251)           --            --               --
                                  -----------   -----------   -----------    ----------      -----------
NET INCOME......................  $   351,026   $    59,385   $   243,201    $  205,731      $   615,271
                                  ===========   ===========   ===========    ==========      ===========
PRO FORMA DATA (Unaudited) (Note
  10):
  Historical Income before
     income taxes...............                              $   243,201                    $   615,271
  Less pro forma provision for
     income taxes...............                                   94,848                        239,956
                                                              -----------                    -----------
PRO FORMA NET INCOME............                              $   148,353                    $   375,315
                                                              ===========                    ===========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                          FIRST CHOICE STAFFING, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                     COMMON STOCK
                                                   ----------------    RETAINED
                                                   SHARES   AMOUNT     EARNINGS        TOTAL
                                                   ------   -------   -----------   -----------
BALANCE, December 31, 1992.......................  10,000   $10,000   $   154,022   $   164,022
  Net income.....................................      --        --       351,026       351,026
                                                   ------   -------   -----------   -----------
BALANCE, December 31, 1993.......................  10,000    10,000       505,048       515,048
  Net income.....................................      --        --        59,385        59,385
                                                   ------   -------   -----------   -----------
BALANCE, December 31, 1994.......................  10,000    10,000       564,433       574,433
  Net income.....................................      --        --       243,201       243,201
                                                   ------   -------   -----------   -----------
BALANCE, December 31, 1995.......................  10,000    10,000       807,634       817,634
  Net income.....................................      --        --       615,271       615,271
  Distributions..................................      --        --    (1,098,754)   (1,098,754)
                                                   ------   -------   -----------   -----------
BALANCE, September 29, 1996......................  10,000   $10,000   $   324,151   $   334,151
                                                   ======   =======   ===========   ===========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                          FIRST CHOICE STAFFING, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                               NINE MONTHS ENDED
                                                               FISCAL YEARS              -----------------------------
                                                     ---------------------------------   SEPTEMBER 24,   SEPTEMBER 24,
                                                       1993        1994        1995          1995            1996
                                                     ---------   ---------   ---------   -------------   -------------
                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................  $ 351,026   $  59,385   $ 243,201     $ 205,731      $   615,271
  Adjustments to reconcile net income to net cash
    (used in) operating activities:
    Depreciation and amortization..................     34,570      34,357      32,923        24,693           79,068
    Loss on sale of equipment......................         --          --          --            --            1,053
    Deferred income taxes..........................     (3,908)     11,256          --            --               --
    Change in operating assets and liabilities:
      Accounts receivable, net.....................   (311,121)   (149,482)    (67,192)      (67,512)        (689,961)
      Prepaid expenses and other...................    (32,022)    (15,485)     (1,071)       42,486           40,704
      Other assets.................................   (158,104)         --          --            --         (735,406)
      Accounts payable.............................     12,587      (2,923)     44,282        46,555           34,245
      Accrued workers' compensation................     68,247      10,867     (45,988)     (132,269)         (19,276)
      Payroll and related liabilities..............    189,670     259,929     (96,508)       (3,820)         (23,359)
      Accrued income taxes.........................     54,275    (153,072)         --            --               --
      Other accrued expenses.......................      3,158      (9,256)     (1,265)       (7,000)          (5,735)
                                                     ---------   ---------   ---------     ---------      -----------
        Net cash provided by (used in) operating
          activities...............................    208,378      45,576     108,382       108,864         (703,396)
                                                     ---------   ---------   ---------     ---------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.............................    (53,582)   (120,441)   (164,053)     (150,833)         (93,297)
  Advance to StaffMark, Inc. ......................         --          --          --            --          (31,801)
                                                     ---------   ---------   ---------     ---------      -----------
        Net cash used in investing activities......    (53,582)   (120,441)   (164,053)     (150,833)        (125,098)
                                                     ---------   ---------   ---------     ---------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions....................................         --          --          --            --       (1,098,754)
  Proceeds from (payments on) line of credit.......   (191,038)         --     200,000            --           25,000
  Proceeds from issuance of long-term debt.........         --          --          --            --        1,988,754
  Proceeds from note payable to stockholder........      9,349     250,000          --            --               --
  Payments on note payable to stockholder..........         --      (9,349)    (70,000)      (70,000)        (180,000)
                                                     ---------   ---------   ---------     ---------      -----------
        Net cash provided by (used in) financing
          activities...............................   (181,689)    240,651     130,000       (70,000)         735,000
                                                     ---------   ---------   ---------     ---------      -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS......................................    (26,893)    165,786      74,329      (111,969)         (93,494)
CASH AND CASH EQUIVALENTS, beginning of period.....     55,218      28,325     194,111       194,111          268,440
                                                     ---------   ---------   ---------     ---------      -----------
CASH AND CASH EQUIVALENTS, end of period...........  $  28,325   $ 194,111   $ 268,440     $  82,142      $   174,946
                                                     =========   =========   =========     =========      ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid....................................  $      71   $  26,109   $  19,415     $   6,285      $    19,502
                                                     =========   =========   =========     =========      ===========
  Taxes paid (refunded)............................  $ 189,769   $ (26,393)  $      --     $      --      $        --
                                                     =========   =========   =========     =========      ===========

                 The accompanying notes to financial statements
                   are an integral part of these statements.

                          FIRST CHOICE STAFFING, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     First Choice Staffing, Inc. (the "Company"), a South Carolina corporation, provides temporary personnel services primarily for industrial and clerical needs in the greater Charlotte, North Carolina, metropolitan region. The business was initially founded and incorporated in 1986 as a Dunhill Temporary Systems franchise. In 1989, the founders bought out the Dunhill franchise contract and formed First Choice Temporary Staffing, Inc. In 1993, the Company changed its name to First Choice Staffing, Inc.

  Reorganization --

     Prior to reorganization on April 1, 1994, the Company was a wholly owned subsidiary of Gregory Personnel, Inc. ("Gregory Personnel"). Gregory Personnel was formed as a holding company in connection with the acquisition by one 50% stockholder of the other 50% stockholder's interest in the Company in 1990. Gregory Personnel had no operations and had assets consisting primarily of a noncompete agreement arising from the acquisition of the former 50% stockholder's interest in the Company. The noncompete agreement was amortized over three years. On April 1, 1994, Gregory Personnel was merged downstream with the Company, leaving the Company as the surviving entity.

  Basis of Presentation --

     The accompanying financial statements include the accounts of Gregory Personnel for the period prior to the merger effective April 1, 1994. Due to the change in control of the Company occurring upon the acquisition of the former 50% stockholder's interest in 1990, this acquisition was accounted for as a purchase resulting in the recording of certain intangible assets. See above for further discussion.

  Fiscal Periods --

     For presentation purposes, the accompanying financial statements have been prepared by the Company on a calendar year basis. However, the Company's fiscal year actually ends on the last Sunday in December. The interim financial information as of September 29, 1996, and for the nine-month periods ended September 24, 1995 (unaudited), and September 29, 1996, correspond to the Company's fiscal quarters which ended on the last Sunday in September.

  Interim Financial Statements --

     The accompanying interim financial statements and related disclosures for the nine-month period ended September 24, 1995 have not been audited by independent accountants. However, the interim financial statements have been prepared in conformity with the accounting principles stated in the audited financial statements of the three years in the period ended December 31, 1995, and include all adjustments of a normal recurring nature which, in the opinion of management, are necessary to present fairly the financial position of the Company and the results of operations and cash flows for the interim periods. The operating results for all interim periods presented are not necessarily indicative of results for the full year.

  Revenue Recognition --

     Service revenues are recognized as income at the time staffing services are provided to the customer.

  Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities,

                          FIRST CHOICE STAFFING, INC.

revenues and expenses and disclosures of contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

  Cash and Cash Equivalents --

     For statement of cash flow purposes, the Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Accounts Receivable --

     The Company maintains allowances for potential losses which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying financial statements. The Company has recorded an allowance for doubtful accounts of $25,000 at December 31, 1994, December 31, 1995 and September 29, 1996. Included in accounts receivable in the accompanying balance sheets are unbilled amounts of $188,778, $172,834 and $380,414 at December 31, 1994, December 31, 1995 and September 29, 1996, respectively.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets which are as follows:

Office equipment............................................  7 years
Computer equipment..........................................  5 years
Vehicles....................................................  5 years
Computer software...........................................  3 years
Leasehold improvements......................................  7 years

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the cost of the property and equipment and the related accumulated depreciation are removed from the balance sheet and any resultant gain or loss is recorded.

  Other Assets --

     Other assets contain an investment in a captive workers' compensation insurance pool of which the Company is a member, an advance to StaffMark, Inc. (as described in Note 8) and goodwill and a noncompete agreement, recorded in conjunction with the acquisition of Strategic Sourcing, Inc. ("SSI") (see Note
9). The goodwill is amortized using the straight-line method over its estimated economic life of 30 years. The investment in the insurance pool is accounted for by the Company under the cost method.

  Fair Value of Financial Instruments --

     The Company's financial instruments include cash and cash equivalents, note payable to stockholder and its other debt obligations. Management believes that these instruments bear interest at rates which approximate prevailing market rates for instruments with similar characteristics and, accordingly, that the carrying values for those instruments are reasonable estimates of fair value.

                          FIRST CHOICE STAFFING, INC.

  Concentration of Credit Risk --

     Credit risk with respect to accounts receivable is dispensed due to the nature of the business, the large number of customers and the diversity of industries serviced. The Company performs credit evaluations of all its customers.

  Income Taxes --

     Prior to April 1, 1994, the Company was a C Corporation and, accordingly, was subject to federal and state income taxes. The Company accounted for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which recognizes deferred tax assets and liabilities for future tax consequences attributed to differences between the financial statement and income tax basis of assets and liabilities and operating loss carryforwards.

     In connection with the reorganization in April 1994, the Company elected subchapter S Corporation status for federal and state income tax reporting purposes. Accordingly, no provision for income taxes has been recorded for periods subsequent to this change in tax status as such tax liabilities arising from the date of election as a subchapter S Corporation are liabilities of the stockholders of the Company. Also in connection with the April 1994 reorganization, the Company changed its tax year-end from March 31 to December 31.

     The Company's tax returns are subject to examination by federal and state taxing authorities. If such examinations result in a change in the Company's reported income or loss, the taxable income or loss reported by the individual stockholders could also change.

2. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                       FISCAL YEAR
                                                   --------------------    SEPTEMBER 29,
                                                     1994        1995          1996
                                                   --------    --------    -------------
Office equipment.................................  $117,938    $171,842      $200,981
Computer equipment...............................   123,966     153,405       199,337
Vehicles.........................................    16,301      26,501        26,501
Computer software................................    33,531      45,775        55,805
Leasehold improvements...........................    56,009      83,248        88,103
                                                   --------    --------      --------
                                                    347,745     480,771       570,727
Less accumulated depreciation....................   151,635     153,531       222,099
                                                   --------    --------      --------
                                                   $196,110    $327,240      $348,628
                                                   ========    ========      ========

3. DEBT:

     The Company has a revolving line of credit with a bank. Maximum borrowings under the line are equal to the lesser of $500,000 or 80% of the Company's eligible accounts receivable, as defined within the line of credit agreement. The line is secured by the Company's accounts receivable and interest is payable monthly at prime (8.25% at September 29, 1996), with principal due June 17, 1997. The weighted average interest rate was approximately 8.25% for the nine months ended September 29, 1996. Amounts outstanding under the line were $0, $200,000 and $225,000 as of December 31, 1994, December 31, 1995 and September 29, 1996, respectively. The line of credit is secured by a personal guaranty of the majority stockholder. The Company had approximately $275,000 available under its line of credit at September 29, 1996.

                          FIRST CHOICE STAFFING, INC.

     During July 1996, the Company entered into a $375,000 note payable to the seller of SSI (see Note 9). This note is payable in three equal installments of $125,000 beginning on July 1, 1997, and bears interest at an annual rate of 7%. This note is secured by the personal guaranty of the Company's majority stockholder.

     During July 1996, the Company entered into a $375,000 note payable to a bank. This note is payable beginning October 5, 1996, in 36 monthly installments of $10,417 plus interest at prime. Proceeds from this note were used for the acquisition of SSI (see Note 9). This note is secured by the personal guaranty of the Company's majority stockholder.

     During September 1996, the Company entered into a $1,238,754 note payable to a bank. This note is payable in full on November 25, 1996, and bears interest at prime less 0.50%. Proceeds from this note were used to repay the note payable to stockholder (see Note 4) and to fund the cash distribution of the Company's estimated September 29, 1996 S Corporation Accumulated Adjustment Account balance (see Note 8). This note is secured by the personal guaranty of the Company's majority stockholder.

     Certain of the debt instruments described above are subject to covenants requiring that the Company achieve certain financial ratios and restrictions on incurring additional debt. The Company was in compliance with or had obtained waivers for these covenants as of September 29, 1996.

4. NOTE PAYABLE TO STOCKHOLDER:

     The Company had an unsecured note payable to the majority stockholder with interest payable semiannually in June and December at 8% and principal due on demand. This note was repaid during September 1996.

5. INCOME TAXES:

     Components of the tax provision (benefit) for the periods prior to the subchapter S Corporation election, effective April 1, 1994, are shown below:

                                                                  FISCAL YEARS
                                                              ---------------------
                                                                1993        1994
                                                              --------    ---------
Provision for (benefit from) income taxes --
  Federal:
     Current................................................  $188,194    $(127,554)
     Deferred...............................................    (3,607)      (8,197)
                                                              --------    ---------
          Total federal.....................................   184,587     (135,751)
                                                              --------    ---------
  State:
     Current................................................    48,500      (32,800)
     Deferred...............................................      (300)         300
                                                              --------    ---------
          Total state.......................................    48,200      (32,500)
                                                              --------    ---------
                                                              $232,787    $(168,251)
                                                              ========    =========

                          FIRST CHOICE STAFFING, INC.

     The income tax provision (benefit) for the periods prior to the subchapter S Corporation election, effective April 1, 1994, differs from the amount computed by applying the federal statutory rate of 34% to income before taxes due to the following:

                                                                  FISCAL YEARS
                                                              ---------------------
                                                                1993        1994
                                                              --------    ---------
Income tax provision computed at the federal statutory
  rate......................................................  $199,321    $ (37,781)
State taxes, net of federal tax benefit.....................    30,953         (586)
Effect of permanent differences.............................     3,621        4,143
Elimination of net deferred tax liabilities upon subchapter
  S Corporation election....................................        --        3,827
Taxable income earned after subchapter S Corporation
  election, not subject to taxation.........................        --     (137,854)
Other.......................................................    (1,108)          --
                                                              --------    ---------
Provision (benefit) for income taxes........................  $232,787    $(168,251)
                                                              ========    =========

6. COMMITMENTS AND CONTINGENCIES:

  Noncancelable Operating Leases --

     The Company leases office space under noncancelable operating leases. Approximate future minimum payments required under operating leases that have an initial or remaining noncancelable lease term in excess of one year at December 31, 1995 and September 29, 1996, are as follows:

                                                                     YEARS ENDING
                                                             -----------------------------
                                                             DECEMBER 31,    SEPTEMBER 29,
                                                                 1995            1996
                                                             ------------    -------------
1996.......................................................    $111,000        $ 32,000
1997.......................................................     101,000         114,000
1998.......................................................      86,000          91,000
1999.......................................................      68,000          68,000
2000.......................................................      43,000          43,000
Thereafter.................................................      78,000          78,000
                                                               --------        --------
                                                               $487,000        $426,000
                                                               ========        ========

     Rental expense totaled $61,000, $82,000 and $103,000 for fiscal years 1993, 1994 and 1995, respectively, and $56,279 (unaudited) and $84,886 for the nine-month periods ended September 24, 1995 and September 29, 1996, respectively.

  401(k) Plan --

     In 1995, the Company adopted a 401(k) Savings Plan for its employees in which the Company matches 50% of the employee's contributions up to 3% of the employee's salary. The Company's contribution expense was $18,000 for 1995 and $11,086 (unaudited) and $15,844 for the nine-month periods ended September 24, 1995 and September 29, 1996, respectively.

7. SIGNIFICANT CUSTOMERS:

     The Company had one customer which represented 12%, 13%, 12%, 13% and 11% of service revenues for the years ended December 31, 1993, 1994 and 1995, and the nine-month periods ended September 24, 1995 (unaudited) and September 29, 1996, respectively. Another customer represented 11% of service revenues for

                          FIRST CHOICE STAFFING, INC.

the year ended December 31, 1993. No other customer accounted for more than 10% of service revenues for those periods.

8. SUBSEQUENT CLOSING OF BUSINESS COMBINATION:

     In June 1996, the stockholders of the Company entered into a definitive agreement to merge the Company with StaffMark, Inc. ("StaffMark") in conjunction with StaffMark's anticipated initial public offering. Effective October 2, 1996, StaffMark completed the initial public offering. In conjunction with the merger, the majority stockholder entered into an employment agreement which provides for a set base salary, participation in future incentive bonus plans, certain other benefits and a covenant not to compete following termination of such person's employment. During September 1996, in anticipation of the completion of this merger, the Company made cash distributions of $1,098,754 which equal the Company's estimated S Corporation Accumulated Adjustment Account as of September 29, 1996.

     In April 1996, the Company advanced $31,250 to StaffMark to fund offering costs related to StaffMark's initial public offering.

     On October 2, 1996, using a portion of the proceeds from the completed initial public offering, StaffMark repaid all of the Company's borrowings, debt and interest obligations.

9. SIGNIFICANT ACQUISITION:

     On July 1, 1996, the Company acquired certain of the operating assets of SSI, a provider of permanent and temporary placement services to companies in the market for information technology professionals. SSI was incorporated in May 1993 and is located in Charlotte, North Carolina. The total purchase price of $700,000 and noncompete agreement with the seller of $50,000 were financed through borrowings from a bank and execution of a promissory note payable to the seller. All financing related to this acquisition is secured by the personal guaranty of the majority stockholder. The acquisition has been accounted for using the purchase method of accounting. Fixed assets acquired were recorded at historical, depreciated cost, which approximated fair value as of the acquisition date, and the remaining purchase price of approximately $685,000 has been recorded as goodwill and will be amortized on a straight-line basis over its estimated economic life of 30 years. The $50,000 noncompete agreement with the seller will be amortized on a straight-line basis over its five year term.

10. PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENT PRESENTATION
    (UNAUDITED):

     In conjunction with the merger with StaffMark as discussed in Note 8, the Company changed from an S Corporation to a C Corporation for federal and state income tax reporting purposes, which required the Company to recognize the tax consequences of operations in its statements of income. The supplemental pro forma information included in the accompanying statements of income reflect the estimated impact of recognizing income tax expense as if the Company had been a C Corporation for tax reporting purposes during the twelve months and nine months ended December 31, 1995 and September 29, 1996, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Blethen Group:

     We have audited the accompanying combined balance sheets of the companies identified in Note 1 to the financial statements ("The Blethen Group"), as of January 1, 1995, December 31, 1995, and September 29, 1996, and the related combined statements of income (loss), stockholders' equity and cash flows for each of the three fiscal years in the period ended December 31, 1995, and for the nine months ended September 29, 1996. These financial statements are the responsibility of The Blethen Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Blethen Group as of January 1, 1995, December 31, 1995, and September 29, 1996, and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 1995, and for the nine months ended September 29, 1996, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Raleigh, North Carolina,
October 22, 1996.

                               THE BLETHEN GROUP

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                        JANUARY 1,    DECEMBER 31,    SEPTEMBER 29,
                                                           1995           1995            1996
                                                        ----------    ------------    -------------
CURRENT ASSETS:
  Cash and cash equivalents...........................  $   31,921     $   44,644      $  115,773
  Accounts receivable.................................   1,136,081      1,377,799       1,782,289
  Deferred tax asset..................................       5,500         11,000          16,000
  Prepaid expenses and other..........................      16,809         14,510           2,776
                                                        ----------     ----------      ----------
          Total current assets........................   1,190,311      1,447,953       1,916,838
PROPERTY AND EQUIPMENT, net...........................     393,330        307,286         255,298
OTHER ASSETS:
  Due from stockholders...............................     185,236        194,163           2,998
  Deferred tax asset..................................      24,100         20,760              --
  Advances to StaffMark, Inc..........................          --             --          31,250
  Other...............................................      11,750         12,232          14,492
                                                        ----------     ----------      ----------
          Total other assets..........................     221,086        227,155          48,740
                                                        ----------     ----------      ----------
                                                        $1,804,727     $1,982,394      $2,220,876
                                                        ==========     ==========      ==========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Lines of credit.....................................  $  764,645     $  971,436      $1,175,203
  Accounts payable....................................     220,801        105,648          62,446
  Outstanding checks..................................          --         25,329              --
  Payroll and related liabilities.....................     295,472        301,258         511,412
  Current maturities of long-term debt................      25,341         10,151          10,678
  Current maturities of capital lease obligations.....      82,708         47,148              --
  Current maturities of notes payable to related
     parties..........................................      83,308         62,813         105,582
  Income taxes payable................................      15,783         82,583          49,638
  Accrued interest and other..........................      16,001         55,043          25,967
                                                        ----------     ----------      ----------
          Total current liabilities...................   1,504,059      1,661,409       1,940,926
LONG-TERM DEBT, less current maturities...............      35,604         24,922          17,057
CAPITAL LEASE OBLIGATIONS, less current
  maturities..........................................      67,452         22,475              --
NOTES PAYABLE TO RELATED PARTIES, less current
  maturities..........................................      49,037         45,271              --
DEFERRED TAX LIABILITY................................          --             --          26,300
COMMITMENTS AND CONTINGENCIES (Notes 5, 6, 7 and 8)
STOCKHOLDERS' EQUITY:
  Common stock........................................       8,399          8,399           8,399
  Additional paid-in capital..........................       8,940          8,940           8,940
  Retained earnings...................................     131,236        210,978         219,254
                                                        ----------     ----------      ----------
          Total stockholders' equity..................     148,575        228,317         236,593
                                                        ----------     ----------      ----------
                                                        $1,804,727     $1,982,394      $2,220,876
                                                        ==========     ==========      ==========

                  The accompanying notes to combined financial
            statements are an integral part of these balance sheets.

                               THE BLETHEN GROUP

                      COMBINED STATEMENTS OF INCOME (LOSS)

                                                                                  NINE MONTHS ENDED
                                                FISCAL YEARS                 ---------------------------
                                   ---------------------------------------   OCTOBER 1,    SEPTEMBER 29,
                                      1993          1994          1995          1995           1996
                                   -----------   -----------   -----------   -----------   -------------
                                                                             (UNAUDITED)
SERVICE REVENUES.................  $11,197,726   $11,966,633   $13,380,157   $9,743,890     $12,047,667
COST OF SERVICES.................    8,131,773     8,729,634     9,743,747    7,211,548       9,084,803
                                   -----------   -----------   -----------   ----------     -----------
  Gross profit...................    3,065,953     3,236,999     3,636,410    2,532,342       2,962,864
OPERATING EXPENSES:
  Selling, general and
     administrative..............    3,042,816     2,789,866     3,105,682    2,115,861       2,274,816
  Depreciation and
     amortization................      134,968       122,963       111,437       83,578          83,475
                                   -----------   -----------   -----------   ----------     -----------
     Operating income (loss).....     (111,831)      324,170       419,291      332,903         604,573
OTHER INCOME (EXPENSE):
  Interest expense...............     (134,815)     (137,448)     (140,800)    (100,702)       (112,958)
  Other, net.....................       19,467         2,917        10,884        4,760          (8,392)
                                   -----------   -----------   -----------   ----------     -----------
INCOME (LOSS) BEFORE PROVISION
  (BENEFIT) FOR INCOME TAXES.....     (227,179)      189,639       289,375      236,961         483,223
PROVISION (BENEFIT) FOR INCOME
  TAXES..........................     (136,263)       49,000        81,000       71,000          76,755
                                   -----------   -----------   -----------   ----------     -----------
          Net income (loss)......  $   (90,916)  $   140,639   $   208,375   $  165,961     $   406,468
                                   ===========   ===========   ===========   ==========     ===========
PRO FORMA DATA (Unaudited) (Note
  9):
  Historical income before income
     taxes.......................                              $   289,375                  $   483,223
  Less pro forma provision for
     income taxes................                                  112,856                      188,457
                                                               -----------                  -----------
PRO FORMA NET INCOME.............                              $   176,519                  $   294,766
                                                               ===========                  ===========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                               THE BLETHEN GROUP

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                             ADDITIONAL
                                                    COMMON    PAID-IN     RETAINED
                                                    STOCK     CAPITAL     EARNINGS      TOTAL
                                                    ------   ----------   ---------   ---------
BALANCE, January 4, 1993..........................  $8,543    $ 32,265    $ 239,861   $ 280,669
  Net loss........................................     --           --      (90,916)    (90,916)
  Dividends.......................................     --           --      (57,343)    (57,343)
                                                    ------    --------    ---------   ---------
BALANCE, January 2, 1994..........................  8,543       32,265       91,602     132,410
  Net income......................................     --           --      140,639     140,639
  Dividends.......................................     --           --      (99,474)    (99,474)
  Repurchase and retirement of common stock.......   (144)     (23,325)      (1,531)    (25,000)
                                                    ------    --------    ---------   ---------
BALANCE, January 1, 1995..........................  8,399        8,940      131,236     148,575
  Net income......................................     --           --      208,375     208,375
  Dividends.......................................     --           --     (128,633)   (128,633)
                                                    ------    --------    ---------   ---------
BALANCE, December 31, 1995........................  8,399        8,940      210,978     228,317
  Net income......................................     --           --      406,468     406,468
  Dividends.......................................     --           --     (398,192)   (398,192)
                                                    ------    --------    ---------   ---------
BALANCE, September 29, 1996.......................  $8,399    $  8,940    $ 219,254   $ 236,593
                                                    ======    ========    =========   =========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                               THE BLETHEN GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                               NINE MONTHS ENDED
                                                                FISCAL YEARS              ---------------------------
                                                      ---------------------------------   OCTOBER 1,    SEPTEMBER 29,
                                                        1993        1994        1995         1995           1996
                                                      ---------   ---------   ---------   -----------   -------------
                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................  $ (90,916)  $ 140,639   $ 208,375    $165,961       $ 406,468
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
    Depreciation and amortization...................    134,968     122,963     111,437      83,578          83,475
    Provision for (benefit from) deferred income
      taxes.........................................   (136,263)     29,898      (2,160)     (1,400)         42,060
    Change in operating assets and liabilities:
    Accounts receivable.............................    (17,767)    (54,870)   (241,718)   (211,584)       (404,490)
    Prepaid expenses and other......................    (14,096)     30,971       2,299     (26,299)         11,734
    Other assets....................................     21,491       5,769        (482)     11,750          (2,260)
    Accounts payable................................    180,570     (97,532)   (115,153)     10,471         (43,202)
    Outstanding checks..............................         --          --      25,329          --         (25,329)
    Payroll and related liabilities.................    (75,190)     65,663       5,786       1,099         210,154
    Income taxes payable (receivable)...............    (13,711)     29,494      66,800      56,040         (32,945)
    Accrued interest and other......................     77,477     (55,306)     39,042      98,575         (29,076)
                                                      ---------   ---------   ---------    --------       ---------
        Net cash provided by operating activities...     66,563     217,689      99,555     188,191         216,589
                                                      ---------   ---------   ---------    --------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..............................   (130,178)    (72,119)    (25,393)     (6,396)        (31,487)
  Advances to StaffMark.............................         --          --          --          --         (31,250)
                                                      ---------   ---------   ---------    --------       ---------
  Net cash used in investing activities.............   (130,178)    (72,119)    (25,393)     (6,396)        (62,737)
                                                      ---------   ---------   ---------    --------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from line of credit..................     53,773      10,681     206,791      48,151         203,767
  Proceeds from issuance of long-term debt..........     12,851      54,172          --          --              --
  Payments on long-term debt........................    (28,243)    (10,282)    (25,872)     (5,170)         (7,338)
  Payments on capital lease obligations.............    (16,213)   (113,042)    (80,537)    (61,240)        (69,623)
  Change in notes payable to related parties........     34,314      73,031     (24,261)     (8,049)         (2,502)
  Cash distributions to stockholders................    (57,343)    (99,474)   (128,633)    (94,181)       (398,192)
  Change in due from stockholders...................        837     (44,099)     (8,927)    (40,126)        191,165
                                                      ---------   ---------   ---------    --------       ---------
        Net cash used in financing activities.......        (24)   (129,013)    (61,439)   (160,615)        (82,723)
                                                      ---------   ---------   ---------    --------       ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.......................................    (63,639)     16,557      12,723      21,180          71,129
CASH AND CASH EQUIVALENTS, beginning
  of period.........................................     79,003      15,364      31,921      31,921          44,644
                                                      ---------   ---------   ---------    --------       ---------
CASH AND CASH EQUIVALENTS, end of period............  $  15,364   $  31,921   $  44,644    $ 53,101       $ 115,773
                                                      =========   =========   =========    ========       =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid.....................................  $  97,062   $ 169,227   $ 141,324    $122,591       $ 131,963
                                                      =========   =========   =========    ========       =========
  Taxes paid........................................  $      --   $      66   $  41,476    $ 41,476       $  66,939
                                                      =========   =========   =========    ========       =========
  Noncash transactions:
  Repurchase of common stock through issuance of a
    note payable....................................  $      --   $  25,000   $      --    $     --       $      --
                                                      =========   =========   =========    ========       =========
  Purchase of property and equipment through capital
    leases..........................................  $  45,975   $      --   $      --    $     --       $      --
                                                      =========   =========   =========    ========       =========

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                               THE BLETHEN GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization --

     The Blethen Group's (the "Company") primary business purpose is to provide temporary personnel services. The Company's administrative headquarters are in Burlington, North Carolina, and as of September 29, 1996, the Company operated staffing offices in Burlington, Henderson, Durham, West End, Research Triangle Park and Winston-Salem, North Carolina.

     The accompanying combined financial statements include the accounts of the following separate entities which comprise the Company:

                                                 FORM OF
                                DATE OF        CORPORATION
                             INCORPORATION     FOR INCOME
         ENTITY            IN NORTH CAROLINA  TAX PURPOSES           SERVICE TYPE
         ------            -----------------  ------------           ------------
Blethen Temporaries,
  Inc....................  October 6, 1981    S Corporation  Clerical and light industrial
Dixon Enterprises of
  Burlington, Inc........  February 7, 1992   C Corporation  Clerical and light industrial
DP Pros of Burlington,
  Inc....................  June 6, 1985       C Corporation  Information technology and
                                                             clinical
Personnel Placement,
  Inc....................  October 6, 1981    C Corporation  Direct placement
TRASEC Corp..............  February 7, 1992   C Corporation  Clerical and light industrial
Jaeger Personnel
  Services, Ltd..........  December 20, 1985  S Corporation  Clerical and light industrial

  Basis of Presentation --

     The accompanying financial statements are presented on a combined basis as the entities comprising the Company are under common ownership and/or common management. Furthermore, Blethen Temporaries, Inc. has an option to purchase all outstanding shares of common stock of Dixon Enterprises of Burlington, Inc. and TRASEC Corp. for an amount not to exceed $5,000. All significant intercompany transactions have been eliminated.

  Fiscal Periods --

     The Company's fiscal year ends on the Sunday closest to December 31. Fiscal year 1993 refers to the year ended January 2, 1994, fiscal year 1994 refers to the year ended January 1, 1995, and fiscal year 1995 refers to the year ended December 31, 1995. The fiscal years 1993, 1994 and 1995 each included 52 weeks. The unaudited 1995 and audited 1996 interim periods end on the Sunday closest to the end of the interim period. Each of the interim periods included in the accompanying combined financial statements included 39 weeks.

  Interim Financial Statements --

     The accompanying interim combined financial statements and related disclosures for the nine months ended October 1, 1995, have not been audited by independent accountants. However, the combined financial statements for all interim periods have been prepared in conformity with the accounting principles stated in the audited combined financial statements for the three years in the period ended December 31, 1995, and include all adjustments of a normal recurring nature which, in the opinion of management, are necessary to present fairly the financial position of the Company and the combined results of operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

                               THE BLETHEN GROUP

  Revenue Recognition --

     Service revenues and direct placement fee revenues are recognized as income at the time staffing services are provided or the permanent employee is placed with the customer.

     In addition to the services described above, the Company, through a Licensing Agreement (see Note 6), employs and pays individuals to perform services for the licensees' customers, invoices customers, maintains professional liability insurance and supports the training, office administration, systems and marketing needs of the licensee. All revenues generated by the licensee, therefore, belong to the Company and are included in the Company's revenues and expenses. The Company is primarily liable for operating expenses.

  Use of Estimates --

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying combined financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the combined financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying combined financial statements.

  Cash and Cash Equivalents --

     For statement of cash flow purposes, the Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Accounts Receivable --

     The Company provides, if necessary, allowances for potential losses which management believes are adequate to absorb losses to be incurred in realizing the amounts recorded in the accompanying combined financial statements. Management believes all accounts are collectible and accordingly, has not recorded an allowance as of January 1, 1995, December 31, 1995, and September 29, 1996. Included in accounts receivable in the accompanying combined balance sheets are unbilled amounts of $143,515, $149,665 and $449,040 at January 1, 1995, December 31, 1995, and September 29, 1996, respectively. All unbilled amounts are normally billable in the following month.

     Credit risk with respect to accounts receivable is dispersed due to the nature of the business, the large number of customers and the diversity of industries serviced.

  Property and Equipment --

     Property and equipment are recorded at cost and are depreciated or amortized on a straight-line basis over the estimated useful lives of the assets which are as follows:

Office equipment............................................   5 to 7 years
Computer equipment and software.............................        5 years
Vehicles....................................................        5 years
Leasehold improvements......................................  5 to 15 years

     Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the cost of the property and equipment and the related accumulated depreciation or amortization are removed from the balance sheet and any resultant gain or loss is recorded.

                               THE BLETHEN GROUP

  Fair Value of Financial Instruments --

     The Company's financial instruments include cash, related party notes payable, due from stockholders and their debt obligations. Management believes that these instruments bear interest at rates which approximate prevailing market rates for instruments with similar characteristics, and accordingly, that the carrying values for these instruments are reasonable estimates of fair value.

  Income Taxes --

     Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under this new statement, deferred income taxes are provided based on the estimated future tax effects of differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The adoption of SFAS 109 did not have a material effect on the Company's financial position or results of operations.

     Blethen Temporaries, Inc. and Jaeger Personnel Services, Ltd. have elected to be taxed as S Corporations for federal and state income tax reporting purposes. Accordingly, no income tax expense (benefit) has been recorded in the accompanying combined financial statements related to these entities as such taxes are liabilities of the respective stockholders. These entities' tax returns are subject to examination by federal and state taxing authorities. If such examinations result in a change to their reported income or loss, the taxable income or loss reported by the respective stockholders could also change.

  Reclassifications --

     Certain amounts in the 1994 and 1995 financial statements have been reclassified to conform with 1996 presentations.

2. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following:

                                                 JANUARY 1,    DECEMBER 31,    SEPTEMBER 29,
                                                    1995           1995            1996
                                                 ----------    ------------    -------------
Office equipment...............................   $421,890       $428,610        $444,556
Computer equipment and software................    336,166        352,528         368,069
Vehicles.......................................     65,118         65,118          65,118
Leasehold improvements.........................    109,926        109,926         109,926
                                                  --------       --------        --------
                                                   933,100        956,182         987,669
Less accumulated depreciation and
  amortization.................................    539,770        648,896         732,371
                                                  --------       --------        --------
                                                  $393,330       $307,286        $255,298
                                                  ========       ========        ========

                               THE BLETHEN GROUP

3. DEBT:

     Long-term debt consisted of the following:

                                                 JANUARY 1,    DECEMBER 31,    SEPTEMBER 29,
                                                    1995           1995            1996
                                                 ----------    ------------    -------------
Note payable to Chase Auto Financial. Principal
  and interest payable monthly. Interest
  payable at a fixed rate of 7.75%. Secured by
  a vehicle. ..................................   $35,172        $28,514          $24,291
Unsecured note payable to NationsBank of North
  Carolina, N.A. Interest payable monthly at a
  variable rate which ranged from 9.25% to
  10.00% and averaged 9.83% during 1995.
  Principal was repaid in 1995. ...............    15,900             --               --
Unsecured note payable to NationsBank of North
  Carolina, N.A. Principal and interest are
  payable in monthly installments of $320.
  Interest rate is variable and ranged from
  9.25% to 9.5% and averaged 9.29% during the
  first nine months of 1996. ..................     9,873          6,559            3,444
                                                  -------        -------          -------
                                                   60,945         35,073           27,735
Less current maturities........................    25,341         10,151           10,678
                                                  -------        -------          -------
                                                  $35,604        $24,922          $17,057
                                                  =======        =======          =======

     The Company has two revolving lines of credit with Lighthouse Financial Corp. that allow for maximum borrowings equal to the lesser of $800,000 and $750,000 or 85% of the applicable Company's eligible accounts receivable, as defined. Interest is payable monthly at a variable rate which ranged from 10.75% to 11.00% and averaged 10.78% during the nine months ended September 29, 1996. The lines of credit are renewed annually and are currently due April 6, 1997. They are secured by the assets of the Company and guaranteed by the majority stockholder. Principal and interest on the lines of credit are repaid by collection of accounts receivable under a lockbox arrangement. Accordingly, such lines are classified as current liabilities. At September 29, 1996, approximately $9,800 of cash held by the Company was subject to this arrangement. Under the terms of both lines of credit, the Company is required to maintain certain financial ratios, including working capital in excess of $125,000 and monthly positive cash flow among other things. As of September 29, 1996, the Company did not comply with certain of these ratios, as well as certain other negative covenants. However, Lighthouse Financial Corp. has waived all events of noncompliance and default through June 30, 1997.

     Balances outstanding under these lines were $764,645, $971,436 and $1,175,203 as of January 1, 1995, December 31, 1995, and September 29, 1996,
respectively.

                               THE BLETHEN GROUP

     Annual maturities of debt were as follows:

                                                                      YEAR ENDING
                                                              ----------------------------
                                                              DECEMBER 31,   SEPTEMBER 29,
                                                              ------------   -------------
1996........................................................   $  981,587     $       --
1997........................................................       10,262      1,185,881
1998........................................................        7,773          7,963
1999........................................................        6,887          8,027
2000........................................................           --          1,067
                                                               ----------     ----------
                                                               $1,006,509     $1,202,938
                                                               ==========     ==========

4. INCOME TAXES:

     Provision (benefit) for income taxes consisted of the following components:

                                                                         NINE MONTHS ENDED
                                            FISCAL YEARS            ---------------------------
                                    -----------------------------   OCTOBER 1,    SEPTEMBER 29,
                                      1993       1994      1995        1995           1996
                                    ---------   -------   -------   -----------   -------------
                                                                    (UNAUDITED)
Current --
  Federal.........................  $      --   $19,102   $69,160     $58,500        $27,695
  State...........................         --        --    14,000      14,000          7,000
                                    ---------   -------   -------     -------        -------
                                           --    19,102    83,160      72,500         34,695
                                    ---------   -------   -------     -------        -------
Deferred --
  Federal.........................   (109,263)   23,898    (1,660)     (1,200)        34,060
  State...........................    (27,000)    6,000      (500)       (300)         8,000
                                    ---------   -------   -------     -------        -------
                                     (136,263)   29,898    (2,160)     (1,500)        42,060
                                    ---------   -------   -------     -------        -------
Total.............................  $(136,263)  $49,000   $81,000     $71,000        $76,755
                                    =========   =======   =======     =======        =======

     Provision (benefit) for income taxes differs from the amount computed by applying the federal statutory tax rate to pretax income due to the following:

                                                                         NINE MONTHS ENDED
                                            FISCAL YEARS            ---------------------------
                                    -----------------------------   OCTOBER 1,    SEPTEMBER 29,
                                      1993       1994      1995        1995           1996
                                    ---------   -------   -------   -----------   -------------
                                                                    (UNAUDITED)
Provision (benefit) for income
  taxes computed at the federal
  statutory rate..................  $ (77,000)  $64,000   $98,000     $81,000       $ 164,000
State taxes, net of federal tax
  benefit.........................    (12,000)   10,000    15,000      12,000          25,000
Effect of permanent differences...      1,000     2,000     3,000       3,000           3,000
(Income) of S Corporations not
  subject to taxation.............    (43,000)  (19,000)  (32,000)    (16,000)       (113,000)
Other.............................     (5,263)   (8,000)   (3,000)     (9,000)         (2,245)
                                    ---------   -------   -------     -------       ---------
Provision (benefit) for income
  taxes...........................  $(136,263)  $49,000   $81,000     $71,000       $  76,755
                                    =========   =======   =======     =======       =========

                               THE BLETHEN GROUP

     Deferred income taxes reflect the impact of "temporary differences" between the financial and tax basis of assets and liabilities. The temporary differences which gave rise to deferred tax assets and (liabilities) are as follows:

                                                           JANUARY 1,   DECEMBER 31,   SEPTEMBER 29,
                                                              1995          1995           1996
                                                           ----------   ------------   -------------
Current --
  Employee advances treated as compensation..............   $ (1,000)     $     --       $     --
  Workers' compensation accrual..........................      4,000         4,000         11,000
  Vacation accrual.......................................      2,000         3,000          5,000
  Other..................................................        500         4,000             --
                                                            --------      --------       --------
                                                               5,500        11,000         16,000
                                                            --------      --------       --------
Long term --
  NOLs...................................................     78,000        42,000          1,000
  Accelerated depreciation for tax purposes..............    (30,000)      (26,000)       (28,800)
  Alternative minimum tax and other credits..............     13,000         4,000          1,500
  Change in income tax accounting method.................    (37,000)           --             --
  Other..................................................        100           760             --
                                                            --------      --------       --------
                                                              24,100        20,760        (26,300)
                                                            --------      --------       --------
Net deferred tax asset (liability).......................   $ 29,600      $ 31,760       $(10,300)
                                                            ========      ========       ========

     The NOL carryforward at September 29, 1996, was approximately $16,000. Utilization of this carryforward may be limited as a result of the potential change in ownership that would result in the event of the intended merger subsequent to year-end (see Note 8). However, management believes that the deferred tax asset related to the NOL carryforward is fully realizable, and therefore no valuation allowance has been recorded.

5. RELATED PARTY TRANSACTIONS:

  Notes Payable to Related Parties --

     The Company had an informal note payable to a member of its Board of Directors and relative of the majority stockholder which was paid in full in the nine-month period ended September 29, 1996. The note was payable in monthly installments of $711. The note bore interest at an annually adjustable rate equal to the six month average rate of two year treasury notes (approximately 6% at September 29, 1996). The outstanding balances as of January 1, 1995, and December 31, 1995, were $68,694 and $49,038. Interest expense related to these notes amounted to approximately $6,000, $5,000 and $3,000 during fiscal years 1993, 1994 and 1995, respectively, and $2,200 during the unaudited nine-month period ended October 1, 1995, and $3,000 during the nine-month period ended September 29, 1996.

     The Company had a note payable to a former stockholder which originated through the Company's purchase of the former stockholder's equity interest in DP Pros of Burlington, Inc. The note did not bear interest and was due in equal quarterly installments of $4,000. The note was fully repaid in 1995. The outstanding balance as of January 1, 1995, was $8,000.

     The Company has two unsecured notes payable to stockholders, which bear interest at variable rates ranging between 9.25% and 9.50%. Both notes are due on demand and aggregate outstanding balances as of January 1, 1995, December 31, 1995, and September 29, 1996, were $52,337, $59,046 and $105,582, respectively.
Interest expense related to these notes amounted to $5,000 and $6,000 during fiscal years 1994 and 1995, respectively, and $4,500 and $6,000 during the unaudited nine-month period ended October 1, 1995, and the nine-month period ended September 29, 1996, respectively.

                               THE BLETHEN GROUP

  Stockholder Transactions --

     The Company leases office space and a vehicle from the majority stockholder at a monthly cost of $1,200 per month. Market rental rates may differ from these rental payments. Rental expense under the above agreements totaled $14,400 for each of the fiscal years 1993, 1994 and 1995 and $10,800 and $15,000 for the unaudited nine-month period ended October 1, 1995, and for the nine-month period ended September 29, 1996, respectively.

     Due from stockholders primarily represents advances to the majority stockholder.

     The Company rents its Henderson, North Carolina, office facilities from a stockholder under a month-to-month agreement. Rental expense related to these facilities was $17,500, $19,000 and $24,000 during the fiscal years 1993, 1994 and 1995, respectively, and $18,000 during the unaudited nine-month period ended October 1, 1995, and $20,700 during the nine-month period ended September 29, 1996.

     During 1991 the Company entered into a three year noncompete agreement with a related party. Pursuant thereto, the individual agreed not to compete, as defined, with the Company for the term of the agreement, expiring in January 1994, in exchange for $150,000 payable in weekly installments of $962.

6. COMMITMENTS AND CONTINGENCIES:

  Distributions to Stockholders --

     Blethen Temporaries, Inc. and Jaeger Personnel Services, Ltd. pay dividends to their stockholders in amounts sufficient to cover, among other things, their estimated tax payments attributable to each entity's net income which will be included in their individual tax returns.

  Licensing Agreement --

     During 1995, the Company entered into an agreement whereby it granted a license to a third party to open and maintain a branch in West End, North Carolina, for the purpose of providing temporary personnel services in that market for an indefinite term. The Company also thereby granted the nonexclusive right to utilize the Company's trade secrets, methods and know-how. The Company receives 40% of gross margin, as defined, as payment for management services. The balance of such gross margin is paid to the licensee. Amounts expensed under the agreement amounted to $36,516 during fiscal year 1995 and $80,290 during the nine-month period ended September 29, 1996. Such expense is included in selling, general and administrative expenses in the accompanying combined statements of income (loss).

  Capital Lease Obligations --

     The Company previously leased certain assets (primarily office equipment) under capital leases. All capital lease obligations were paid in full during the nine-month period ended September 29, 1996.

7. NONCANCELABLE OPERATING LEASES:

     The Company leases office space and a vehicle under noncancelable operating lease agreements. As discussed in Note 5, some of these agreements are with related parties. Future minimum payments required

                               THE BLETHEN GROUP
under operating leases that have an initial or remaining noncancelable lease term in excess of one year are as follows:

                                                                      YEAR ENDING
                                                             -----------------------------
                                                             DECEMBER 31,    SEPTEMBER 29,
                                                             ------------    -------------
1996.......................................................    $ 93,395        $     --
1997.......................................................      86,317         102,324
1998.......................................................      88,140         104,136
1999.......................................................      33,932          64,950
2000.......................................................          --           3,393
                                                               --------        --------
                                                               $301,784        $274,803
                                                               ========        ========

     Rental expense totaled $95,208, $155,230 and $157,121 for fiscal years 1993, 1994 and 1995, respectively, and $113,086 and $111,379 for the unaudited nine-month period ended October 1, 1995, and the nine-month period ended September 29, 1996, respectively.

8. BUSINESS COMBINATION:

     In June 1996, certain of the stockholders of the Company, entered into a definitive agreement to merge the Company with StaffMark, Inc. ("StaffMark") in conjunction with StaffMark's anticipated initial public offering. Additionally, effective October 2, 1996, StaffMark completed the initial public offering. In conjunction with this merger, the majority stockholder will enter into an employment agreement which provides for a base salary, participation in future incentive bonus plans and certain other benefits. The agreement also includes a noncompete provision if and when the stockholder's employment is terminated. The Company advanced $31,250 to StaffMark to fund organizational and other costs related to the planned merger and StaffMark's initial public offering.

     Prior to and coincident with this merger, the Company made a cash distribution to the majority stockholder representing the Company's subchapter S Corporation Accumulated Adjustment Account. The balance of the Company's subchapter S Corporation Accumulated Adjustment Account at September 29, 1996, was $0.

     Coincident with the above mentioned business combination on October 2, 1996, all outstanding debt related to the Lighthouse Financial Corp. line of credit totaling $1,406,964 (principal and accrued interest at October 2) was extinguished.

9. PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENT PRESENTATION
   (UNAUDITED):

     In conjunction with the merger with StaffMark as discussed in Note 8, the Company changed from an S Corporation to a C Corporation for federal and state income tax reporting purposes, which required the Company to recognize the tax consequences of operations in its statements of income. The supplemental pro forma information included in the accompanying statements of income reflect the estimated impact of recognizing income tax expense as if the Company had been a C Corporation for tax reporting purposes during the twelve months and nine months ended December 31, 1995 and September 29, 1996, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders
Flexible Personnel Group of Companies:

     We have audited the accompanying combined balance sheet of Flexible Personnel Group of Companies (the Company) as of December 31, 1996, and the related combined statements of income, changes in stockholders' equity and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Flexible Personnel Group of Companies as of December 31, 1996, and the combined results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the combined financial statements, the Company changed the entities included in the combined financial statements during 1996.

Fort Wayne, Indiana
February 4, 1997 except
for Note 3 for which the
date is February 24, 1997
and Note 7 for which
the date is March 17, 1997.

                     FLEXIBLE PERSONNEL GROUP OF COMPANIES

                             COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1996
              (ALL DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

CURRENT ASSETS:
  Cash......................................................  $  117
  Accounts receivable, trade, net of allowance for doubtful
     accounts of $69........................................   3,869
  Accounts receivable, related parties......................      26
  Notes receivable, related parties.........................     502
  Other.....................................................     403
                                                              ------
          Total current assets..............................   4,917
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements....................................     267
  Office equipment..........................................   1,252
  Automobiles...............................................     113
                                                              ------
                                                               1,632
     Less accumulated depreciation and amortization.........     864
                                                              ------
                                                                 768
NOTES RECEIVABLE, RELATED PARTIES...........................      47
OTHER ASSETS................................................     242
                                                              ------
          Total assets......................................  $5,974
                                                              ======

                            LIABILITIES

CURRENT LIABILITIES:
  Accrued expenses..........................................  $1,376
  Accounts payable, trade...................................      70
  Accounts payable, related parties.........................       1
  Notes payable.............................................     867
                                                              ------
          Total current liabilities.........................   2,314
  WORKERS COMPENSATION PAYABLE..............................     520
  NOTES PAYABLE.............................................     206

                        STOCKHOLDERS' EQUITY

Common stock................................................       8
Additional paid-in capital..................................     914
Retained earnings...........................................   2,928
                                                              ------
                                                               3,850
Less notes receivable from stockholders.....................     644
Less treasury stock, 71 shares, at cost.....................     272
                                                              ------
                                                               2,934
                                                              ------
          Total liabilities and stockholders' equity........  $5,974
                                                              ======

    The accompanying notes are an integral part of the financial statements.

                     FLEXIBLE PERSONNEL GROUP OF COMPANIES

                          COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

SERVICE REVENUES............................................    $49,342
COST OF SERVICES............................................     39,928
                                                                -------
  Gross profit..............................................      9,414
OPERATING EXPENSES:
  Selling, general and administrative.......................      8,085
  Depreciation and amortization.............................        316
                                                                -------
     Operating income.......................................      1,013
INTEREST EXPENSE............................................        121
                                                                -------
          Net income........................................    $   892
                                                                =======

    The accompanying notes are an integral part of the financial statements.

                     FLEXIBLE PERSONNEL GROUP OF COMPANIES

             COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1996
            (ALL DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          COMMON STOCK, $0 PAR
                                       ---------------------------                              NOTES
                                         $10 PER         $0 PER      ADDITIONAL               RECEIVABLE
                                          SHARE          SHARE        PAID-IN     RETAINED       FROM       TREASURY
                                       STATED VALUE   STATED VALUE    CAPITAL     EARNINGS   STOCKHOLDERS    STOCK      TOTAL
                                       ------------   ------------   ----------   --------   ------------   --------   -------
BALANCE, December 31, 1995...........      $ 7            $ 1           $744       $2,153       $(707)          --     $ 2,198
  Distributions paid.................       --             --             --         (117)         --           --        (117)
  Acquisition of stock into
     treasury........................       --             --             --           --          --        $(272)       (272)
  Shareholder advances forgiven......       --             --             --           --          63           --          63
  Capital contribution...............       --             --            170           --          --           --         170
  Net income.........................       --             --             --          892          --           --         892
                                           ---            ---           ----       ------       -----        -----     -------
BALANCE, December 31, 1996...........      $ 7            $ 1           $914       $2,928       $(644)       $(272)    $ 2,934
                                           ===            ===           ====       ======       =====        =====     =======

    The accompanying notes are an integral part of the financial statements.

                     FLEXIBLE PERSONNEL GROUP OF COMPANIES

                        COMBINED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $   892
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................      316
     Non-cash write-off of notes receivable, stockholder....       63
     Changes in assets and liabilities:
       Accounts receivable, trade...........................     (335)
       Accounts receivable, related parties.................      (19)
       Other assets.........................................     (395)
       Accrued expenses.....................................      450
       Accounts payable, trade..............................       65
       Accounts payable, related parties....................      (43)
                                                              -------
          Net cash provided by operating activities.........      994
                                                              -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................     (204)
  Issuance of notes receivable, related parties.............      (28)
  Issuance of notes receivable, stockholders................     (760)
  Principal payments received from notes receivable, related
     parties................................................      402
                                                              -------
          Net cash used for investing activities............     (590)
                                                              -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on notes payable.......................   (4,034)
  Proceeds from notes payable...............................    3,617
  Capital contribution......................................      170
  Distributions paid........................................     (117)
                                                              -------
          Net cash used for financing activities............     (364)
                                                              -------
NET INCREASE IN CASH........................................       40
CASH, beginning of year.....................................       77
                                                              -------
CASH, end of year...........................................  $   117
                                                              =======

    The accompanying notes are an integral part of the financial statements.

                     FLEXIBLE PERSONNEL GROUP OF COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

1. COMPANY BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Combination --

     The combined financial statements of Flexible Personnel Group of Companies (the Company) include the accounts of Flexible Personnel, Inc. (FPI) H.R. America, Inc. (HRA) and Great Lakes Search Associates, Inc. (GLSA), all of which are under common ownership. The Company offers temporary, direct, and employee leasing services to customers mainly in the midwestern portion of the United States. The December 31, 1995 financial statement information was restated to reflect exclusion of National On-Site Personnel, Inc. (NOPS), which had previously been combined with the aforementioned entities. This entity has been excluded as the nature of its business focus differs from that of the Companies included. All significant intercompany accounts and transactions have been eliminated in the combined financial statements.

  Depreciation and Amortization --

     Depreciation of equipment and amortization of leasehold improvements are determined principally on accelerated methods used for income tax reporting purposes. The amount of depreciation and amortization under these methods is not significantly different than that based on the estimated economic useful lives for financial reporting purposes. Costs and related accumulated depreciation are removed from the accounts for assets retired or disposed of and a gain or loss on disposition is recorded when realized.

  Cash Flows --

     Cash paid for interest approximated $130 for 1996.

  Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition --

     Service revenues are recognized as income at the time staffing services are provided.

2. INCOME TAXES:

     No provision is made for federal or state income taxes in as much as the Company's stockholders have consented to have the Companies' income taxed directly to them as provided by Section 1362(a) of the Internal Revenue Code.

3. NOTES PAYABLE:

     During 1996, the Company maintained a short-term revolving line of credit with a commercial bank which aggregated $4,600 (including a $605 letter of credit). The agreement, which expires May 31, 1997, requires quarterly interest payments charged at 2.25% above the 30, 60, or 90 day LIBOR for comparable 30, 60, or 90 day periods (effective rate of 7.75%). The total amount borrowed against the agreement was $1,245 at December 31, 1996. The Company was contingently liable for $444 at December 31, 1996, which was

                     FLEXIBLE PERSONNEL GROUP OF COMPANIES
borrowed by NOPS, an affiliated company. The additional amount available at December 31, 1996 was $2,750.

     The agreement is collateralized by substantially all the trade accounts receivable of FPI of $3,366 and NOPS of $1,148, at December 31, 1996. The agreement also contains certain restrictive covenants common to such agreements related to the Company's operations, including the maintenance of working capital, net worth, limitations on capital expenditures, limitations on stockholder distributions and incurrence of additional indebtedness. Subsequent to December 31, 1996, the Company received a waiver for loan covenant violations that occurred during the year ended December 31, 1996.

     During 1996, a key employee and minority shareholder's employment was terminated with the Company. Under the terms of the termination agreement, the Company agreed to buy back the employee's shares of stock and forgive approximately $63 of shareholder advances that the minority shareholder owed to the Company. The former shareholder also signed a non-compete agreement in the amount of $157 that will be paid out over the term of the agreement (four years). In total, based on the terms of the termination agreement, including the items discussed above, the Company is required to pay approximately $293 in monthly principal and interest installments of approximately $7 for a period of four years.

     Notes payable at December 31 consisted of the following:

Line of credit..............................................  $  801
8.25% note to former shareholder due in monthly principal
  and interest payments of approximately $7 through August
  1, 2001...................................................     272
                                                              ------
                                                               1,073
  Less current maturities...................................     867
                                                              ------
                                                              $  206
                                                              ======

     Aggregate maturities of debt in the ensuing four years are $867, $72, $78 and $56, respectively.

4. COMMON STOCK:

     The components of Common Stock at December 31 are as follows:

Common stock, no par value, $10 per share stated value,
  1,000 shares authorized; 677.9 shares issued; 623.6 shares outstanding...............................................  $ 7
Common stock, no par value, no stated value, 2,000 shares
  authorized; 49 shares issued and outstanding..............    1
Common stock, no par value, $1 per share stated value, 1,000
  shares authorized; 100 shares issued and outstanding......   --
                                                              ---
                                                              $ 8
                                                              ===

5. NOTES RECEIVABLE, RELATED PARTIES:

     Notes receivable from related parties consisted of the following at December 31:

9% notes from certain franchises of Flexible Personnel,
  Inc., principal and interest due in 1997..................  $ 47
8.50% demand notes from shareholders........................   644
8.50% demand notes from shareholders to be repaid in 1997...   502

                     FLEXIBLE PERSONNEL GROUP OF COMPANIES

6. LEASE COMMITMENTS:

     The Company has several noncancelable operating lease agreements for buildings where their operations are located. Certain of these lease agreements contain renewal options. Rent expense under these leases approximated $607 in 1996. Minimum annual rental payments due under these leases during the remaining lease terms approximate the following:

                         YEAR
                         ----
1997..................................................  $454
1998..................................................   282
1999..................................................   210
2000..................................................   129
2001..................................................    81

7. SUBSEQUENT EVENT:

     On March 17, 1997, the Company was sold and these financial statements reflect the entities which were sold to StaffMark, Inc.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Global Dynamics, Inc.:

     We have audited the accompanying balance sheet of Global Dynamics, Inc. (a Delaware corporation) as of December 31, 1996, and the related statements of operations, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Dynamics, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

San Francisco, California,

  March 27, 1997.

                             GLOBAL DYNAMICS, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1996

                                     ASSETS

CURRENT ASSETS:
  Cash......................................................  $  281,905
  Accounts receivable, trade, net allowance for
     uncollectible accounts of $41,217......................     135,953
  Unbilled receivables, trade...............................   2,968,224
  Note receivable...........................................      20,145
  Employee advances.........................................      67,400
  Other assets..............................................      20,614
                                                              ----------
          Total current assets..............................   3,494,241
  FURNITURE, FIXTURES AND EQUIPMENT, at cost, less
     accumulated depreciation of $193,926...................     156,340
                                                              ----------
          Total assets......................................  $3,650,581
                                                              ==========
                  LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accrued employee compensation and benefits and other
     related costs..........................................  $  957,528
  Accounts payable, trade...................................      98,571
  Deferred rent.............................................      22,442
  Income taxes payable......................................      38,916
  Current portion of notes payable..........................      22,387
  Current portion of capital lease obligation...............      10,431
                                                              ----------
          Total current liabilities.........................   1,150,275
NOTES PAYABLE...............................................     403,303
CAPITAL LEASE OBLIGATIONS...................................       3,778
                                                              ----------
          Total liabilities.................................   1,557,356
                                                              ----------
SHAREHOLDERS' EQUITY:
  Common stock, 10,000 shares authorized;
     633 shares issued and outstanding; $.01 par value......           6
  Additional paid-in capital................................       1,377
  Retained earnings.........................................   2,091,842
                                                              ----------
          Total shareholders' equity........................   2,093,225
                                                              ----------
          Total liabilities and shareholders' equity........  $3,650,581
                                                              ==========

        The accompanying notes are an integral part of these statements.

                             GLOBAL DYNAMICS, INC.

                              STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996

SERVICE REVENUES............................................  $17,160,076
COST OF SERVICES............................................   12,109,316
                                                              -----------
  Gross Profit..............................................    5,050,760
OPERATING EXPENSES:
  Selling, general and administrative.......................    3,726,263
  Depreciation..............................................       43,873
                                                              -----------
          Operating Income..................................    1,280,624
INTEREST EXPENSE............................................       52,380
                                                              -----------
          Income before state income tax....................    1,228,244
STATE INCOME TAX............................................       22,000
                                                              -----------
          Net income........................................  $ 1,206,244
                                                              ===========

        The accompanying notes are an integral part of these statements.

                             GLOBAL DYNAMICS, INC.

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                            ADDITIONAL                    TOTAL
                                                   COMMON    PAID-IN      RETAINED    SHAREHOLDERS'
                                                   STOCK     CAPITAL      EARNINGS       EQUITY
                                                   ------   ----------   ----------   -------------
BALANCE, December 31, 1995.......................    $6       $1,377     $  989,220    $  990,603
  Distributions..................................    --           --       (103,622)     (103,622)
  Net income.....................................    --           --      1,206,244     1,206,244
                                                     --       ------     ----------    ----------
BALANCE, December 31, 1996.......................    $6       $1,377     $2,091,842    $2,093,225
                                                     ==       ======     ==========    ==========

        The accompanying notes are an integral part of these statements.

                             GLOBAL DYNAMICS, INC.

                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 1,206,244
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation...........................................       43,873
     Decrease in accounts receivable........................      645,767
     Increase in unbilled receivables.......................   (1,301,550)
     Decrease in employee advances..........................       35,728
     Increase in other assets...............................       (3,999)
     Increase in accrued employee compensation and benefits
      and other related costs...............................       27,366
     Decrease in accounts payable, trade....................     (191,395)
     Decrease in deferred rent..............................       (2,041)
     Increase in income taxes payable.......................       17,700
                                                              -----------
          Total adjustments.................................     (728,551)
                                                              -----------
          Net cash provided by operating activities.........      477,693
                                                              -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of equipment and furnishings....................      (58,345)
                                                              -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Notes receivable..........................................      (20,145)
  Distribution to shareholder...............................     (103,622)
  Principal payment on notes payable........................      (12,379)
  Principal payment under capital lease.....................      (13,674)
                                                              -----------
          Cash used in financing activities.................     (149,820)
                                                              -----------
NET INCREASE IN CASH........................................      269,528
CASH, beginning of the year.................................       12,377
                                                              -----------
CASH, end of the year.......................................  $   281,905
                                                              ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  The Company made state income tax payments of $2,588 and
     interest payments of $5,500 during 1996

        The accompanying notes are an integral part of these statements.

                             GLOBAL DYNAMICS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. ORGANIZATION:

     Global Dynamics, Inc. (the "Company"), a Delaware corporation, is an information technology consulting firm established for the purpose of providing skilled computer professionals to clients requiring permanent and temporary technical resources. The Company provides contract personnel, contract-to-hire, direct placement, payrolling and foreign recruiting.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Use of Estimates --

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities. The estimates and assumptions used in preparing the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. However, actual results could differ from those estimates.

  Equipment and Furnishings --

     Equipment and furnishings are stated at cost less accumulated depreciation. Depreciation of equipment and furnishings is provided using the straight-line method over estimated useful lives of five to seven years.

  Revenue Recognition --

     Temporary services revenues are recognized when the services are rendered by the Company's temporary employees. Permanent placement revenues are recognized when employment candidates accept offers of permanent employment. Services performed during the year but not invoiced are recorded as "Unbilled receivables, trade" on the balance sheet.

  Income Taxes --

     As an S Corporation, the Company is generally not subject to federal income taxes, but rather its net income and losses are passed through directly to its shareholders for inclusion in their taxable income or loss. Effective March 1, 1997, the Company became a C Corporation.

     State taxes are recorded by the Company using the liability method.

3. COMMITMENTS AND CONTINGENCIES:

     The Company leases office space under a noncancelable lease. Rent expense for office space for the year ended December 31, 1996, was $144,862. At December 31, 1996, minimum future lease payments under noncancelable office space lease agreements are as follows:

                        YEAR ENDING                              LEASE
                        DECEMBER 31                           COMMITMENTS
                        -----------                           -----------
  1997......................................................   $146,902
  1998......................................................    148,942
  1999......................................................    150,982
  2000......................................................     75,491
  2001 and thereafter.......................................         --
                                                               --------
          Total.............................................   $522,317
                                                               ========

                             GLOBAL DYNAMICS, INC.

     The Company has a capital lease obligation for equipment that expires in June 1998. Payments on the obligation were $11,820 for the year ended December 31, 1996. Future minimum lease payments for the obligation are as follows:

        1997........................................................    $10,431
        1998........................................................      3,778
                                                                        -------
                  Total.............................................    $14,209
                                                                        =======

4. FURNITURE, FIXTURES AND EQUIPMENT:

     A summary of furniture, fixtures and equipment at December 31, 1996, is as follows:

        Furniture and fixtures......................................  $  41,560
        Equipment...................................................     70,887
        Computer equipment..........................................    237,819
                                                                      ---------
                  Total furniture, fixtures and equipment, at
                    cost............................................    350,266
        Less: Accumulated depreciation..............................   (193,926)
                                                                      ---------
                  Total net furniture, fixtures and equipment.......  $ 156,340
                                                                      =========

5. RELATED-PARTY TRANSACTIONS:

     At December 31, 1996, the Company held a note receivable of $20,145 from a permanent employee. The note, which is secured by the assets of the employee, bears an annual rate of 10.5% and is to be repaid in 1997.

     During 1996, the Company advanced salaries to certain permanent employees and shareholders. The balance to be repaid from 1997 salaries was $67,400 at December 31, 1996.

6. LINE OF CREDIT:

     The Company has access to a line of credit with a credit facility that provides up to $1,000,000, which is available to fund the Company's general business and working capital needs, and a second line of credit that provides up to $100,000, which is available to fund purchases of equipment for the Company. The lines of credit are secured by the assets of the Company and guaranteed by the shareholders. At December 31, 1996, the Company had no outstanding borrowing against either of these lines of credit. Interest expense related to these lines of credit during the year ended December 31, 1996, was $3,927.

7. NOTES PAYABLE:

     At December 31, 1996, the Company had a promissory note payable with an original balance of $40,000. This note, which bears an annual rate of 11.35 percent, is due on July 28, 2000. At December 31, 1996, the unpaid balance on this note was $31,607. During the year ended December 31, 1996, interest of $4,059 was expensed.

     During 1995, the Company entered into an agreement to purchase shares of the Company from previous employees. In exchange for the shares, the Company issued promissory notes payable to the previous employees for an aggregate amount of $400,000, bearing an annual interest rate of 8.5%. The remaining balance is payable on December 15, 2005, or upon the sale and transfer of 100% of the stock in the Company, whichever occurs first. Interest expense related to the notes for the year ended December 31, 1996, was $14,083.

                             GLOBAL DYNAMICS, INC.

     Future principal payments for all notes payable are as follows:

1997.............................................................  $ 23,082
1998.............................................................    24,417
1999.............................................................    25,865
2000.............................................................    27,052
2001 and thereafter..............................................   325,274
                                                                   --------
          Total..................................................  $425,690
                                                                   ========

8. EMPLOYEE BENEFIT PLANS:

     The Company offers a 401(k) plan to eligible employees, as defined in the Plan Document.

     The Company matches employee contributions up to a specified amount. Company contributions for the year ended December 31, 1996, was $11,980.

9. SUBSEQUENT EVENTS:

     On March 7, 1997, the Company signed a letter of intent to sell 100% of the outstanding shares of the Company to an unaffiliated company. If the sale is consummated, the effective date will be April 1, 1997.

                                  INSIDE BACK


The Inside Back Cover Page of the Prospectus contains a corporate profile description and a summary description of the Company's three divisions:
Commercial Staffing; Professional/Information Technology; and Specialty Medical. Each summary contains a photo relating to the division.

======================================================


     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    7
Use of Proceeds.......................   11
Capitalization........................   11
Price Range of Common Stock and
  Dividend Policy.....................   12
Selected Financial Data...............   13
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   14
Business..............................   21
Management............................   30
Principal and Selling Stockholders....   38
Description of Capital Stock..........   40
Certain Transactions..................   42
Shares Eligible for Future Sale.......   44
Underwriting..........................   47
Legal Matters.........................   48
Experts...............................   48
Additional Information................   49
Index to Financial Statements.........  F-1


======================================================
======================================================
                                3,500,000 SHARES

                             [STAFFMARK, INC. LOGO]
                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS
                             ---------------------
                                     LOGOS

                                            , 1997
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table itemizes the expenses of this Offering to be incurred by the Company in connection with this registration statement. All the amounts shown are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market Application Listing Fee.


SEC Registration Fee........................................  $      197
Nasdaq National Market Listing Fee..........................      17,500
NASD Filing Fee.............................................      10,965
Blue Sky Fees and Expenses..................................      10,000
Accounting Fees and Expenses................................     225,000
Legal Fees and Expenses.....................................     375,000
Printing and Engraving Costs................................     200,000
Transfer Agent Fees and Expenses............................       5,000
Miscellaneous...............................................   1,156,338
                                                              ----------
          Total.............................................  $2,000,000
                                                              ==========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Company's Bylaws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that the directors, officers, employee or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     The Company's Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or
(d) for transactions from which directors derive improper personal benefit.

     In accordance with Delaware law, the Company has entered into indemnification agreements with its directors, pursuant to which it will agree to pay certain expenses, including attorneys' fees, judgments, fines and amounts paid in settlement incurred by such directors in connection with certain actions, suits or proceedings. These agreements require directors to repay the amount of any expenses advanced if it shall be determined that they shall not have been entitled to indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities of the Company issued or sold within the past three years which were not registered under the Securities
Act:

          (i) In March 1996, the Company issued 1,000 shares of Common Stock to the original founding stockholders of the Company for $.01 per share and subsequently declared a 1,355-for-1 stock dividend in June 1996; and

          (ii) Simultaneously with the completion of the Initial Public Offering, the Company issued 5,618,249 shares of its Common Stock in connection with the Mergers of the six Founding Companies. See "Certain Transactions";


          (iii) In connection with the acquisition of The Technology Source, LLC, the Company issued 118,763 shares of Common Stock to the Technology Source members in January 1997;



          (iv) In connection with the acquisition of Flexible Personnel, Inc., the Company issued 183,824 shares of Common Stock to the Flexible Personnel stockholders in March 1997;



          (v) In connection with the acquisition of Global Dynamics, Inc., the Company issued 690,855 shares of Common Stock to the Global Dynamics stockholders in April 1997;



          (vi) In connection with the acquisition of The Kleven Group, the Company issued 23,263 shares of Common Stock to the Kleven Group stockholders in June 1997;



          (vii) In connection with the acquisition of Sterling Enterprises, the Company issued 193,860 shares of Common Stock to the Sterling Enterprise stockholders in June 1997;



          (viii) In connection with the acquisition of Baker Street Group, Inc., the Company issued 286,162 shares of Common Stock to the Baker Street Group stockholders in July, 1997; and



          (ix) In connection with the acquisition of Expert Business Systems, Incorporated, the Company issued 123,500 shares of Common Stock to certain of the Expert Business Systems stockholders.


     Each of these transactions was completed without registration of the respective securities under the Securities Act in reliance upon the exemptions provided by Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder on the basis that such transactions did not involve a public offering. The purchasers were sophisticated with access to the kind of information registration would provide and such purchasers acquired such securities without a view toward the distribution thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1            -- Form of Underwriting Agreement.
          2.1            -- Agreement and Plan of Reorganization, dated as of June
                            17, 1996, by and among StaffMark, Brewer Personnel
                            Services Acquisition Corp., Brewer and the Stockholders
                            named therein. (Incorporated by reference from the
                            Company's Registration Statement on Form S-1 (File No.
                            333-7513)).
          2.2            -- Agreement and Plan of Reorganization, dated as of June
                            17, 1996, by and among StaffMark, Prostaff Personnel
                            Acquisition Corp., Prostaff, Excel Temporary Staffing
                            Acquisition Corp., Professional Resources, Inc., and the
                            Stockholders named therein. (Incorporated by reference
                            from the Company's Registration Statement on Form S-1
                            (File No. 333-7513)).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.3            -- Agreement and Plan of Reorganization, dated as of June
                            17, 1996, by and among StaffMark, Maxwell/Healthcare
                            Acquisition Corp., Square One Rehab Acquisition Corp.,
                            Maxwell Staffing of Bristow Acquisition Corp., Maxwell
                            Staffing, Inc., Technical Staffing, Inc. and the
                            Stockholders named therein. (Incorporated by reference
                            from the Company's Registration Statement on Form S-1
                            (File No. 333-7513)).
          2.4            -- Agreement and Plan of Reorganization, dated as of June
                            17, 1996, by and among StaffMark., HRA Acquisition Corp.,
                            HRA, and the Stockholders named therein. (Incorporated by
                            reference from the Company's Registration Statement on
                            Form S-1 (File No. 333-7513)).
          2.5            -- Agreement and Plan of Reorganization, dated as of June
                            17, 1996, by and among StaffMark, First Choice Staffing
                            Acquisition Corp., First Choice, and the Stockholders
                            named therein. (Incorporated by reference from the
                            Company's Registration Statement on Form S-1 (File No.
                            333-7513)).
          2.6            -- Agreement and Plan of Reorganization, dated as of June
                            17, 1996, by and among StaffMark, DP Pros of Burlington
                            Acquisition Corp., Blethen Temporaries Acquisition Corp.,
                            Personnel Placement Acquisition Corp., Jaeger Personnel
                            Services Acquisition Corp., Dixon Enterprises of
                            Burlington Acquisition Corp., Trasec Acquisition Corp.,
                            DP Pros of Burlington, Inc., Blethen Temporaries, Inc.,
                            Personnel Placement, Inc., Jaeger Personnel Services,
                            Ltd., Dixon Enterprises of Burlington, Inc., Trasec
                            Corp., and the Stockholders named therein. (Incorporated
                            by reference from the Company's Registration Statement on
                            Form S-1 (File No. 333-7513)).
          2.7            -- Asset Purchase Agreement, dated as of November 29, 1996, among StaffMark, The Technology Source Acquisition
                            Corporation, and Technology Source. (Incorporated by
                            reference from Exhibit 2.1 to the Company's Current
                            Report on Form 8-K filed with the SEC on December 16,
                            1996).
          2.8            -- Asset Purchase Agreement, dated as of March 17, 1997,
                            among StaffMark, StaffMark Acquisition Corporation Two,
                            StaffMark Acquisition Corporation Three, and Flexible
                            Personnel, Great Lakes Search Associates, Inc., H.R.
                            America, Inc., Douglas H. Curtis, Jean A. Curtis and
                            Robert P. Curtis. (Incorporated by reference from Exhibit
                            2.1 to the Company's Current Report on Form 8-K filed
                            with the SEC on April 2, 1997, as amended on May 30,
                            1997).
          2.9            -- Agreement and Plan of Reorganization, dated April 4,
                            1997, among StaffMark, StaffMark Acquisition Corporation
                            Four, and Global, Perry Butler, trustee of the Perry
                            Butler Charitable Remainder Trust, Carolyn J. Butler,
                            trustee of the Carolyn J. Butler Charitable Remainder
                            Trust, Perry Butler, individually, Carolyn J. Butler,
                            individually, and Paul Sharps, individually.
                            (Incorporated by reference from Exhibit 2.1 to the
                            Company's Current Report on Form 8-K filed with the SEC
                            on April 24, 1997, as amended on June 6, 1997).
          2.10           -- Asset Purchase Agreement, dated April 24, 1997, among
                            StaffMark, StaffMark Acquisition Corporation Five, and
                            Lindenberg, Earl Lindenberg, and Mark Tiemann.
                            (Incorporated by reference from Exhibit 2.1 to the
                            Company's Current Report on Form 8-K filed with the SEC
                            on April 25, 1997).
          3.1            -- Certificate of Incorporation of the Company.
                            (Incorporated by reference from the Company's
                            Registration Statement on Form S-1 (File No. 333-7513)).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          3.2            -- Certificate of amendment of Certificate of Incorporation.
                            (Incorporated by reference from the Company's
                            Registration Statement on Form S-1 (File No. 333-7513)).
          3.3            -- Amended and Restated Bylaws of the Company, as amended to date. (Incorporated by reference from the Company's
                            Registration Statement on Form S-1 (File No. 333-7513)).
          4.1            -- Form of certificate evidencing ownership of Common Stock of the Company. (Incorporated by reference from the
                            Company's Registration Statement on Form S-1 (File No.
                            333-7513)).
          5.1            -- Opinion of Wright, Lindsey & Jennings regarding legality.
         10.1            -- StaffMark, Inc. 1996 Stock Option Plan. (Incorporated by
                            reference from the Company's Registration Statement on
                            Form S-1 (File No. 333-7513)).
         10.2            -- Form of Director Indemnification Agreement. (Incorporated
                            by reference from the Company's Registration Statement on
                            Form S-1 (File No. 333-7513)).
         10.3            -- Employment Agreement between StaffMark and Terry C.
                            Bellora. (Incorporated by reference from the Company's
                            Registration Statement on Form S-1 (File No. 333-7513)).
         10.4            -- Employment Agreement among StaffMark, Brewer and Clete T.
                            Brewer. (Incorporated by reference from the Company's
                            Registration Statement on Form S-1 (File No. 333-15059)).
         10.5            -- Employment Agreement among StaffMark, Brewer and Jerry T.
                            Brewer. (Incorporated by reference from the Company's
                            Registration Statement on Form S-1 (File No. 333-15059)).
         10.6            -- Employment Agreement among StaffMark, Prostaff and Steven
                            E. Schulte. (Incorporated by reference from the Company's
                            Registration Statement on Form S-1 (File No. 333-15059)).
         10.7            -- Employment Agreement among StaffMark, Maxwell and John H.
                            Maxwell, Jr. (Incorporated by reference from the
                            Company's Registration Statement on Form S-1 (File No.
                            333-15059)).
         10.8            -- Employment Agreement among StaffMark, Maxwell and Mary
                            Sue Maxwell. (Incorporated by reference from the
                            Company's Registration Statement on Form S-1 (File No.
                            333-15059)).
         10.9            -- Employment Agreement among StaffMark, HRA and W. David
                            Bartholomew. (Incorporated by reference from the
                            Company's Registration Statement on Form S-1 (File No.
                            333-15059)).
         10.10           -- Employment Agreement among StaffMark, HRA and Ted
                            Feldman. (Incorporated by reference from the Company's
                            Registration Statement on Form S-1 (File No. 333-15059)).
         10.11           -- Employment Agreement among StaffMark, First Choice and
                            William T. Gregory. (Incorporated by reference from the
                            Company's Registration Statement on Form S-1 (File No.
                            333-15059)).
         10.12           -- Employment Agreement among StaffMark, DP Pros of
                            Burlington, Inc. and Janice Blethen. (Incorporated by
                            reference from the Company's Registration Statement on
                            Form S-1 (File No. 333-15059)).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.13           -- Credit Agreement dated October 4, 1996 in the amount of
                            $50,000,000 by and between StaffMark, the Lenders named
                            therein ("Lender") and Mercantile Bank of St. Louis
                            National Association, as Agent on behalf of the Lenders.
                            (Incorporated by reference from the Company's
                            Registration Statement on Form S-1 (File No. 333-15059)).
         10.14           -- First Amendment to the Credit Agreement dated December
                            18, 1996 among the Registrant and the Lenders named
                            therein. (Incorporated by reference from the Company's
                            Annual Report on Form 10-K filed with the SEC on March
                            17, 1997, as amended by Form 10-K/A filed with the SEC on
                            March 24, 1997).
         10.15           -- Second Amendment to the Credit Agreement dated May 30,
                            1997 among StaffMark and the Lenders named herein.
                            (Incorporated by reference from the Company's Quarterly
                            Report on Form 10-Q for the quarter ended June 30, 1997,
                            filed with the SEC on July 28, 1997).
         10.16           -- Lock-Up and Registration Rights Agreement dated September
                            20, 1996 among StaffMark, Jerry T. Brewer, Clete T.
                            Brewer, Chad J. Brewer, Donald A. Marr, Jr., Robert H.
                            Janes III, John C. Becker, Betty Becker, Donna F. Vassil,
                            Janice Blethen and Capstone Partners, L.L.C. ("Lock-Up
                            and Registration Rights Agreement"). (Incorporated by
                            reference from the Company's Registration Statement on
                            Form S-1 (File No. 333-15059)).
         10.17           -- Lease Agreement among Brewer and Brewer Investments for the StaffMark Corporate offices located at 302 East
                            Millsap Road, City of Fayetteville, County of Washington,
                            State of Arkansas. (Incorporated by reference from the
                            Company's Registration Statement on Form S-1 (File No.
                            333-15059)).
         10.18           -- Lease Agreement among Maxwell Staffing, Inc. and Maxwell
                            Properties, L.L.C. for the Company's offices located at
                            8221 East 63rd Place, Tulsa, Oklahoma. (Incorporated by
                            reference from the Company's Registration Statement on
                            Form S-1 (File No. 333-15059)).
         10.19           -- Lease Agreement among Maxwell/Healthcare, Inc. and
                            Maxwell Properties L.L.C. for the Company's offices
                            located at 8211-8213 East 65th Street, Tulsa, Oklahoma.
                            (Incorporated by reference from the Company's
                            Registration Statement on Form S-1 (File No. 333-15059)).
         10.20           -- The Company's Employee Stock Purchase Plan adopted May 2,
                            1997. (Incorporated by reference from the Company's
                            Registration Statement on Form S-8 (File No. 333-29689)).
         10.21           -- Form of Second Amendment to Agreement and Plan of
                            Reorganization for Founding Companies.*
         10.22           -- Form of First Amendment to Lock-Up and Registration
                            Rights Agreement.*
         10.23           -- Employment Agreement among StaffMark and Gordon Y.
                            Allison. (Incorporated by reference from the Company's
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 1997, filed with the SEC on July 28, 1997).
         21.1            -- List of subsidiaries of StaffMark, Inc.
         23.1            -- Consent of Wright, Lindsey & Jennings (contained in
                            Exhibit 5.1 hereto).
         23.2            -- Consents of Arthur Andersen LLP, Independent Public
                            Accountants.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         23.3            -- Consent of Coopers & Lybrand, L.L.P., Independent Public
                            Accountants.
         24.1            -- Power of Attorney (included with the signature page
                            hereof).*
         27.1            -- Financial Data Schedule (Incorporated by reference from the Company's Annual Report on Form 10-K/A for the year
                            ended December 31, 1997 and the Company's Quarterly
                            Report on Form 10-Q for the quarter ended June 30, 1997.)



     * Previously filed.


     (b) Financial Statement Schedules


     All other schedules are omitted since the required information is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the financial statements and the related notes thereto.


ITEM 17. UNDERTAKINGS.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     The undersigned Registrant hereby undertakes that:


          (1) For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.


          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fayetteville, State of Arkansas, as of August 6, 1997.


                                            STAFFMARK, INC.


                                            By:     /s/ CLETE T. BREWER

                                              ----------------------------------
                                                       Clete T. Brewer
                                                President and Chief Executive
                                                            Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Clete T. Brewer, Terry C. Bellora and Gordon Y. Allison, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.


                        NAME                                          TITLE                    PAGE
                        ----                                          -----                    ----
                 /s/ CLETE T. BREWER                     President, Chief Executive       August 6, 1997
-----------------------------------------------------      Officer and Director
                   Clete T. Brewer                         (Principal Executive Officer)

                /s/ TERRY C. BELLORA                     Chief Financial Officer          August 6, 1997
-----------------------------------------------------      (Principal Financial and
                  Terry C. Bellora                         Accounting Officer)

                /s/ JERRY T. BREWER*                     Chairman of the Board            August 6, 1997
-----------------------------------------------------
                   Jerry T. Brewer

              /s/ W. DAVID BARTHOLOMEW*                  Executive Vice President --      August 6, 1997
-----------------------------------------------------      Southeastern Operations and
                W. David Bartholomew                       Director

               /s/ STEVEN E. SCHULTE*                    Executive Vice President --      August 6, 1997
-----------------------------------------------------      Administration and Director
                  Steven E. Schulte

              /s/ JOHN H. MAXWELL, JR.*                  Executive Vice President --      August 6, 1997
-----------------------------------------------------      Medical Services and Director
                John H. Maxwell, Jr.

                 /s/ JANICE BLETHEN*                     Executive Vice President --      August 6, 1997
-----------------------------------------------------      Clinical Trials Support
                   Janice Blethen                          Services and Director

               /s/ WILLIAM T. GREGORY*                   Vice President and General       August 6, 1997
-----------------------------------------------------      Manager -- Carolina Region
                 William T. Gregory                        and Director

                /s/ WILLIAM J. LYNCH*                    Director                         August 6, 1997
-----------------------------------------------------
                  William J. Lynch

              /s/ R. CLAYTON MCWHORTER*                  Director                         August 6, 1997
-----------------------------------------------------
                R. Clayton McWhorter

               /s/ CHARLES A. SANDERS*                   Director                         August 6, 1997
-----------------------------------------------------
                 Charles A. Sanders

*By: /s/ CLETE T. BREWER
              ---------------------------------------
              Clete T. Brewer, As Attorney-In-Fact
              pursuant to power of attorney contained
              in the Company's Registration Statement
              on Form S-1 (No. 333-32371) as filed on
              July 30, 1997.

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1            -- Form of Underwriting Agreement.
          2.1            -- Agreement and Plan of Reorganization, dated as of June
                            17, 1996, by and among StaffMark, Brewer Personnel
                            Services Acquisition Corp., Brewer and the Stockholders
                            named therein. (Incorporated by reference from the
                            Company's Registration Statement on Form S-1 (File No.
                            333-7513)).
          2.2            -- Agreement and Plan of Reorganization, dated as of June
                            17, 1996, by and among StaffMark, Prostaff Personnel
                            Acquisition Corp., Prostaff, Excel Temporary Staffing
                            Acquisition Corp., Professional Resources, Inc., and the
                            Stockholders named therein. (Incorporated by reference
                            from the Company's Registration Statement on Form S-1
                            (File No. 333-7513)).
          2.3            -- Agreement and Plan of Reorganization, dated as of June
                            17, 1996, by and among StaffMark, Maxwell/Healthcare
                            Acquisition Corp., Square One Rehab Acquisition Corp.,
                            Maxwell Staffing of Bristow Acquisition Corp., Maxwell
                            Staffing, Inc., Technical Staffing, Inc. and the
                            Stockholders named therein. (Incorporated by reference
                            from the Company's Registration Statement on Form S-1
                            (File No. 333-7513)).
          2.4            -- Agreement and Plan of Reorganization, dated as of June
                            17, 1996, by and among StaffMark., HRA Acquisition Corp.,
                            HRA, and the Stockholders named therein. (Incorporated by
                            reference from the Company's Registration Statement on
                            Form S-1 (File No. 333-7513)).
          2.5            -- Agreement and Plan of Reorganization, dated as of June
                            17, 1996, by and among StaffMark, First Choice Staffing
                            Acquisition Corp., First Choice, and the Stockholders
                            named therein. (Incorporated by reference from the
                            Company's Registration Statement on Form S-1 (File No.
                            333-7513)).
          2.6            -- Agreement and Plan of Reorganization, dated as of June
                            17, 1996, by and among StaffMark, DP Pros of Burlington
                            Acquisition Corp., Blethen Temporaries Acquisition Corp.,
                            Personnel Placement Acquisition Corp., Jaeger Personnel
                            Services Acquisition Corp., Dixon Enterprises of
                            Burlington Acquisition Corp., Trasec Acquisition Corp.,
                            DP Pros of Burlington, Inc., Blethen Temporaries, Inc.,
                            Personnel Placement, Inc., Jaeger Personnel Services,
                            Ltd., Dixon Enterprises of Burlington, Inc., Trasec
                            Corp., and the Stockholders named therein. (Incorporated
                            by reference from the Company's Registration Statement on
                            Form S-1 (File No. 333-7513)).
          2.7            -- Asset Purchase Agreement, dated as of November 29, 1996, among StaffMark, The Technology Source Acquisition
                            Corporation, and Technology Source. (Incorporated by
                            reference from Exhibit 2.1 to the Company's Current
                            Report on Form 8-K filed with the SEC on December 16,
                            1996).
          2.8            -- Asset Purchase Agreement, dated as of March 17, 1997,
                            among StaffMark, StaffMark Acquisition Corporation Two,
                            StaffMark Acquisition Corporation Three, and Flexible
                            Personnel, Great Lakes Search Associates, Inc., H.R.
                            America, Inc., Douglas H. Curtis, Jean A. Curtis and
                            Robert P. Curtis. (Incorporated by reference from Exhibit
                            2.1 to the Company's Current Report on Form 8-K filed
                            with the SEC on April 2, 1997, as amended on May 30,
                            1997).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          2.9            -- Agreement and Plan of Reorganization, dated April 4,
                            1997, among StaffMark, StaffMark Acquisition Corporation
                            Four, and Global, Perry Butler, trustee of the Perry
                            Butler Charitable Remainder Trust, Carolyn J. Butler,
                            trustee of the Carolyn J. Butler Charitable Remainder
                            Trust, Perry Butler, individually, Carolyn J. Butler,
                            individually, and Paul Sharps, individually.
                            (Incorporated by reference from Exhibit 2.1 to the
                            Company's Current Report on Form 8-K filed with the SEC
                            on April 24, 1997, as amended on June 6, 1997).
          2.10           -- Asset Purchase Agreement, dated April 24, 1997, among
                            StaffMark, StaffMark Acquisition Corporation Five, and
                            Lindenberg, Earl Lindenberg, and Mark Tiemann.
                            (Incorporated by reference from Exhibit 2.1 to the
                            Company's Current Report on Form 8-K filed with the SEC
                            on April 25, 1997).
          3.1            -- Certificate of Incorporation of the Company.
                            (Incorporated by reference from the Company's
                            Registration Statement on Form S-1 (File No. 333-7513)).
          3.2            -- Certificate of amendment of Certificate of Incorporation.
                            (Incorporated by reference from the Company's
                            Registration Statement on Form S-1 (File No. 333-7513)).
          3.3            -- Amended and Restated Bylaws of the Company, as amended to date. (Incorporated by reference from the Company's
                            Registration Statement on Form S-1 (File No. 333-7513)).
          4.1            -- Form of certificate evidencing ownership of Common Stock of the Company. (Incorporated by reference from the
                            Company's Registration Statement on Form S-1 (File No.
                            333-7513)).
          5.1            -- Opinion of Wright, Lindsey & Jennings regarding legality.
         10.1            -- StaffMark, Inc. 1996 Stock Option Plan. (Incorporated by
                            reference from the Company's Registration Statement on
                            Form S-1 (File No. 333-7513)).
         10.2            -- Form of Director Indemnification Agreement. (Incorporated
                            by reference from the Company's Registration Statement on
                            Form S-1 (File No. 333-7513)).
         10.3            -- Employment Agreement between StaffMark and Terry C.
                            Bellora. (Incorporated by reference from the Company's
                            Registration Statement on Form S-1 (File No. 333-7513)).
         10.4            -- Employment Agreement among StaffMark, Brewer and Clete T.
                            Brewer. (Incorporated by reference from the Company's
                            Registration Statement on Form S-1 (File No. 333-15059)).
         10.5            -- Employment Agreement among StaffMark, Brewer and Jerry T.
                            Brewer. (Incorporated by reference from the Company's
                            Registration Statement on Form S-1 (File No. 333-15059)).
         10.6            -- Employment Agreement among StaffMark, Prostaff and Steven
                            E. Schulte. (Incorporated by reference from the Company's
                            Registration Statement on Form S-1 (File No. 333-15059)).
         10.7            -- Employment Agreement among StaffMark, Maxwell and John H.
                            Maxwell, Jr. (Incorporated by reference from the
                            Company's Registration Statement on Form S-1 (File No.
                            333-15059)).
         10.8            -- Employment Agreement among StaffMark, Maxwell and Mary
                            Sue Maxwell. (Incorporated by reference from the
                            Company's Registration Statement on Form S-1 (File No.
                            333-15059)).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.9            -- Employment Agreement among StaffMark, HRA and W. David
                            Bartholomew. (Incorporated by reference from the
                            Company's Registration Statement on Form S-1 (File No.
                            333-15059)).
         10.10           -- Employment Agreement among StaffMark, HRA and Ted
                            Feldman. (Incorporated by reference from the Company's
                            Registration Statement on Form S-1 (File No. 333-15059)).
         10.11           -- Employment Agreement among StaffMark, First Choice and
                            William T. Gregory. (Incorporated by reference from the
                            Company's Registration Statement on Form S-1 (File No.
                            333-15059)).
         10.12           -- Employment Agreement among StaffMark, DP Pros of
                            Burlington, Inc. and Janice Blethen. (Incorporated by
                            reference from the Company's Registration Statement on
                            Form S-1 (File No. 333-15059)).
         10.13           -- Credit Agreement dated October 4, 1996 in the amount of
                            $50,000,000 by and between StaffMark, the Lenders named
                            therein ("Lender") and Mercantile Bank of St. Louis
                            National Association, as Agent on behalf of the Lenders.
                            (Incorporated by reference from the Company's
                            Registration Statement on Form S-1 (File No. 333-15059)).
         10.14           -- First Amendment to the Credit Agreement dated December
                            18, 1996 among the Registrant and the Lenders named
                            therein. (Incorporated by reference from the Company's
                            Annual Report on Form 10-K filed with the SEC on March
                            17, 1997, as amended by Form 10-K/A filed with the SEC on
                            March 24, 1997).
         10.15           -- Second Amendment to the Credit Agreement dated May 30,
                            1997 among StaffMark and the Lenders named herein.
                            (Incorporated by reference from the Company's Quarterly
                            Report on Form 10-Q for the quarter ended June 30, 1997,
                            filed with the SEC on July 28, 1997).
         10.16           -- Lock-Up and Registration Rights Agreement dated September
                            20, 1996 among StaffMark, Jerry T. Brewer, Clete T.
                            Brewer, Chad J. Brewer, Donald A. Marr, Jr., Robert H.
                            Janes III, John C. Becker, Betty Becker, Donna F. Vassil,
                            Janice Blethen and Capstone Partners, L.L.C. ("Lock-Up
                            and Registration Rights Agreement"). (Incorporated by
                            reference from the Company's Registration Statement on
                            Form S-1 (File No. 333-15059)).
         10.17           -- Lease Agreement among Brewer and Brewer Investments for the StaffMark Corporate offices located at 302 East
                            Millsap Road, City of Fayetteville, County of Washington,
                            State of Arkansas. (Incorporated by reference from the
                            Company's Registration Statement on Form S-1 (File No.
                            333-15059)).
         10.18           -- Lease Agreement among Maxwell Staffing, Inc. and Maxwell
                            Properties, L.L.C. for the Company's offices located at
                            8221 East 63rd Place, Tulsa, Oklahoma. (Incorporated by
                            reference from the Company's Registration Statement on
                            Form S-1 (File No. 333-15059)).
         10.19           -- Lease Agreement among Maxwell/Healthcare, Inc. and
                            Maxwell Properties L.L.C. for the Company's offices
                            located at 8211-8213 East 65th Street, Tulsa, Oklahoma.
                            (Incorporated by reference from the Company's
                            Registration Statement on Form S-1 (File No. 333-15059)).
         10.20           -- The Company's Employee Stock Purchase Plan adopted May 2,
                            1997. (Incorporated by reference from the Company's
                            Registration Statement on Form S-8 (File No. 333-29689)).
         10.21           -- Form of Second Amendment to Agreement and Plan of
                            Reorganization for Founding Companies.*

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.22           -- Form of First Amendment to Lock-Up and Registration
                            Rights Agreement.*
         10.23           -- Employment Agreement among StaffMark and Gordon Y.
                            Allison. (Incorporated by reference from the Company's
                            Quarterly Report on Form 10-Q for the quarter ended June
                            30, 1997, filed with the SEC on July 28, 1997).
         21.1            -- List of subsidiaries of StaffMark, Inc.
         23.1            -- Consent of Wright, Lindsey & Jennings (contained in
                            Exhibit 5.1 hereto).
         23.2            -- Consents of Arthur Andersen LLP, Independent Public
                            Accountants.
         23.3            -- Consent of Coopers & Lybrand, L.L.P., Independent Public
                            Accountants.
         24.1            -- Power of Attorney (included with the signature page
                            hereof).*
         27.1            -- Financial Data Schedule (Incorporated by reference from the Company's Annual Report on Form 10-K/A for the year
                            ended December 31, 1997 and the Company's Quarterly
                            Report on Form 10-Q for the quarter ended June 30, 1997.)


---------------


* Previously filed.